AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 26, 1996

                                                 REGISTRATION NOS. 333-03741
                                                                   333-03741-01
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                ---------------

                                  AMENDMENT NO. 5
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                ---------------

                           MUZAK LIMITED PARTNERSHIP

                           MUZAK CAPITAL CORPORATION
                             (FORMERLY MUZAK, INC.)
           (EXACT NAME OF REGISTRANTS AS SPECIFIED IN THEIR CHARTERS)

       DELAWARE                       7389                  13-3647593
       DELAWARE                       7389                  91-1722302
    (STATE OR OTHER     (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
    JURISDICTION OF      CLASSIFICATION CODE NUMBERS)     IDENTIFICATION NO.)
   INCORPORATION OR
     ORGANIZATION)

                                ---------------

                          2901 THIRD AVENUE, SUITE 400
                               SEATTLE, WA 98121
                                 (206) 633-3000
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANTS' PRINCIPAL EXECUTIVE OFFICES)

                                ---------------

                               MR. JOHN R. JESTER
                                   PRESIDENT
                           MUZAK LIMITED PARTNERSHIP
                           MUZAK CAPITAL CORPORATION
                          2901 THIRD AVENUE, SUITE 400
                               SEATTLE, WA 98121
                                 (206) 633-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

  NORMAN D. CHIRITE,          LOUISA BARASH, ESQ.     PHILIP E. COVIELLO, JR.,
         ESQ.                                                   ESQ.
                       HELLER, EHRMAN, WHITE & MCAULIFFE
WEIL, GOTSHAL & MANGES    701 FIFTH AVENUE, SUITE 6100    LATHAM & WATKINS
          LLP                  SEATTLE, WA 98104       885 THIRD AVENUE, SUITE
   767 FIFTH AVENUE              (206) 447-0900                 1000
  NEW YORK, NY 10153                                   NEW YORK, NY 10022-4802
    (212) 310-8000                                         (212) 906-1200

                                ---------------

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]
  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                ---------------

                        CALCULATION OF REGISTRATION FEE

- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------
                                                   PROPOSED          PROPOSED
  TITLE OF EACH CLASS OF         AMOUNT TO     MAXIMUM AGGREGATE MAXIMUM AGGREGATE      AMOUNT OF
SECURITIES TO BE REGISTERED    BE REGISTERED    OFFERING PRICE   OFFERING PRICE(1) REGISTRATION FEE(2)
- ------------------------------------------------------------------------------------------------------
 % Senior Notes due
 2003...................       $100,000,000           100%         $100,000,000          $34,483
- ------------------------------------------------------------------------------------------------------
- ------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.

(2) Previously paid.

                                ---------------

  THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                             EXPLANATORY NOTE

  This Registration Statement contains a Prospectus relating to the offering
(the "Offering") of $100,000,000 aggregate principal amount of    % Senior
Notes due 2003 (the "Senior Notes") by Muzak Limited Partnership and Muzak Capital Corporation, together with separate Prospectus pages relating to certain market-making transactions in the Senior Notes. The complete Prospectus for the Offering follows immediately after this Explanatory Note. Following such Prospectus are certain portions of the Prospectus relating to the market-making transactions, which include alternate front and back cover pages, a section entitled "Plan of Distribution" to be used in lieu of the section entitled "Underwriting", a section entitled "Risk Factors--Absence of Public Market; Illiquidity; Market Value" to be used in lieu of "Risk Factors--Absence of Public Market; Illiquidity; Market Value" and alternate "Use of Proceeds" and "Legal Matters" sections. In addition, the stabilization legend will be deleted from the inside front cover page of the Prospectus relating to market-making transactions. In order to register under Rule 415 of the Securities Act of 1933 those Senior Notes that will be offered and sold in market-making transactions, the appropriate box on the cover page of the Registration Statement has been checked and the undertakings required by Item 512(a) of Regulation S-K have been included in Item 17 of Part II.

                           MUZAK LIMITED PARTNERSHIP

                           MUZAK CAPITAL CORPORATION

                             CROSS REFERENCE SHEET

                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

   REGISTRATION STATEMENT ITEM NUMBER AND HEADING     CAPTION OR LOCATION IN PROSPECTUS
 1.  Forepart of Registration Statement and Outside
      Front Cover Page of Prospectus................. Outside Front Cover Page
 2.  Inside Front and Outside Back Cover Pages of     Inside Front Cover Page;
      Prospectus.....................................  Available Information; Outside
                                                       Back Cover Page
 3.  Summary Information, Risk Factors and Ratio of   Outside Front Cover Page;
      Earnings to Fixed Charges......................  Prospectus Summary; Risk
                                                       Factors; The Issuers; Unaudited
                                                       Pro Forma Financial Information;
                                                       Selected Financial Data
 4.  Use of Proceeds................................. Prospectus Summary; Use of
                                                       Proceeds
 5.  Determination of Offering Price................. Not Applicable
 6.  Dilution........................................ Not Applicable
 7.  Selling Security Holders........................ Not Applicable
 8.  Plan of Distribution............................ Outside Front Cover Page;
                                                       Underwriting
 9.  Description of Securities to be Registered...... Outside Front Cover Page;
                                                       Prospectus Summary; Description
                                                       of the Senior Notes; Federal
                                                       Income Tax Consequences
10.  Interests of Named Experts and Counsel.......... Legal Matters; Experts
11.  Information with Respect to the Registrants..... Outside Front Cover Page;
                                                       Prospectus Summary; Risk
                                                       Factors; The Issuers; Use of
                                                       Proceeds; Capitalization;
                                                       Unaudited Pro Forma Financial
                                                       Information; Selected Financial
                                                       Data; Management's Discussion
                                                       and Analysis of Financial
                                                       Condition and Results of
                                                       Operations; Business;
                                                       Management; Certain
                                                       Relationships and Related
                                                       Transactions; Security Ownership
                                                       of Certain Beneficial Owners;
                                                       Description of the Partnership
                                                       Agreement; Index to Financial
                                                       Statements; Financial Statements
12.  Disclosure of Commission Position on
      Indemnification for Securities Act
      Liabilities.................................... Not Applicable

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

              SUBJECT TO COMPLETION, DATED SEPTEMBER 26, 1996

PROSPECTUS

     , 1996
                                  $100,000,000
                                                                           MUZAK

                           MUZAK LIMITED PARTNERSHIP
                           MUZAK CAPITAL CORPORATION

                             % SENIOR NOTES DUE 2003

  The   % Senior Notes due 2003 (the "Senior Notes") are being offered (the
"Offering") by Muzak Limited Partnership, a Delaware limited partnership (the "Company"), and Muzak Capital Corporation, a Delaware corporation ("Capital Corp.", and together with the Company, the "Issuers"). The Senior Notes are the joint and several obligations of the Issuers. Capital Corp. is a wholly-owned subsidiary of the Company. The Company will receive all of the net proceeds of the Offering.

  Interest on the Senior Notes is payable semi-annually in cash on      and
     of each year, commencing     , 1997. The Senior Notes will be redeemable
at the option of the Issuers, in whole or in part, at any time on or after    ,
2000, in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. In addition, during the first 36 months after the date of this Prospectus, the Issuers may on any one or more occasions redeem up to 35% of the initially outstanding aggregate principal amount of Senior Notes at a redemption price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more equity offerings of the Issuers; provided that at least 65% of the initially outstanding aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of the Senior Notes-- Optional Redemption." In addition, upon the occurrence of a Change of Control (as defined herein), each holder of Senior Notes will have the right to require the Issuers to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of the Senior Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Issuers would have sufficient funds to purchase all Senior Notes tendered. See "Risk Factors--Risk of Inability to Satisfy Change of Control Offer."

  The Senior Notes will represent unsecured senior obligations of the Issuers, will rank senior in right of payment to all Subordinated Indebtedness (as defined herein) of the Issuers and will rank pari passu in right of payment with all senior indebtedness of the Issuers. At June 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Issuers would have had approximately $1.1 million of total indebtedness, other than the Senior Notes. The Senior Notes will be guaranteed on a senior basis by all future Domestic Subsidiaries (as defined herein) of the Company (other than Capital Corp.). As of the date hereof, the Company has no subsidiaries other than Capital Corp., which will be a Restricted Subsidiary (as defined herein). The Indenture (as defined herein) will limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; however, the Company and its Restricted Subsidiaries will be permitted to incur certain indebtedness, which may be secured. See "Description of the Senior Notes--General" and "--Certain Covenants."

  The Issuers do not intend to list the Senior Notes on any national securities exchange or include the Senior Notes for quotation through an inter-dealer quotation system. Although the Underwriters have indicated that they presently intend to make a market in the Senior Notes, there can be no assurance that any market for the Senior Notes will develop or, if any such market develops, that it would continue to exist. Such market-making activities may be discontinued at any time. See "Risk Factors--Absence of Public Market; Illiquidity; Market Value."

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES,
INCLUDING:
     .The substantial leverage of the Company and its ability to incur additional indebtedness.
   .The risk of possible future net losses from operations.

 THESE SECURITIES HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE  COMMISSION  OR  ANY  STATE  SECURITIES  COMMISSION  NOR  HAS  THE
   SECURITIES AND  EXCHANGE  COMMISSION OR  ANY STATE  SECURITIES COMMISSION
    PASSED  UPON   THE  ACCURACY  OR  ADEQUACY  OF   THIS  PROSPECTUS.  ANY
     REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------

                                            PRICE     UNDERWRITING    PROCEEDS
                                            TO THE    DISCOUNTS AND    TO THE
                                          PUBLIC (1) COMMISSIONS (2) COMPANY (3)
- --------------------------------------------------------------------------------
Per Senior Note.........................        %             %             %
Total...................................   $             $             $

- --------------------------------------------------------------------------------
(1) Plus accrued interest, if any, from the date of issuance.
(2) The Issuers have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(3) Before deducting expenses of the Offering payable by the Issuers estimated
    at $     .

  The Senior Notes are being offered by the several Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to various conditions, including the right of the Underwriters to reject any order in whole or in part. It is expected that delivery of the
Senior Notes will be made in New York, New York on or about      , 1996.

DONALDSON, LUFKIN & JENRETTE                             LAZARD FRERES & CO. LLC
      SECURITIES CORPORATION

                          [MAP OF CUSTOMER LOCATIONS]



  IN CONNECTION WITH THE OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE SENIOR NOTES AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                      FOR CALIFORNIA RESIDENTS ONLY

WITH RESPECT TO SALES OF THE SECURITIES BEING OFFERED HEREBY TO CALIFORNIA RESIDENTS, SUCH SECURITIES MAY BE SOLD ONLY TO (1) "ACCREDITED INVESTORS" WITHIN THE MEANING OF REGULATION D UNDER THE SECURITIES ACT OF 1933, (2) BANKS, SAVINGS AND LOAN ASSOCIATIONS, TRUST COMPANIES, INSURANCE COMPANIES, INVESTMENT COMPANIES REGISTERED UNDER THE INVESTMENT COMPANY ACT OF 1940, PENSION AND PROFIT SHARING TRUSTS, ANY CORPORATIONS OR OTHER ENTITIES, WHICH, TOGETHER WITH SUCH CORPORATION'S OR OTHER ENTITY'S AFFILIATES, HAVE A NET WORTH ON A CONSOLIDATED BASIS ACCORDING TO THEIR MOST RECENT REGULARLY PREPARED FINANCIAL STATEMENTS (WHICH SHALL HAVE BEEN REVIEWED BUT NOT NECESSARILY AUDITED, BY OUTSIDE ACCOUNTANTS) OF NOT LESS THAN $14,000,000 AND SUBSIDIARIES OF THE FOREGOING, (3) ANY CORPORATION, PARTNERSHIP OR ORGANIZATION (OTHER THAN A CORPORATION, PARTNERSHIP OR ORGANIZATION FORMED FOR THE SOLE PURPOSE OF PURCHASING THE SECURITIES BEING OFFERED HEREBY) WHO PURCHASES AT LEAST $1,000,000 AGGREGATE AMOUNT OF THE SECURITIES OFFERED HEREBY, OR (4) ANY NATURAL PERSON WHO HAS INCOME OF $65,000 AND A NET WORTH OF $250,000, OR (B) HAS A NET WORTH OF $500,000 (IN EACH CASE, EXCLUDING HOME, HOME FURNISHINGS AND PERSONAL AUTOMOBILES). EACH CALIFORNIA RESIDENT PURCHASING THE SECURITIES OFFERED HEREBY WILL NOT SELL OR OTHERWISE TRANSFER SUCH SECURITY TO A CALIFORNIA RESIDENT UNLESS THE TRANSFEREE COMES WITHIN ONE OF THE AFOREMENTIONED CATEGORIES AND THAT IT WILL ADVISE THE TRANSFEREE OF THIS CONDITION WHICH TRANSFEREE, BY BECOMING SUCH, WILL BE DEEMED TO BE BOUND BY THE SAME RESTRICTIONS ON RESALE.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless the context otherwise requires, all references to the "Company" include Muzak Limited Partnership and its consolidated subsidiary, Muzak Capital Corporation ("Capital Corp.").

                                  THE COMPANY

  The Company is the leading provider of business music in the United States, based on the number of customer locations served. The Company and its franchisees serve approximately 180,000 customer locations in the United States, representing a market share of approximately 50% of the estimated number of domestic locations currently served by business music providers and approximately twice the estimated number of locations served by its nearest competitor. Through a network of distributors, the Company also provides business music to subscribers outside the United States. In addition, the Company offers its customers a range of non-music services, including broadcast data delivery, video, audio marketing and in-store advertising services, and sells, installs and services related equipment.

  The Company markets business music in a variety of formats, including (i) its well-known proprietary Environmental Music(R) (or "background" music) and (ii) over 100 "foreground" music formats ranging from top-of-the-charts hits to contemporary jazz, country music and classical music. Internal and third-party studies sponsored by the Company have indicated that properly programmed music can have a favorable impact on listeners in business and retail environments. The broadcasting of music, including the rebroadcasting of commercial music, in such locations is not permitted without licenses and the payment of royalties. Environmental Music(R), which is principally comprised of instrumental versions of popular songs that have been adapted and rerecorded by the Company, is generally used in business offices and manufacturing facilities to improve employee concentration and reduce stress. Foreground music, consisting principally of original artist recordings, is most commonly used in public areas, such as restaurants and retail establishments, primarily as a sales enhancement tool. The Company distributes 30 of its channels by broadcast media (principally direct broadcast satellite ("DBS") transmission) and supplies the balance to subscribers in the form of long-playing audio tapes.

  Since 1991, the total number of domestic customer locations served by the Company and its franchisees has grown from 134,000 to 180,000, with the number of domestic customer locations served by the Company growing from approximately 32,000 to approximately 62,000 and the number of domestic customer locations served by the Company's franchisees growing from approximately 102,000 to approximately 118,000. Over the same period, the Company's total revenues and earnings before interest, taxes, depreciation, amortization and other income/expense ("EBITDA") have grown from $56.0 million and $12.6 million in 1991, respectively, to $86.9 million and $20.0 million in 1995, respectively, and the Company's net losses from operations have decreased from approximately $9.5 million in 1991 to approximately $5.7 million in 1995.

COMPETITIVE STRENGTHS

  The Company believes that it possesses a number of attributes that have allowed it to become the leading provider of business music in the nation (based on number of customer locations served), including:

  Broad Appeal to Diverse Customer Base. The Company's music products have been programmed to appeal to a variety of end users, including business offices, manufacturing facilities, retail establishments and restaurants. The Company's salesforce markets over 100 different music formats, allowing each customer to select a format appropriate for its line of business and customer base. The Company's major national customers include national restaurant chains, such as Taco Bell, McDonald's and Boston Market, and specialty retailers, such as Nordstrom, Crate & Barrel, Kroger, Staples, Hallmark and Wal-Mart, as well as a large number of local and regional accounts, none of which represents more than 3% of the Company's consolidated revenues and the top five of which represent in the aggregate less than 10% of consolidated revenues. The Company believes that the geographic dispersion of its customers, and the diversity of businesses in which they are engaged minimizes the impact to the Company of a cyclical downturn in any one area of the country or in any one sector of the economy.

  Attractive Economics to Customers and the Company. The Company believes that its services are highly cost effective, providing an important business tool to its customers for a low monthly cost. On average, the Company receives approximately $45 of revenue per month per subscriber location, net of licensing fee and applicable royalties, for which it makes an investment per subscriber location (including sales commission) of approximately $950 for medium-powered DBS subscribers (substantially lower for local broadcast technology subscribers). This allows the Company to recover its capital costs within two years. The Company's customers typically enter into long-term contracts, which are generally for a period of five years with an automatic renewal option. The Company's annual cancellation rate is less than 10% of music and other business services revenues, which equates to an average length of service per customer of approximately ten years.

  Full Line of Audio, Video and Data Products and Services. The Company can provide its customers with an integrated package of services including: (i) over 100 different music formats including both background and foreground music; (ii) customized audio messages inserted in regular programming; (iii) e-mail and computer bulk data transfer; (iv) on-premise music videos; (v) customized messages for use with "on-hold" business telephone systems; and (vi) "point of purchase" audio advertising and merchandising services. The ability to deliver a package of music and non-music services over a common transmission system has been a critical factor in enabling the Company to generate incremental revenues from its customers at little or no additional cost, gain new customers and protect existing customers from competitive business music providers that do not offer such a broad line of products and services.

  Multiple Delivery Systems. The Company believes that its ability to distribute its services through each of high-powered and medium-powered DBS transmission, local radio broadcast transmission, telephone lines and audio tapes enables it to effectively serve customers with either single or multiple locations as well as those having varied music or service needs. The number of domestic subscriber locations served by medium-powered DBS transmission has grown from approximately 26,000 at the end of 1991 to approximately 120,000 at June 30, 1996. In addition, the Company has recently entered into a unique distribution arrangement with EchoStar Satellite Corporation ("EchoStar"). The Company anticipates that its agreements with EchoStar will enable it to: (i) attract additional business music subscribers by offering an expanded array of DBS-delivered music programming; (ii) deliver music services to residential subscribers for the first time; and (iii) deliver television programming, such as CNN(R), MTV(R) and ESPN(R), to business music subscribers in packages specifically designed for businesses (i.e., news, entertainment or lifestyles). In addition, the EchoStar agreements provide the Company with high-powered DBS transmission capability to supplement its existing medium-powered DBS system, reduced equipment installation costs and an opportunity to shift certain equipment costs to the subscriber.

  Integrated Sales Network. The Company believes that its 35 sales offices in the United States, its 81 franchisees, whose sales territories cover the remaining market in the United States, and its 20 international distributors in 15 foreign countries, comprise the largest network of customer sales and service offices among business music providers in the United States. The Company further believes that this network allows the Company, among other things, to more effectively market to and support its national and international accounts.

OPERATING STRATEGY

  The Company believes it has opportunities to achieve growth in revenues and cash flow by:

  Increasing U.S. Market Penetration. The Company intends to increase its penetration of the U.S. market by expanding its local and national account sales force, offering more music formats (including up to 60 broadcast formats with the EchoStar agreements), developing sales strategies focused on underserved market segments and aggressively marketing its services as part of a unique bundled package. 1993 census data indicate that there are approximately 6.4 million business locations in the United States, including approximately 1.1 million retail outlets and 450,000 restaurant and other food service locations. Of the total 6.4 million business locations, only about 5% are currently believed by the Company to subscribe to a business music service.

  Pursuing Strategic Relationships and Acquisitions. The Company intends to pursue additional strategic relationships, acquisitions and joint ventures, such as the Company's recent distribution agreements with EchoStar and its 1994 acquisition of the assets of Comcast Sound Communications Inc. ("Comcast"), then the Company's largest franchisee, in order to: (i) increase the breadth of its programming offerings; (ii) further diversify its distribution channels; and (iii) take advantage of certain economies of scale.

  Expanding in International Markets. The Company plans to continue its expansion in Europe primarily through strategic relationships and joint ventures, such as Muzak Europe B.V. ("Muzak Europe"), a joint venture formed in 1995 between the Company and Alcas Holdings B.V. ("Alcas"), a leading European business music provider. This joint venture couples the Company's broadcast technology skills with Alcas' market knowledge and marketing expertise and further permits the Company to leverage its assets and programming expertise and diversify its sources of revenue. The Company also intends to expand into Latin America and Asia by establishing similar strategic relationships in those markets.

  Exploiting New Market Opportunities. The Company intends to continue to leverage its music programming expertise and its extensive recorded music library into new products and markets. For example, the Company has recently developed and begun operating its proprietary MusicServer SM service, which permits real-time delivery of digitized song samples over the Internet to music retailers and others (including companies such as CDnow!, Tower Records and Microsoft) that require access to a large library of recorded music.

  Enhancing Operating Margins. The Company seeks to enhance operating margins through continued centralization of operations and leveraging fixed expenses over a wider customer base. The Company strives to exploit less costly transmission technologies and to reduce the capital required to initiate service to a customer.

  The Company was formed in September 1992 by Centre Capital Investors L.P. ("CCI"), a private investment partnership of which Centre Partners L.P. ("Centre Partners") is the general partner, to acquire substantially all of the assets and business of the Company (the "1992 Acquisition") from a predecessor entity (the "Predecessor"). MLP Holdings L.P. ("MLP"), an affiliate of CCI, and the Management Investors (as defined herein) beneficially own approximately 62.9% and 9.7%, respectively, of the outstanding partnership interests of the Company. Capital Corp., a Delaware corporation, is acting as co-obligor for the Senior Notes. Capital Corp. is a wholly-owned subsidiary of the Company which has nominal assets and will not conduct any operations. Certain institutional investors that might otherwise be limited in their ability to invest in securities offered by partnerships by reason of the investment laws of their states of organization or their charter documents may be able to invest in the Senior Notes because Capital Corp. is a corporation. A portion of the net proceeds from the Offering will be used to retire indebtedness incurred in the 1992 Acquisition.

                                  THE OFFERING

Securities Offered........  $100,000,000 in aggregate principal amount of    %
                            Senior Notes due 2003 (the "Senior Notes").

Maturity Date.............      , 2003.

Interest Payment Dates....      and     of each year, commencing   , 1997.

Optional Redemption.......  The Senior Notes will be redeemable at the option of the Issuers, in whole or in part, at any time on
                            or after    , 2000, in cash at the redemption
                            prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemp-tion. In addition, during the first 36 months after the date of this Prospectus, the Issuers may on any one or more occasions redeem up to 35% of the ini-tially outstanding aggregate principal amount of
                            Senior Notes at a redemption price equal to   % of
                            the principal amount thereof, plus accrued and un-paid interest, if any, thereon to the redemption date, with the net proceeds of one or more equity offerings of the Issuers; provided that at least 65% of the initially outstanding aggregate princi-pal amount of Senior Notes remains outstanding im-mediately after the occurrence of any such redemp-tion. See "Description of the Senior Notes--Op-tional Redemption."

Change of Control.........  Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to re-quire the Issuers to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. See "De-scription of the Senior Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Con-trol, the Issuers would have sufficient funds to purchase all Senior Notes tendered. See "Risk Fac-tors--Risk of Inability to Satisfy Change of Con-trol Offer."

Ranking...................  The Senior Notes will represent unsecured senior obligations of the Issuers, will rank senior in right of payment to all Subordinated Indebtedness of the Issuers and will rank pari passu in right of payment with all senior indebtedness of the Is-suers. At June 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Is-suers would have had approximately $1.1 million of total indebtedness, other than the Senior Notes. The Senior Notes will be guaranteed on a senior ba-sis by all future Domestic Subsidiaries of the Com-pany (other than Capital Corp.). As of the date hereof, the Company has no subsidiaries other than Capital Corp., which will be a Restricted Subsidi-ary. The Indenture will limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; however, the Company and its Restricted Subsidiaries will be permitted to incur certain indebtedness, which may be secured. See "Description of the Senior Notes--General" and "--Certain Covenants."

Certain Covenants.........  The Indenture will contain certain covenants that will limit, among other things, the ability of the Company and its Restricted Subsidiaries to (i) pay dividends or make certain other restricted payments or investments, (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of their assets, (iv) create liens on assets, (v) en-ter into certain transactions with affiliates or related persons and (vi) engage in other lines of business. See "Description of the Senior Notes-- Certain Covenants."

Use of Proceeds...........  The net proceeds from the sale of the Senior Notes are estimated to be approximately $96.5 million (after deducting underwriting discounts and esti-mated expenses of the Offering) and will be used:
                            (i) to repay approximately $49.2 million of secured indebtedness outstanding under the Company's exist-ing credit facility; (ii) to repay approximately $12.5 million of subordinated indebtedness incurred in connection with the 1992 Acquisition; (iii) to pay approximately $7.5 million to repurchase the Company's Class C Limited Partner Interest with a recorded value of approximately $10.4 million; and
                            (iv) for general corporate purposes.

                                  RISK FACTORS

  SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES,
INCLUDING:
     .The substantial leverage of the Company and its ability to incur additional indebtedness.
  .The risk of possible future net losses from operations.

                             SUMMARY FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                                                            SIX-MONTH PERIOD
                               YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                              ----------------------------  ------------------
                                1993    1994(1)     1995      1995      1996
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Music and other business
  services..................  $ 36,800  $ 50,410  $ 52,489  $ 25,916  $ 26,977
 Equipment and related
  services..................    21,741    33,006    34,392    16,646    15,179
                              --------  --------  --------  --------  --------
   Total revenues...........    58,541    83,416    86,881    42,562    42,156
                              --------  --------  --------  --------  --------
Cost of revenues:
 Music and other business
  services..................    10,611    13,685    14,465     7,063     7,501
 Equipment and related
  services..................    16,756    23,413    23,895    11,465    10,303
                              --------  --------  --------  --------  --------
   Total cost of revenues...    27,367    37,098    38,360    18,528    17,804
                              --------  --------  --------  --------  --------
Gross profit................    31,174    46,318    48,521    24,034    24,352
Selling, general and
 administrative expenses....    19,603    28,699    28,496    14,628    15,107
Depreciation................     4,349     8,211     9,382     4,669     5,155
Amortization................     6,942     9,622     8,909     4,443     4,463
                              --------  --------  --------  --------  --------
Operating income (loss).....       280      (214)    1,734       294     (373)
Interest expense............     3,785     6,990     7,483     3,791     3,574
Other (income) expense,
 net........................       (30)      (21)      (35)      (42)      228
                              --------  --------  --------  --------  --------
Net income (loss)...........  $ (3,475) $ (7,183) $ (5,714) $ (3,455) $ (4,175)
                              ========  ========  ========  ========  ========
OTHER INFORMATION:
Gross profit margin(2)......      53.3%     55.5%     55.8%     56.5%     57.8%
EBITDA(3)...................  $ 11,571  $ 17,619  $ 20,025  $  9,406  $  9,245
Capital expenditures(4).....     8,235    13,804    12,757     6,043     7,416
Estimated number of domestic
 customer locations:
   Company..................    33,000    56,000    60,000    58,000    62,000
   Franchisees..............   116,000   103,000   111,000   107,000   118,000
                              --------  --------  --------  --------  --------
    Total...................   149,000   159,000   171,000   165,000   180,000
                              ========  ========  ========  ========  ========
Estimated number of domestic
 DBS customer locations:
   Company..................    12,000    29,000    35,000    32,000    38,000
   Franchisees..............    49,000    55,000    72,000    64,000    82,000
                              --------  --------  --------  --------  --------
    Total...................    61,000    84,000   107,000    96,000   120,000
                              ========  ========  ========  ========  ========
PRO FORMA INFORMATION:(5)
Total interest expense(6)...       --        --   $  7,517       --   $  3,700
Ratio of EBITDA to total in-
 terest expense(6)..........       --        --       2.66x      --       2.50x

                                                            AT JUNE 30, 1996
                                                           --------------------
                                                                        AS
                                                           ACTUAL   ADJUSTED(7)
BALANCE SHEET DATA:
Cash and cash equivalents................................. $ 3,239   $ 30,533
Total assets..............................................  95,358    123,580
Total long-term obligations, including current portion....  50,672    101,085
Redeemable preferred partnership interests................  16,265      5,891
Partners' deficit.........................................  (3,200)    (4,267)
Ratio of net debt to LTM EBITDA(8)........................     --        3.55x

(footnotes on following page)

(footnotes to table on preceding page)
- --------------------
(1) Includes the results of Comcast from January 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."
(2) Gross profit margin represents gross profit as a percentage of total revenues.
(3) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other income/expense. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. The Company, however, believes that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness.
(4) Includes additions to property and equipment and additions to deferred costs and intangible assets.
(5) Gives pro forma effect to the Offering and the application of $61.7 million of the estimated net proceeds therefrom to repay existing indebtedness as if the Offering had taken place on January 1, 1995.
(6) Total interest expense consists of cash interest expense on the Senior Notes at an assumed rate of 11% plus the amortization of deferred debt issuance costs. Pro forma total interest expense gives effect to the issuance of the Senior Notes only to the extent that the proceeds therefrom are used to repay existing indebtedness. Giving effect to the full amount of the Senior Notes, cash interest expense would have been $11.1 million and $5.6 million for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively. The ratio of EBITDA for the twelve months ended June 30, 1996 to cash interest expense for the same period (excluding the impact of any interest income earned on the Company's cash balances) would have been 1.79x.
(7) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as if the Offering had taken place on June 30, 1996.
(8) For purposes of calculating the ratio of net debt to LTM EBITDA, net debt is defined as total long-term obligations (including the current portion thereof) less cash and cash equivalents, and LTM EBITDA is defined as EBITDA for the twelve months ended June 30, 1996.

                                 RISK FACTORS

  Prospective investors should carefully consider the following factors, in addition to the other information contained in this Prospectus, before deciding whether to make an investment in the Senior Notes offered hereby.

SUBSTANTIAL LEVERAGE

  The Company is, and after the consummation of the Offering will continue to be, highly leveraged, and the Company's historical earnings have not been sufficient to cover its fixed charges. After giving effect to the Offering and the use of proceeds therefrom, on an as adjusted basis, the Company will have total long-term indebtedness (excluding the current portion thereof), of approximately $101.1 million and a ratio of total long-term indebtedness to total capitalization of 98.4% at June 30, 1996 (as if the Offering and the application of the net proceeds therefrom had occurred on such date). The Indenture will permit the Company and its Restricted Subsidiaries to incur certain specified additional indebtedness.

  The Company currently incurs, and after the consummation of the Offering will continue to incur, significant annual cash interest expense in connection with its obligations under its long-term indebtedness. As a result of the Offering, total interest expense would have increased from $3.6 million for the six-month period ended June 30, 1996, to $5.6 million on a pro forma basis (giving effect to the issuance of the full amount of Senior Notes), for the six months ended June 30, 1996, due primarily to the increase in overall debt levels as well as substitution of long-term fixed-rate debt for high-rate subordinated debt and the floating-rate debt under the Company's existing senior secured credit facility.

  The degree to which the Company is leveraged could have important consequences to holders of the Senior Notes, including, but not limited to, the following: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes will be restricted; (ii) a significant portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations; and (iii) such indebtedness contains financial and restrictive covenants, the failure to comply with which may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

RANKING; UNSECURED STATUS OF THE SENIOR NOTES

  The Senior Notes will represent unsecured senior obligations of the Issuers, will rank senior in right of payment to all Subordinated Indebtedness of the Issuers and will rank pari passu in right of payment with all senior indebtedness of the Issuers. At June 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Issuers would have had approximately $1.1 million of total indebtedness, other than the Senior Notes. The Senior Notes will be guaranteed on a senior basis by all future Domestic Subsidiaries of the Company (other than Capital Corp.). As of the date hereof, the Company has no subsidiaries other than Capital Corp., which will be a Restricted Subsidiary. The Indenture will limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; however, the Company and its Restricted Subsidiaries will be permitted to incur certain indebtedness, which may be secured. See "Description of the Senior Notes--General" and "--Certain Covenants." In the event of a bankruptcy, liquidation or reorganization of the Company or any default in the payment of any indebtedness under any senior secured credit facility or other secured indebtedness, holders of such secured indebtedness will be entitled to payment in full from the proceeds of all assets of the Company pledged to secure such indebtedness prior to any payment of such proceeds to holders of the Senior Notes. Consequently, there can be no assurance that the Company will have sufficient funds to make payments to holders of the Senior Notes. See "Description of the Senior Notes."

RISK OF INABILITY TO SATISFY CHANGE OF CONTROL OFFER

  Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require the Issuers to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase.

There can be no assurance that the Issuers will have the funds necessary to effect such a purchase if such an event were to occur. In the event a Change of Control occurs at a time when the Issuers are unable to purchase the Notes, the Issuers could seek to refinance the Notes. If the Issuers are unsuccessful in refinancing the Notes, the Issuers' failure to purchase tendered Notes would constitute an Event of Default under the Indenture. See "Description of the Senior Notes--Repurchase at the Option of Holders--Change of Control."

LIMITED ABILITY OF CAPITAL CORP. TO SATISFY ITS OBLIGATIONS ON THE SENIOR
NOTES

  Capital Corp., a wholly-owned subsidiary of the Company, has nominal assets and will have a limited ability to satisfy its joint and several obligation as a co-issuer of the Senior Notes due to its lack of substantial assets and absence of business operations. Capital Corp. has no independent operations and, therefore, is dependent on the cash flow of the Company to meet its own obligations, including the payment of interest and principal obligations on the Senior Notes when due. There can be no assurance that Capital Corp. will have the funds necessary to satisfy its obligations under the Indenture. See "Description of the Senior Notes."

NONRECOURSE NATURE OF THE SENIOR NOTES

  The Senior Notes are being issued solely by the Issuers, which are the sole obligors thereunder. None of the managing general partner, the general partner of the managing general partner or the limited partners of the Company, or any of their respective directors, officers, partners, stockholders, employees or affiliates will be an obligor under the Senior Notes. The Indenture expressly provides that the partners of the Company, together with their respective directors, officers, partners, stockholders, employees or affiliates shall not have any liability for any obligations of the Issuers under the Senior Notes or the Indenture or any claim based on, in respect of or by reason of, such obligations, and that by accepting the Senior Notes, each holder waives and releases all such liability, which waiver and release are part of the consideration for issuance of the Senior Notes. There should be no expectation that the managing general partner, the general partner of the managing general partner, the direct and indirect investors in the Company, or any person other than the Issuers, will, in the future, fund the operations or deficits of the Issuers or any of their subsidiaries. See "Description of the Senior Notes--No Personal Liability of Directors, Officers, Employees, Partners and Stockholders."

NET LOSSES FROM OPERATIONS; WORKING CAPITAL DEFICIT; EXTRAORDINARY ITEMS

  The Company had net losses from operations of approximately $3.5 million, $7.2 million and $5.7 million for the years ended December 31, 1993, 1994 and 1995, respectively, and $3.5 million and $4.2 million for the six-month periods ended June 30, 1995 and 1996, respectively. During these periods, the Company was highly leveraged and these losses resulted primarily from interest payments on acquisition financing, accelerated amortization of income-producing contracts acquired through acquisitions and other related acquisition and financing costs. The Company anticipates a net loss from operations for the year ended December 31, 1996. There can be no assurance that the Company will not continue to incur net losses from operations. As of June 30, 1996, the Company had a working capital deficit of $12.1 million. There can be no assurance that the Company will not experience working capital deficits in the future. In connection with the Offering, the Company will recognize non-cash charges of approximately $3.9 million in connection with write-offs of deferred financing fees, unamortized debt discount and organizational costs. The Company will record additional future non-cash charges to earnings in connection with its management option arrangements that will adversely affect results of operations. The Company will also record a non-recurring gain of approximately $3.0 million from the retirement at a discount of a preferred interest in the Partnership in connection with the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General."

DEPENDENCE ON SATELLITE DELIVERY CAPABILITIES

  There are a limited number of satellites with orbital positions suitable for DBS transmission of the Company's signals and a limited number of available transponders on those satellites. Satellite transponders receive signals, translate signal frequencies and transmit signals to receiving satellite dish antennas. The

Company leases transponder capacity from Microspace Communications Corporation ("Microspace"), which also provides facilities for uplink transmission of the Company's medium-powered DBS signals to the transponders. Microspace, in turn, leases its transponder capacity on satellites operated by third parties, including the Galaxy IV satellite operated by Hughes Communications Galaxy Inc. ("Hughes") through which a majority of the Company's DBS signals are transmitted. The term of the Company's principal transponder lease with Microspace for the Galaxy IV satellite runs through the life of that satellite (which is expected to continue through 2004). Although there has never been sustained interruption of the Company's DBS signals due to transponder failure or satellite unavailability, failure or loss, no assurance can be given that any such event will not occur in the future. If such an event were to occur or if Microspace were unable to provide transponder services to the Company, the Company would have to seek alternative transponder or satellite facilities. However, alternative facilities may not be available on a timely or cost-effective basis, may be available only on a satellite that is not positioned as favorably as the Company's current satellites or may require a change in the frequency currently used to transmit the Company's signal. Any one or more of these events would require the Company to incur additional expenditures and could degrade the Company's ability to serve its customer base and have a material adverse effect on the Company's financial condition and results of operations. If the Company is required to enter into new transponder lease agreements, no assurance can be given that it will be able to do so on terms as favorable as those in its current agreements with Microspace. See "Business--Business Music Services."

DEPENDENCE ON ECHOSTAR AND ITS SATELLITES

  In December 1995, the Company entered into several agreements with EchoStar, a high-powered DBS home television service provider. Through these agreements, the Company furnishes EchoStar with 30 channels of digital music programming, of which 27 channels have begun to be distributed in stereo to EchoStar's residential subscribers. The Company has only recently begun providing services via EchoStar. There can be no assurance that either EchoStar's business or the Company's relationship with EchoStar will be successful. In addition, the Company's ability to expand its music services through the EchoStar satellite system is subject to EchoStar's ability to provide transponder capacity on its second high-powered direct broadcast satellite by December 31, 1997, or, if a second satellite is not operational by that date, EchoStar's willingness to allocate transponder capacity to the Company on EchoStar's first satellite. The second EchoStar satellite was launched on September 11, 1996, but there can be no assurance that the second satellite will be operational in a timely manner. The Company is obligated to pay certain fees, rents and royalties to EchoStar in connection with these agreements. Any business failure of EchoStar, breach by EchoStar of its agreements with the Company or failure by the Company to satisfy its obligations to EchoStar, or any loss, failure or malfunction of the EchoStar satellite system could impair the Company's ability to serve customers through the EchoStar system. See "Business--Business Music Services" and "--EchoStar Agreements."

UNPROVEN CAPABILITIES OF NEW SERVICES

  The Company's operating strategy includes developing new services and technologies to complement and expand its existing technologies and services. This strategy presents risks inherent in assessing the value, strengths and weaknesses of development opportunities, in evaluating the costs and uncertain returns of new services and in integrating and managing new technologies. Within these new markets, the Company will encounter technical, financial and operating challenges, including competition from a variety of sources. There can be no assurance that the Company will successfully develop new services or that any new service will achieve market acceptance and generate additional revenues or earnings for the Company.

  The Company has recently started providing its Internet MusicServer SM service, which permits music retailers and others to offer visitors to their websites access to digitized 30-second samples from recordings in the Company's library of recorded songs. At present, the economic viability of Internet-based technologies, including the Company's Internet service, cannot be ascertained. There is no assurance that music sampling on the Internet will increase sales of compact discs, that extensive music-related content and sales will be provided over the Internet or that any other service that the Company may develop will achieve market acceptance. There can also be no assurance that the Internet will be able to support the high bandwidth required for multimedia services, such as the MusicServerSM service. There are also relatively limited barriers to entry to the Internet music-sampling business, so that competition in the market may increase, and it is not certain that the Company will be able to compete effectively with competitive services on the Internet. There is also a risk that the record companies that own the copyrights to the music used in the MusicServerSM service will restrict the use of music samples by third parties, such as the Company, or will decide to enter the Internet-based music-sampling business directly. See "Business--Internet Services."

COMPETITION; TECHNOLOGICAL CHANGE

  The Company competes in the business music and business services markets with many competitors. In providing its business services, such as broadcast data delivery, video, audio marketing and in-store advertising services, the Company competes with numerous companies using broadcast as well as other delivery systems to provide similar business services. There are numerous methods by which programming, such as the Company's business music, broadcast data delivery, video, audio marketing and in-store advertising services, can be delivered by existing and future competitors, including medium and high-powered DBS, wireless cable and fiber optic cable and digital compression over existing telephone lines. Many competitors or potential competitors with access to these delivery technologies have substantially greater financial, technical, personnel and other resources than the Company.

  The communications, media and entertainment industries are undergoing significant and rapid change, including strategic relationships and the development of new services, delivery systems and interactive technologies. Many other companies also offer DBS services and strategic relationships between these companies and cable, telephone, media and other related businesses may provide increased competition in the future using new systems and technologies to deliver business music, business data and other similar services. In addition, the recently enacted Telecommunications Act of 1996 (the "Telecommunications Act") may increase competition in the markets in which the Company operates. No assurance can be given that the Company will be able to compete successfully with existing or potential new competitors using new delivery methods and technologies, or that discoveries or improvements in the communications, media and entertainment industries will not render obsolete some or all of the technologies or delivery systems currently relied upon by the Company. See "Business--Competition."

  No assurance can be given that the Company will be able to compete successfully with its existing or potential new competitors or to maintain or increase its current market share, that it will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or that discoveries or improvements in the communications, media and entertainment industries will not render obsolete some or all of the technologies or delivery systems currently relied upon by the Company.

DEPENDENCE ON LICENSED RIGHTS; RISK OF INCREASED FEES

  The Company and other business music providers license rights to rerecord and distribute music from a variety of sources and pay royalties to songwriters and publishers through contracts negotiated with performing rights societies such as the American Society of Composers, Authors and Publishers ("ASCAP"), Broadcast Music, Inc. ("BMI") and the Society of European Stage Authors and Composers ("SESAC"). The industry-wide agreement between business music providers (including the Company) and ASCAP runs through 1999; agreements with BMI and SESAC expired on December 31, 1993 and December 31, 1995, respectively, and new agreements are being negotiated. In 1995, the fees paid by the Company to ASCAP, BMI and SESAC were approximately $2.6 million, $946,000 and $7,000, respectively. The interim fee structure with BMI provides for continued licensing at the 1993 payment levels. The BMI license extension stipulates that any settlement of ongoing fees may include retroactivity to January 1, 1994. If the fees paid by the Company to these licensors increase, the Company's operating margin could be adversely affected, although the Company does not believe that its liquidity or financial condition would be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Music Licenses."

RELIANCE ON KEY PERSONNEL

  The Company is dependent on the continued services of its senior management personnel. The Company has in effect a $4.0 million key man term life insurance policy covering John R. Jester, the Company's President and Chief Executive Officer, but there can be no assurance that the coverage provided by such policy will be sufficient to compensate the Company for the loss of Mr. Jester's services. The Company believes that the loss of any one member of senior management would not have a material adverse effect upon the Company. However, the loss of the services of more than one member of senior management could have a material adverse effect upon the Company. See "Management."

CERTAIN BENEFITS TO PRINCIPAL OWNERS AND MANAGEMENT

  The Company intends to use a portion of the net proceeds of the Offering to repay approximately $49.2 million of indebtedness outstanding under the Company's existing senior credit facility, which is secured by, among other things, the interests in the Company held by MLP, and the Named Executive Officers referred to in "Management--Executive Compensation," Wallace R. Borgeson, Bruce B. Funkhouser, L. Dale Stewart, Jack D. Craig, Richard Chaffee, Roger C. Fairchild, J. Gary Henderson, Susan P. Chetwin, Dino J. DeRose, Daniel Lee Hart and Steven Tracy (the "Management Investors"), and their respective affiliates.

RISKS OF ADVERSE EFFECTS OF GOVERNMENT REGULATION

  The Company is subject to the regulatory authority of the U.S. government and the governments of other countries in which it provides services to subscribers. The business prospects of the Company could be adversely affected by the adoption of new laws, policies or regulations that modify the present regulatory environment. The Company currently provides music services in a few areas in the United States through 928 to 960 megahertz radio broadcast frequencies, which are transmission facilities licensed by the Federal Communications Commission ("FCC"). Additionally, the radio frequencies utilized by satellites on which the Company transmits its DBS services in the United States are licensed by the FCC. If the FCC authorizations for any of these satellites are revoked or are not extended, the Company would be required to seek alternative satellite facilities. Laws, regulations and policy, or changes therein, in other countries could adversely affect the Company's existing services or restrict the growth of the Company's business in these countries.

FRAUDULENT CONVEYANCE

  Management believes that the indebtedness represented by the Senior Notes is being incurred for proper purposes and in good faith, and that, based on present forecasts, internal asset valuations and other financial information, the Issuers are, and after the consummation of the Offering will be, solvent, will have sufficient capital for carrying on their business and will be able to pay their debts as they mature. Notwithstanding management's belief, however, if a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that, at the time of the incurrence of such indebtedness, the Issuers were insolvent, were rendered insolvent by reason of such incurrence, were engaged in a business or transaction for which their remaining assets constituted unreasonably small capital, intended to incur, or believed that they would incur, debts beyond their ability to pay such debts as they matured, or intended to hinder, delay or defraud their creditors, and that the indebtedness was incurred for less than reasonably equivalent value, then such court could, among other things, (a) void all or a portion of the Issuers' obligations to the holders of the Senior Notes, the effect of which would be that the holders of the Senior Notes might not be repaid in full, and/or (b) subordinate the Issuers' obligations to the holders of the Senior Notes to other existing and future indebtedness of the Issuers, the effect of which would be to entitle such other creditors to be paid in full before any payment could be made on such Senior Notes.

ABSENCE OF PUBLIC MARKET; ILLIQUIDITY; MARKET VALUE

  The Senior Notes will not be listed on any national securities exchange or included for quotation through an inter-dealer quotation system. The Senior Notes constitute new issues of securities with no established trading market. Although the Underwriters have indicated that they presently intend to make a market in the Senior

Notes, there can be no assurance that a trading market will develop or, if any such market develops, that it would continue to exist. Such market-making may be discontinued at any time. Therefore, an investment in the Senior Notes may be illiquid. In addition, the Senior Notes may trade at a discount from their initial offering prices, depending upon prevailing interest rates, the market for similar securities and other factors. In addition, because Lazard (as defined) may be deemed to be an affiliate of the Issuers, Lazard will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Senior Notes, which may affect its ability to continue market-making activities. Any or all of the foregoing may have an adverse effect on the market value of the Senior Notes.

                                  THE ISSUERS

  The Company is the leading provider of business music in the United States, based on the number of customer locations served. The Company also offers its customers a range of non-music services, including broadcast data delivery, video, audio marketing and in-store advertising services, and sells, installs and services related equipment.

  The Company was formed in September 1992 by CCI, a private investment partnership of which Centre Partners is the general partner, in order to effectuate the 1992 Acquisition. MLP, an affiliate of CCI, and the Management Investors beneficially own approximately 62.9% and 9.7%, respectively, of the outstanding partnership interests of the Company. Capital Corp., a Delaware corporation, is acting as co-obligor for the Senior Notes. Capital Corp. is a wholly-owned subsidiary of the Company which has nominal assets and will not conduct any operations. Certain institutional investors that might otherwise be limited in their ability to invest in securities offered by partnerships by reason of the investment laws of their states of organization or their charter documents may be able to invest in the Senior Notes because Capital Corp. is a corporation. A portion of the net proceeds from the Offering will be used to retire indebtedness incurred in the 1992 Acquisition. See "Use of Proceeds."

  The Company's business was founded in 1934. The Issuers' principal executive offices are located at 2901 Third Avenue, Suite 400, Seattle, Washington 98121, and their telephone number is (206) 633-3000.

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering are estimated to be approximately $96.5 million.

  Of such proceeds, approximately $49.2 million will be used to repay outstanding senior secured indebtedness payable in semi-annual installments through January 2001 and bearing interest at an effective rate of 10.6% per annum at June 30, 1996 and approximately $12.5 million will be used to repay outstanding subordinated indebtedness bearing interest at an effective rate of 14.5% per annum and due in installments between September 2001 and September 2002. In addition, approximately $7.5 million will be used to repurchase the Company's Class C Limited Partner Interest with a recorded value of approximately $10.4 million. The balance of the net proceeds, approximately $27.3 million, will be used for general corporate purposes, which may include acquisitions of the Company's franchisees to further its operating strategy, other acquisitions or investment opportunities and working capital. The Company has no material arrangement, commitment or understanding with respect thereto. Pending such use, the balance of the proceeds will be invested in short-term investment grade obligations as permitted by the Indenture.

                                CAPITALIZATION

  The following table sets forth the cash and cash equivalents, short-term debt and capitalization of the Company at June 30, 1996 and as adjusted to give effect to the Offering. The information presented below should be read in conjunction with the financial statements of the Company and the historical and pro forma financial data included elsewhere in this Prospectus.

                                                           AT JUNE 30, 1996
                                                        -----------------------
                                                        (DOLLARS IN THOUSANDS)
                                                        ACTUAL   AS ADJUSTED(1)
Cash and cash equivalents.............................. $ 3,239     $ 30,533
                                                        =======     ========
Short-term borrowings and current portion of long-term
 debt.................................................. $17,121     $    391
                                                        =======     ========
Long-term debt (excluding current portion):
  Senior secured credit facility....................... $32,519     $    --
  Senior Notes.........................................     --       100,000
  14.5% subordinated indebtedness (net of unamortized
   discount of $1,412).................................  11,088          --
  Other long-term debt.................................     694          694
                                                        -------     --------
      Total long-term debt (excluding current por-
       tion)...........................................  44,301      100,694
                                                        -------     --------
Redeemable preferred partnership interest..............  16,265        5,891
                                                        -------     --------
Partners' capital (deficit):
  Limited interests....................................   4,328        3,955
  General interests....................................  (7,528)      (8,222)
                                                        -------     --------
  Total partners' deficit..............................  (3,200)      (4,267)
                                                        -------     --------
      Total capitalization............................. $57,366     $102,318
                                                        =======     ========

- ---------------------
(1) Adjusted to reflect the Offering and the application of the net proceeds therefrom.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

  The following pro forma financial information sets forth historical information which has been adjusted to reflect (i) the application of the net proceeds of the Offering to repay $49.2 million of senior secured indebtedness and $12.5 million of subordinated debt, (ii) the repurchase of the Class C Limited Partner Interest which has a recorded value of approximately $10.4 million for approximately $7.5 million and (iii) a related impact on interest expense.

  No effect has been given in the Statements of Operations Data to non-recurring expenses for the year ended December 31, 1995 and six-month period ended June 30, 1996 for (i) the write-off of $3,056,000 and $2,572,000, respectively, of deferred financing costs and (ii) the write-off of $1,536,000 and $1,412,000, respectively, of unamortized discount, both of which are associated with long-term obligations expected to be repaid with the proceeds of the Offering. In addition, no effect has been given to the extraordinary gain of $2,573,000 and $2,917,000 for the year ended December 31, 1995 and six-months ended June 30, 1996, respectively, associated with the retirement of the Class C Limited Partner Interest at less than its recorded value of $10.4 million.

  The Unaudited Pro Forma Statements of Operations Data assumes that the Offering took place on January 1, 1995, the beginning of the earliest period presented. The Unaudited Balance Sheet Data assumes the Offering took place on June 30, 1996. The pro forma information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the above transactions occurred at the dates indicated or the results which may be attained in the future. This information should be read in conjunction with the Company's audited financial statements and related notes included elsewhere in this Prospectus.

                                  YEAR ENDED                SIX MONTHS ENDED
                              DECEMBER 31, 1995               JUNE 30, 1996
                          ---------------------------  -----------------------------
                                          (DOLLARS IN THOUSANDS)
                                   PRO FORMA    PRO              PRO FORMA     PRO
                          ACTUAL  ADJUSTMENTS  FORMA   ACTUAL   ADJUSTMENTS   FORMA
STATEMENTS OF OPERATIONS
 DATA:
  Total interest ex-
   pense................  $7,483      $34 (1) $ 7,517  $ 3,574     $ 126 (1) $ 3,700
  Net income (loss).....  (5,714)     (34)     (5,748)  (4,175)     (126)     (4,301)
OTHER INFORMATION:(2)
  Total interest ex-
   pense(1).............     --       --      $ 7,517      --        --      $ 3,700
  Ratio of EBITDA to to-
   tal interest
   expense..............     --       --         2.66x     --        --         2.50x
  Ratio of earnings to
   fixed charges(3).....     --       --          --       --        --          --

                                                    AT JUNE 30, 1996
                                             ----------------------------------
                                                 (DOLLARS IN THOUSANDS)
                                                       OFFERING
                                             ACTUAL   ADJUSTMENTS   AS ADJUSTED
BALANCE SHEET DATA:
  Cash and cash equivalents................. $ 3,239    $27,294 (4)  $ 30,533
  Total assets..............................  95,358     28,222 (5)   123,580
  Total long-term obligations, including
   current portion..........................  50,672     50,413 (6)   101,085
  Redeemable preferred partnership inter-
   ests.....................................  16,265    (10,374)(7)     5,891
  Total partners' deficit...................  (3,200)    (1,067)(8)    (4,267)
  Ratio of net debt to LTM EBITDA(9)........     --         --           3.55x

- ---------------------
(1) Total interest expense consists of cash interest expense on the Senior Notes at an assumed rate of 11% plus the amortization of deferred debt issuance costs. Pro forma total interest expense gives effect to the issuance of the Senior Notes only to the extent that the proceeds therefrom are used to repay existing indebtedness.

  Historical interest expense was adjusted as follows:

                                                                     SIX MONTHS
                                                         YEAR ENDED    ENDED
                                                        DECEMBER 31, JUNE 30,
                                                            1995        1996
    Average principal balance refinanced by Senior
     Notes.............................................   $62,800     $61,750
    Assumed interest rate..............................        11%         11%
                                                          -------     -------
                                                            6,908       3,396
    Amortization of new deferred issuance costs........       500         250
    Other interest expense.............................       109          54
                                                          -------     -------
    Pro forma interest expense.........................     7,517       3,700
    Less: actual interest expense and amortization of
     historical financing fees.........................     7,483       3,574
                                                          -------     -------
    Net increase in interest expense...................   $    34     $   126
                                                          =======     =======

  Giving effect to the full amount of the Senior Notes, cash paid for interest would have been $11.1 million and $5.6 million for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively. Each 1/4% change in the assumed interest rate on the Senior Notes would increase/decrease pro forma total interest expense by $0.3 million.

(2) Gives pro forma effect to the Offering and the application of $61.7 million of the net proceeds therefrom to repay existing indebtedness as if the Offering had taken place on January 1, 1995.

(3) For purposes of computing the ratio of earnings to fixed charges, earnings include net loss attributable to general and limited partners, plus redeemable preferred returns and interest expense, including that portion of lease expense attributable to interest costs. Fixed charges consist of preferred returns and interest expense, including that portion of lease expense attributable to interest costs. On a pro forma basis, earnings were insufficient to cover fixed charges by $6.6 million and $4.7 million for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively.

(4) Reflects the increase in cash and cash equivalents in an amount equal to net proceeds in excess of refinanced debt and the retirement of the Class C Limited Partner Interest calculated as follows:

       Net proceeds................................................... $ 96,500
       Less refinanced debt...........................................  (61,749)
       Less Class C Limited Partner Interest..........................   (7,457)
                                                                       --------
         Net increase in cash and cash equivalents.................... $ 27,294
                                                                       ========

(5) Reflects increase in total assets due to the following transactions:

       Net increase in cash and cash equivalents....................... $27,294
       Write-off of deferred financing fees on refinanced debt.........  (2,572)
       Deferred debt issuance cost on Senior Notes.....................   3,500
                                                                        -------
         Net increase in total assets.................................. $28,222
                                                                        =======

(6) Reflects the increase in outstanding indebtedness as a result of the Offering and the application of net proceeds therefrom:

       Retirement of senior secured indebtedness..................... $(38,499)
       Retirement of subordinated debt...............................  (12,500)
       Write-off of unamortized debt discount........................    1,412
       Issuance of Senior Notes......................................  100,000
                                                                      --------
         Net increase in outstanding indebtedness....................  $50,413
                                                                      ========

(7) Reflects the decrease in Class C Limited Partner Interest as a result of the Offering and the application of net proceeds therefrom:

       Class C Limited Partner Interest with a recorded value of
        $10.4 million.............................................. $( 7,457)
       Gain on retirement of Class C Limited Partner Interest......   (2,917)
                                                                    --------
         Net decrease in redeemable preferred partnership inter-
          ests..................................................... $(10,374)
                                                                    ========

(8) Reflects the write-off of deferred financing costs and unamortized debt discount associated with the refinanced debt net of a gain on retirement of redeemable preferred partnership interests:

       Write-off of deferred financing costs.......................... $(2,572)
       Write-off of unamortized debt discount.........................  (1,412)
       Gain on the retirement of Class C Limited Partner Interest.....   2,917
                                                                       -------
         Net increase in partners' deficit............................ $(1,067)
                                                                       =======

(9) For purposes of calculating the ratio of net debt to LTM EBITDA, net debt is defined as total long-term obligations (including the current portion thereof) less cash and cash equivalents, and LTM EBITDA is defined as EBITDA for the twelve months ended June 30, 1996.

                            SELECTED FINANCIAL DATA

  The following table sets forth certain selected historical and financial and operating data of the Company and the Predecessor as of the dates and for the periods indicated. The following selected financial data are qualified by reference to, and should be read in conjunction with, the financial statements, related notes and other financial information included elsewhere in this Prospectus, as well as "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statements of operations data set forth below for each of the three years in the period ended December 31, 1995 and the balance sheet data at December 31, 1994, and 1995 are derived from the financial statements of the Company audited by Deloitte & Touche LLP, independent auditors, which are included elsewhere in this Prospectus.
  The statements of operations data for the year ended December 31, 1991, the eight-month period ended August 31, 1992 and the four-month period ended December 31, 1992 and the balance sheet data at of December 31, 1991, August 31, 1992, and December 31, 1992 and 1993 are derived from audited financial statements of the Predecessor and the Company, respectively, which are not included herein.

  The statements of operations data for the six-month periods ended June 30, 1995 and 1996 and the balance sheet data as of June 30, 1996 are derived from unaudited financial statements of the Company that, in the opinion of management, reflect all adjustments, which are of a normal recurring nature, necessary to present fairly the information set forth therein. The results for the six-month period ended June 30, 1996 are not necessarily indicative of the results that may be expected for any other interim period or for the full year.

  The pro forma financial information is based on certain assumptions and estimates that management believes are reasonable in the circumstances and does not purport to be indicative of the results which actually would have been attained had the transactions described in the Unaudited Pro Forma Financial Information occurred at the dates indicated or the results which may be attained in the future. See "Unaudited Pro Forma Financial Information."

                            SELECTED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)

                             PREDECESSOR                            THE COMPANY
                          ------------------   ----------------------------------------------------------
                                     EIGHT       FOUR
                            YEAR     MONTHS     MONTHS                                 SIX MONTH PERIOD
                           ENDED     ENDED      ENDED     YEAR ENDED DECEMBER 31,       ENDED JUNE 30,
                          DEC. 31,  AUG. 31,   DEC. 31,  ----------------------------  ------------------
                            1991      1992       1992      1993    1994(1)     1995      1995      1996
STATEMENTS OF OPERATIONS
 DATA:
Revenues:
 Music and other busi-
  ness services.........  $ 36,689  $ 23,771   $ 12,039  $ 36,800  $ 50,410  $ 52,489  $ 25,916  $ 26,977
 Equipment and related
  services..............    19,318    12,102      6,602    21,741    33,006    34,392    16,646    15,179
                          --------  --------   --------  --------  --------  --------  --------  --------
 Total revenues.........    56,007    35,873     18,641    58,541    83,416    86,881    42,562    42,156
                          --------  --------   --------  --------  --------  --------  --------  --------
Cost of revenues:
 Music and other busi-
  ness services.........     9,652     6,420      3,249    10,611    13,685    14,465     7,063     7,501
 Equipment and related
  services..............    14,753     9,513      5,235    16,756    23,413    23,895    11,465    10,303
                          --------  --------   --------  --------  --------  --------  --------  --------
 Total cost of reve-
  nues..................    24,405    15,933      8,484    27,367    37,098    38,360    18,528    17,804
                          --------  --------   --------  --------  --------  --------  --------  --------
Gross profit............    31,602    19,940     10,157    31,174    46,318    48,521    24,034    24,352
Selling, general & ad-
 ministrative expenses..    19,009    14,230      5,846    19,603    28,699    28,496    14,628    15,107
Depreciation............     8,187     3,990      1,349     4,349     8,211     9,382     4,669     5,155
Amortization............     6,936     5,005      2,259     6,942     9,622     8,909     4,443     4,463
                          --------  --------   --------  --------  --------  --------  --------  --------
Operating income
 (loss).................    (2,530)   (3,285)       703       280      (214)    1,734       294      (373)
Interest expense........     7,514     3,639      1,228     3,785     6,990     7,483     3,791     3,574
Other (income) expense,
 net....................      (539)     (949)       (57)      (30)      (21)      (35)      (42)      228
                          --------  --------   --------  --------  --------  --------  --------  --------
Net income (loss).......    (9,505)   (5,975)      (468)   (3,475)   (7,183)   (5,714)   (3,455)   (4,175)
Redeemable preferred re-
 turns..................       --        --        (188)     (572)     (933)   (1,029)     (506)     (543)
                          --------  --------   --------  --------  --------  --------  --------  --------
Net income (loss) at-
 tributable to general
 and limited partners...  $ (9,505) $ (5,975)  $   (656) $ (4,047) $ (8,116) $ (6,743) $ (3,961) $ (4,718)
                          ========  ========   ========  ========  ========  ========  ========  ========
OTHER INFORMATION:
Gross profit margin(2)..      56.4%     55.6%      54.5%     53.3%     55.5%     55.8%     56.5%     57.8%
EBITDA(3)...............  $ 12,593  $  5,710   $  4,311  $ 11,571  $ 17,619  $ 20,025  $  9,406  $  9,245
Capital expendi-
 tures(4)...............     7,722     5,034      3,628     8,235    13,804    12,757     6,043     7,416
Ratio of earnings to
 fixed charges(5).......       --        --         --        --        --        --        --        --
Estimated number of do-
 mestic customer loca-
 tions:
 Company................    32,000    32,000     32,000    33,000    56,000    60,000    58,000    62,000
 Franchisees............   102,000   104,000    112,000   116,000   103,000   111,000   107,000   118,000
                          --------  --------   --------  --------  --------  --------  --------  --------
  Total.................   134,000   136,000    144,000   149,000   159,000   171,000   165,000   180,000
                          ========  ========   ========  ========  ========  ========  ========  ========
Estimated number of do-
 mestic DBS customer lo-
 cations:
 Company................     5,000     7,000      8,000    12,000    29,000    35,000    32,000    38,000
 Franchisees............    21,000    31,000     36,000    49,000    55,000    72,000    64,000    82,000
                          --------  --------   --------  --------  --------  --------  --------  --------
  Total.................    26,000    38,000     44,000    61,000    84,000   107,000    96,000   120,000
                          ========  ========   ========  ========  ========  ========  ========  ========
PRO FORMA INFORMA-
 TION:(6)
 Total interest ex-
  pense(7)..............       --        --         --        --        --   $  7,517       --   $  3,700
 Ratio of EBITDA to to-
  tal interest expense..       --        --         --        --        --       2.66x      --       2.50x
 Ratio of earnings to
  fixed charges(5)......       --        --         --        --        --        --        --        --

                             PREDECESSOR                          THE COMPANY
                          ----------------- ---------------------------------------------------------
                             AT       AT       AT        AT DECEMBER 31,         AT JUNE 30, 1996
                          DEC. 31, AUG. 31, DEC. 31, ------------------------ -----------------------
                            1991     1992     1992    1993     1994    1995   ACTUAL   AS ADJUSTED(8)
BALANCE SHEET DATA:
Cash and cash
 equivalents............  $ 2,171  $ 2,070  $ 1,441  $ 1,436 $  1,445 $ 1,115 $ 3,239     $ 30,533
Total assets............   62,939   58,837   66,598   66,294  103,092  96,439  95,358      123,580
Total long-term
 obligations, including
 current portion........   39,111   37,889   36,218   35,022   56,833  53,005  50,672      101,085
Redeemable preferred
 partnership interests..       --       --    8,188    8,760   14,693  15,722  16,265        5,891
Partners' capital
 (deficit)..............   11,259    7,284   12,199    8,047    7,943   1,373  (3,200)      (4,267)
Ratio of net debt to LTM
 EBITDA(9)..............      --       --       --       --       --      --      --          3.55x

(footnotes on following page)

(footnotes to table on preceding page)
- -------------------
(1) Includes the results of Comcast from January 31, 1994. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(2) Gross profit margin represents gross profit as a percentage of total revenues.

(3) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other income/expense. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. The Company, however, believes that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness.

(4) Includes additions to property and equipment and additions to deferred costs and intangible assets.

(5) For purposes of computing the ratio of earnings to fixed charges, earnings include net loss attributable to general and limited partners, redeemable preferred returns and interest expense, including that portion of lease expense attributable to interest costs. Fixed charges consist of preferred returns and interest expense, including that portion of lease expense attributable to interest costs. Earnings were insufficient to cover fixed charges by $9.5 million, $6.0 million, $0.7 million, $4.0 million, $8.1 million, $6.7 million, $4.0 million and $4.7 million for the year ended December 31, 1991, the eight-month period ended August 31, 1992, four-month period ended December 31, 1992, the years ended December 31, 1993, 1994, and 1995, and the six-month periods ended June 30, 1995 and 1996, respectively. On a pro forma basis, earnings were insufficient to cover fixed charges by $6.0 million and $4.4 million for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively.

(6) Gives pro forma effect to the Offering and the application of $61.7 million of the estimated net proceeds therefrom to repay existing indebtedness as if the Offering had taken place on January 1, 1995.

(7) Total interest expense consists of cash interest expense on the Senior Notes at an assumed rate of 11% plus the amortization of deferred debt issuance costs. Pro forma total interest expense gives effect to the issuance of the Senior Notes only to the extent that the proceeds therefrom are used to repay existing indebtedness. Giving effect to the full amount of the Senior Notes, cash interest expense would have been $11.1 million and $5.6 million for the year ended December 31, 1995 and the six-month period ended June 30, 1996, respectively. The ratio of EBITDA for the twelve months ended June 30, 1996 to cash interest expense for the same period (excluding the impact of any interest income earned on the Company's cash balances) would have been 1.79x.

(8) As adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom as if the Offering had taken place on June 30, 1996.

(9) For purposes of calculating the ratio of net debt to LTM EBITDA, net debt is defined as total long-term obligations (including the current portion thereof) less cash and cash equivalents, and LTM EBITDA is defined as EBITDA for the twelve months ended June 30, 1996.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

  The Company operates as a limited partnership and as such, the income tax effects of all earnings or losses of the Company are passed directly to the partners and no provision for income taxes is required.

  In January 1994, the Partnership acquired the assets of its largest franchisee, Comcast, for approximately $33.0 million (the "Comcast Acquisition"). Operating results in 1994 include eleven months of Comcast operations, while operating results in 1995 include a full year of Comcast operations. The former Comcast operations represented approximately 28% of the Company's revenues in 1995. Following the Comcast Acquisition, the Company eliminated redundant administrative and field operations, resulting in annualized net savings estimated by the Company to be approximately $1.8 million, the majority of which was realized immediately.

  The Company derives revenues from its business services and from the sale, installation and servicing of customer premises equipment. The Company's principal business services include broadcast music services, on-premise tapes, on-premise music video, audio marketing and in-store advertising. Business services represented approximately 60% of total revenues in 1995. Equipment and related revenues accounted for the remaining 40% of 1995 revenues. A large majority of the Company's broadcast and on-premise tape revenues are generated from subscribers who typically execute five-year contracts at rates ranging from $35 to $75 per month. These subscription rates typically include the provision of the Company's equipment for use at the subscriber's location. Royalties received from franchisees and international distributors are included in broadcast music revenues and represented approximately 7.9% of total revenues in 1995. The Company's franchisees pay royalties to the Company based generally on 10% to 11.5% of adjusted music revenues, which are broadcast music revenues less licensing payments and bad debt write-offs. In-store advertising revenues are generated from the sale of advertising for delivery to certain subscribers. On-premise music video revenues are derived from the sale of specialized on-premise music videos targeted for certain segments of the market place. Audio marketing revenues are generated primarily from the sale of customized audio messages for use with "on-hold" telephone systems. The Company also provides other broadcast business services, including AdParting(R), data delivery services, custom business television and other music-related services.

  Equipment revenues are derived from the sale or lease of audio system-related products, principally sound systems and intercoms, to business music subscribers and other customers. The Company also sells electronic equipment, principally DBS receivers and dishes, as well as proprietary tape playback equipment, audio and video equipment to its franchisees to support their business music services. Installation, service and repair revenues consist principally of revenues from the installation of sound systems and other equipment that is not expressly part of a business music contract, such as paging, security and drive-through systems. These revenues also include revenue from the installation, service and repair of equipment installed under a business music contract. Music contract installation revenues are deferred and recognized over the term of the respective contracts.

  Cost of revenues for business services consists primarily of broadcast, delivery, manufacturing, licensing and research costs associated with providing music and other business services to a subscriber or a franchisee. Cost of revenues for equipment represents the purchase cost plus handling, shipping and warranty expenses. Cost of revenues for installation, service and repair consists primarily of service and repair labor and labor for installation that is not associated with new business music subscribers. Installation costs associated with new business music subscribers are capitalized and charged to depreciation expense over ten years.

  Selling, general and administrative expenses include salaries, benefits, commissions, travel, marketing materials, training and occupancy costs associated with staffing and operating local and national sales offices. Such expenses also include personnel and other costs in connection with the Company's headquarters functions. A significant portion of commissions and certain other selling costs are capitalized on a successful-efforts basis and charged as amortization expense over the average contract term of five years and, accordingly, are not reflected in selling, general and administrative expenses. The Company capitalized $1.3 million, $2.8 million and $3.2 million of such costs in 1993, 1994 and 1995, respectively.

  The Company amortizes leasehold improvements over the shorter of the lease term or five years and deferred costs and intangible assets over lives ranging from two and one-half to ten years. These deferred costs and intangible assets consist of the costs associated with subscriber contracts acquired from third parties (typically amortized on an accelerated basis over eight years), commissions and certain other sales related expenses (five years), the acquisition and production costs of a music library (typically five years), organizational expenses related to acquiring certain franchise operations (five years) and capitalized financing costs (over the life of the loans).

  As part of the Offering, the Company will adopt a performance-based Amended and Restated Management Option Plan (the "Amended and Restated Option Plan") that replaces an option plan implemented in connection with the 1992 Acquisition. The options granted under the Amended and Restated Option Plan represent the same proportionate equity interest and carry equivalent exercise prices as the options granted under the original plan. The Company has not been required to record non-cash compensation expense for the original plan because those options were not deemed exercisable. The Amended and Restated Option Plan will result in non-cash compensation being recorded in the future. Non-cash compensation expense will be determined with respect to options under the Amended and Restated Option Plan based on the difference between the exercise price and the fair value of the partnership units and recognition of expense will begin when it is deemed that the options are, in the judgment of management, likely to become exercisable. Such expense will be recognized from that date to the date the options actually become exercisable and will appear in the Company's Statement of Operations as part of operating income (loss) on a separate line item entitled "Non-cash incentive compensation expense."

  Capital Corp., a wholly-owned subsidiary of the Company, was organized on May 8, 1996, has nominal assets and conducts no business operations. Capital Corp. has no independent operations and is dependent on the cash flow of the Company to meet its sole obligation, the payment of interest and principal on the Senior Notes when due. A discussion of Capital Corp. has been omitted in the period-to-period comparison that follows due to its limited history, lack of significant assets and lack of operations. See "Risk Factors--Limited Ability of Capital Corp. to Satisfy its Obligations on the Senior Notes."

RESULTS OF OPERATIONS

  The following table sets forth certain financial information for the periods presented and should be read in conjunction with the Company's Financial Statements, including the Notes thereto, appearing elsewhere in this
Prospectus:

                                                        SIX-MONTH
                                                      PERIOD ENDED
                          YEAR ENDED DECEMBER 31,       JUNE 30,            PERCENTAGE CHANGE
                          -------------------------  ----------------  -----------------------------
                                                                                          FIRST HALF
                                                                                           1996 VS.
                                                                       1994 VS.  1995 VS. FIRST HALF
                           1993     1994     1995     1995     1996      1993      1994      1995
                                                 (DOLLARS IN THOUSANDS)
Revenues:
 Business services:
 Broadcast music........  $28,023  $39,519  $40,664  $20,166  $20,858    41.0 %     2.9 %     3.4 %
 On-premise tapes.......    5,067    5,434    4,895    2,483    2,236     7.2      (9.9)     (9.9)
 Other broadcast........      950    1,227    1,403      669      742    29.2      14.3      10.9
 On-premise music vid-
  eo....................    1,010    1,257    1,741      735    1,029    24.5      38.5      40.0
 Audio marketing........      769    1,615    2,027      970    1,199   110.0      25.5      23.6
 In-store advertising...      306      814      913      550      320   166.0      12.2     (41.8)
 Other..................      675      544      846      343      593   (19.4)     55.5      72.9
                          -------  -------  -------  -------  -------
   Total music and other
    business services...   36,800   50,410   52,489   25,916   26,977    37.0       4.1       4.1
                          -------  -------  -------  -------  -------
 Equipment..............   15,885   23,060   23,901   11,641   10,400    45.2       3.6     (10.7)
 Installation, service
  and repair............    5,856    9,946   10,491    5,005    4,779    69.8       5.5      (4.5)
                          -------  -------  -------  -------  -------
   Total equipment and
    related services....   21,741   33,006   34,392   16,646   15,179    51.8       4.2      (8.8)
                          -------  -------  -------  -------  -------
   Total revenues.......   58,541   83,416   86,881   42,562   42,156    42.5       4.2      (1.0)
Gross profit:
 Business services......   26,188   36,725   38,024   18,853   19,476    40.2       3.5       3.3
 Equipment..............    5,139    9,596   10,450    5,206    4,970    86.7       8.9      (4.5)
 Installation, service
  and repair............     (153)      (3)      47      (25)     (94)    --        --        --
                          -------  -------  -------  -------  -------
   Total gross profit...   31,174   46,318   48,521   24,034   24,352    48.6       4.8       1.3
Gross profit margin(1)..    53.3%    55.5%    55.8%     56.5%    57.8%
Selling, general and
 administrative ex-
 penses.................  $19,603  $28,699  $28,496  $14,628  $15,107    46.4      (0.7)      3.3
S,G&A margin(2).........    33.5%    34.4%    32.8%     34.4%    35.8%
EBITDA(3)...............  $11,571  $17,619  $20,025  $ 9,406  $ 9,245    52.3      13.7      (1.7)
EBITDA margin(4)........    19.8%    21.1%    23.0%     22.1%    21.9%
Net income (loss).......  $(3,475) $(7,183) $(5,714) $(3,455) $(4,175)    --        --        --

- ---------------------
(1) Gross profit margin represents gross profit as a percentage of total revenues.
(2) S,G&A margin represents selling, general and administrative expenses as a percentage of total revenues.
(3) EBITDA represents earnings before interest expense, income taxes, depreciation, amortization and other income/expense. EBITDA does not represent and should not be considered as an alternative to net income or cash flow from operations as determined by generally accepted accounting principles. The Company, however, believes that EBITDA provides useful information regarding a company's ability to service and/or incur indebtedness.
(4) EBITDA margin represents EBITDA as a percentage of total revenues.

SIX-MONTH PERIOD ENDED JUNE 30, 1996 COMPARED TO SIX-MONTH PERIOD ENDED JUNE 30, 1995

  Revenues. Total revenues decreased 1.0% from $42.6 million in the first six months of 1995 to $42.2 million in the first six months of 1996 as a result of an 8.8% decrease in equipment and related services revenues that was partially offset by a 4.1% increase in business services revenues. Equipment sales decreased 10.7% as the Company maintained its focus on higher margin sales and reduced its participation in lower margin competitively bid equipment sales. Starting in late 1995, the Company also began to deemphasize the sale of equipment not integral to the Company's business services. Installation, service and repair revenues decreased from strong levels generated in the 1995 period due to fewer installations of large equipment jobs in the 1996 period. Broadcast music revenues grew 3.4% in the 1996 period due to increased demand and the conversion of on-premise tape subscribers to broadcast music services, which was offset in part by the cancellation of three national broadcast accounts during the 1996 period. On-premise tape revenues continued to decline principally due to the Company's conversion of many of these customers to broadcast services. On-premise music video, audio marketing and other broadcast services revenues continued to benefit from growing demand for these services, as a group increasing 25.1% in the 1996 period over the 1995 period. In-store advertising revenues declined 41.8% principally due to sales to a single customer in the first six months of 1995 that did not continue into the last six months of 1995 or the first six months of 1996. Other business services revenues increased as a result of an increase in reimbursable satellite fee revenue and the one-time sale of proprietary software and other rights to Muzak Europe.

  Gross Profit. Total gross profit increased 1.3% from $24.0 million in the first six months of 1995 to $24.4 million for the first six months of 1996 while the gross profit margin increased from 56.5% to 57.8%, respectively. This improvement was principally due to an improvement in equipment sales gross profit margin from 44.7% in the 1995 period to 47.8% in the 1996 period reflecting sales of higher margin equipment. This improvement was partially offset by a slight decline in the business services gross profit margin primarily due to lower in-store advertising and on-premise tape revenues and a decrease in on-premise music video margin, combined with higher compensation, satellite and licensing costs.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 3.3% from $14.6 million in the first six months of 1995 to $15.1 million in the first six months of 1996 and increased as a percentage of total revenues from 34.4% to 35.8%, respectively. Selling and marketing expenses remained essentially unchanged at $5.4 million for the first six months of 1995 and 1996. General and administrative expenses increased 5.1% from $9.2 million in the first six months of 1995 to $9.7 million over the same period in 1996. This increase was due primarily to an increase in relocation expenses, consulting expenses related to the EchoStar agreements and the Internet MusicServer SM project, communication costs related to the Internet MusicServer SM project and national account rollouts, the continued centralization of data and collection systems, and higher travel and rent expense and personal property taxes.

  Depreciation Expense. Depreciation expense increased 10.4% from $4.7 million in the first six months of 1995 to $5.2 million in the first six months of 1996 due to an increase in fixed assets of $8.2 million primarily related to an increased investment in equipment for business service customers, new service and delivery vehicles and computers and other equipment for video production, the EchoStar uplink facility and systems upgrades and development.

  Amortization Expense. Amortization expense increased 0.5% from $4.4 million in the first six months of 1995 to $4.5 million in the first six months of 1996 as a result of an increase to intangible assets of $5.6 million primarily attributable to business acquisitions, obtaining customer contracts and creating master recordings partially offset by the final amortization in the 1995 period of the music purchased as part of the 1992 Acquisition.

  Interest Expense. Interest expense decreased 5.7% from $3.8 million for the first six months of 1995 to $3.6 million in the first six months of 1996 principally due to a $2.5 million paydown of the Company's term loan in July 1995, a $2.5 million paydown of the term loan in January 1996 and a reduction of the effective weighted average interest rate under the term loan and revolving credit facility from 11.3% for the 1995 period to 10.6% for the 1996 period.

  Other (Income) Expense. Other (income) expense reflected expense of $228,000 in the first six months of 1996 versus income of $42,000 in the comparable period in 1995, primarily due to a loss on the sale of a product line acquired in the Comcast Acquisition that was inconsistent with the Company's strategic plans and equity in losses of Muzak Europe not included in the 1995 period.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

  Revenues. Total revenues increased 4.2% from $83.4 million in 1994 to $86.9 million in 1995 principally as a result of a 4.1% increase in business services revenues and a 4.2% increase in equipment and related revenues. Business services revenues increased due to an increase in the number of broadcast music subscribers, offset partially by a reduction in the royalty surcharges paid by franchisees for DBS services. Other business services revenues, with the exception of on-premise tape sales, increased at more rapid rates than broadcast music revenues due to the increased marketing of, and increasing customer demand for, video, audio messaging, and AdParting(R) services, among others. On-premise tape revenues declined due to the Company's conversion of such customers to broadcast services, primarily DBS transmission. Royalties and other fees from franchisees and international distributors (included in broadcast music revenues) accounted for $6.9 million or 7.9% of the Company's revenues in 1995, compared with $6.8 million or 8.2% of the Company's revenues in 1994 due to growth in the number of customer locations being served, partially offset by a planned reduction in DBS surcharges. Equipment revenues increased 3.6% as a result of an increase in leased equipment subscribers. Installation, service and repair revenues increased 5.5% primarily related to large job revenue increases. In-store advertising revenues increased 12.2%, principally due to sales to a single customer in the first quarter of 1995, which did not continue into the last three quarters of the year.

  Gross Profit. Total gross profit increased 4.8% from $46.3 million in 1994 to $48.5 million in 1995. As a percentage of total revenues, gross profit increased slightly from 55.5% in 1994 to 55.8% in 1995. The improvement in the gross profit percentage in 1995 was due to growth in higher margin business services, such as broadcast music, audio marketing and on-premise music video services, and improved equipment margins.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses decreased 0.7% from $28.7 million in 1994 to $28.5 million in 1995. As a percentage of total revenues, selling, general and administrative expenses declined from 34.4% in 1994 to 32.8% in 1995. Selling and marketing expenses declined 5.1% from $11.3 million in 1994 to $10.7 million in 1995. This decline was primarily attributable to a reduction in local sales offices' administrative and operating support personnel, reduced costs of new product and service research, a decrease in promotional expenses and lower sales award costs, offset somewhat by higher non-capitalized selling costs. General and administrative costs increased 2.1% from $17.4 million in 1994 to $17.8 million in 1995, primarily due to relocation and expansion of the headquarters office, additional personnel to support centralization of local and national sales office services, higher bad debt expense and consulting expenses for the Internet MusicServer SM and EchoStar projects. These increased expenses were partially offset by a decrease in bonuses accrued and expenses incurred in 1994 in connection with an unconsummated financing.

  Depreciation Expense. Depreciation expense increased 14.3% from $8.2 million in 1994 to $9.4 million in 1995, principally as a result of an increased investment in equipment installed at customers' premises due to an expanded customer base, and twelve months of depreciation of the assets acquired in the Comcast Acquisition in 1995 compared to eleven months in 1994.

  Amortization Expense. Amortization expense decreased 7.4% from $9.6 million in 1994 to $8.9 million in 1995. The decline in amortization expense was due to the final amortization in early 1995 of music acquired in the 1992 Acquisition.

  Interest Expense. Total interest expense increased 7.1% from $7.0 million in 1994 to $7.5 million in 1995. The increase in interest expense in 1995 as compared to 1994 was the result of increased borrowing as well as an increase in the effective weighted average interest rate under the Company's existing term loan and revolving credit facility from 10.0% in 1994 to 11.2% in 1995.

YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

  Revenues. Total revenues increased 42.5% from $58.5 million in 1993 to $83.4 million in 1994 primarily as a result of the Comcast Acquisition. Business services revenues increased 37.0% from $36.8 million to $50.4 million from 1993 to 1994. Equipment revenues increased 45.2% as a result of the Comcast Acquisition, resulting in higher sales of DBS equipment, sound system equipment and leased drive-through equipment. Installation, service and repair revenues increased 69.8% from 1993 to 1994 also as a result of the Comcast Acquisition. Video revenues increased 24.5% in 1994 as compared to 1993 due to the acquisition of an on-premises music video operation as of February 28, 1994 that significantly expanded the Company's base of video customers and its capability to service a larger customer base. In-store advertising revenues increased 166.0% due to increased efforts in marketing this service.

  Gross Profit. Total gross profit increased 48.6% from $31.2 million in 1993 to $46.3 million in 1994 primarily as a result of the Comcast Acquisition. As a percentage of total revenues, gross profit increased from 53.3% in 1993 to 55.5% in 1994. The improvement in the gross profit percentage in 1994 was principally due to improved profit margins on equipment revenues and business services revenues. The significant improvement in equipment profit margin from 32.4% in 1993 to 41.6% in 1994 was due to a greater proportion of higher margin equipment lease revenues and more selective bidding of competitive equipment contracts.

  Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 46.4% from $19.6 million in 1993 to $28.7 million in 1994. As a percentage of total revenues, selling, general and administrative expenses increased from 33.5% in 1993 to 34.4% in 1994. Selling and marketing expenses increased 44.7% from $7.8 million in 1993 to $11.3 million in 1994. This increase was attributable to the Comcast Acquisition, and the acquisition of the video operation as well as an increase in research and development. General and administrative expenses increased 47.6% from $11.8 million in 1993 to $17.4 million in 1994, primarily due to the new locations and facilities acquired from Comcast and expenses incurred in connection with an unconsummated financing.

  Depreciation Expense. Depreciation expense increased 88.8% from $4.3 million in 1993 to $8.2 million in 1994. The significant increase in 1994 as compared to 1993 is attributable to the acquisition of approximately $16.0 million in tangible assets in the Comcast Acquisition.

  Amortization Expense. Amortization expense increased 38.6% from $6.9 million in 1993 to $9.6 million in 1994. The significant increase in 1994 as compared to 1993 is attributable to the acquisition of approximately $14.0 million of intangible assets related to the Comcast Acquisition.

  Interest Expense. Total interest expense increased 84.7% from $3.8 million in 1993 to $7.0 million in 1994 as a result of additional borrowings and an effective weighted average interest rate under the Company's existing term loan and revolving credit facility of 10.0% in 1994 as compared to 9.1% in 1993. The additional borrowings in 1994 were a result of the Comcast Acquisition.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's liquidity needs have been primarily for capital expenditures, business acquisitions, debt service and working capital. As of June 30, 1996, the Company had a working capital deficit of $12.1 million compared with a working capital deficit of $4.9 million as of June 30, 1995. The increase in the deficit for this period was due principally to an increase in short-term debt, utilized primarily to fund capital expenditures and repay term debt.

  The Company's investing activities, excluding the Comcast Acquisition, have historically included the purchase of on-premise customer equipment (such as satellite dishes and receivers) and certain capitalized deferred costs related to business acquisitions, obtaining customer contracts and creating master recordings. Capital expenditures were $4.5 million in 1993, $9.5 million in 1994, $8.1 million in 1995, $3.7 million in the first half of 1995 and $4.5 million in the first half of 1996. Additions to deferred costs were $3.7 million in 1993, $4.3 million in 1994, $4.6 million in 1995, $2.4 million in the first half of 1995 and $2.9 million in the first half of 1996. The Company believes that its future investing activities may include acquisitions of the Company's franchisees to further its operating strategy and other acquisitions in addition to these capital expenditures and deferred customer and music acquisition costs.

  The Company's primary sources of liquidity have been cash flows from operations and bank borrowings. Net cash provided by operating activities for the first half of 1996 was $10.6 million as compared to $8.1 million for the comparable 1995 period. This increase was due to an increase in cash from operating assets and liabilities, primarily payables and accruals. Net cash provided by operating activities for the year ended December 31, 1995 was $14.2 million as compared to $15.7 million in 1994. Cash provided by the Company's operations, adjusted for the effect of non-cash items, totaled $14.7 million in 1995, an increase of $2.3 million over the $12.4 million provided in 1994, due primarily to a reduction in the Company's net loss through improved operating performance. Net changes in the operating assets and liabilities utilized cash of $500,000 in 1995 as compared to providing cash of $3.3 million in 1994. The change in operating assets and liabilities was primarily attributable to a reduction in accounts payable and accrued expenses.

  The Company has a term loan ($38.5 million outstanding as of June 30, 1996) and a $13.0 million revolving credit facility ($10.8 million outstanding as of June 30, 1996) provided by Union Bank of Switzerland, New York Branch ("UBS"), and other lenders. Substantially all of the Company's assets and the interests in the Company held by MLP, certain of its affiliates and the Management Investors are pledged as collateral under the UBS term loan and credit facility. The revolving credit facility is available for, among other things, ongoing working capital needs and letters of credit. This credit facility terminates on January 15, 2001. Interest accrues on the outstanding principal amounts of the term loan and the revolving credit facility at an interest rate based on UBS's announced base rate plus 1.75% or LIBOR plus 3.00%. The Company intends to repay the outstanding amounts under the UBS term loan and revolving credit facility with the proceeds of the Offering. See "Use of Proceeds." As of June 30, 1996, aggregate maturities of the Company's term loan were $3.0 million in 1996, $7.0 million in 1997, $8.0 million in 1998, $8.0 million in 1999, $8.3 million in 2000 and $4.2 million in 2001.

  The Company leases certain facilities under both operating and capital leases. Minimum lease payments for 1996 under noncancelable leases are $6.3 million.

  The Company anticipates capital expenditures of between $11.9 and $12.4 million in 1996 and additions to deferred costs and intangible assets of between $4.8 and $5.2 million in 1996. The level of capital expenditures and additions to deferred costs and intangible assets are subject to a variety of factors which may cause these expenditures to exceed the ranges set forth above.

  Through June 30, 1996, the Company had capitalized approximately $1.1 million of expenses associated with an initial underwritten public offering of its equity securities. In August 1996, the Company postponed the equity offering. If it is determined that a public equity offering is not likely to occur, these capitalized expenses will be charged to operations in the quarter such determination is made.

  The Company believes that subsequent to the Offering, its cash flows from operations, borrowing availability and cash on hand will be adequate to support currently planned business operations, capital expenditures and debt service requirements at least through December 1998. If the Company engages in one or more material acquisitions, joint ventures or alliances or other major business initiatives requiring significant cash commitments, or incurs unanticipated expenses, additional financing could be required.

  The 1992 Acquisition of the business of the Predecessor by CCI and certain of the Management Investors provides for contingent earn-out payments ("Earn-Out Payments") of between $5.0 million to $24.0 million to the Predecessor if certain performance measures are achieved in the five years following the transaction. The minimum performance requirement for the $5.0 million Earn-Out Payment requires the Company to achieve a cumulative performance target (as defined in the acquisition documents) over the five-year period ending
August 31, 1997. The Company believes that the minimum performance target triggering an Earn-Out Payment will not be reached.

  The Washington State Department of Revenue has levied an assessment against the Predecessor for $1.7 million in sales and use and business and occupation taxes for the period from 1987 through September 1992. Under successor liability statutes in the State of Washington, the Company could, if the Predecessor fails to pay its tax obligation, become liable for the assessment. The assessment is under appeal by the Predecessor. The Company has the right to offset any future payments from the Company to the Predecessor if the Predecessor fails to pay its tax obligation. Management does not believe that the assessment will have an adverse effect on the Company's financial condition or results of operations.

INFLATION AND CHANGING PRICES

  Management does not believe that inflation and other changing prices have had a significant impact on the Company's operations.

                                   BUSINESS

GENERAL

  The Company is the leading provider of business music in the United States, based on the number of customer locations served. The Company and its franchisees serve approximately 180,000 customer locations in the United States, representing a market share of approximately 50% of the estimated number of domestic locations currently served by business music providers and approximately twice the estimated number of locations served by its nearest competitor. Through a network of distributors, the Company also provides business music to subscribers outside the United States. In addition, the Company offers its customers a range of non-music services, including broadcast data delivery, video, audio marketing and in-store advertising services, and sells, installs and services related equipment.

  The Company markets business music in a variety of formats, including (i) its well-known proprietary Environmental Music(R) (or "background" music) and
(ii) over 100 "foreground" music formats ranging from top-of-the-charts hits to contemporary jazz, country music and classical music. Internal and third-party studies sponsored by the Company have indicated that properly programmed music can have a favorable impact on listeners in business and retail environments. The broadcasting of music, including the rebroadcasting of commercial music, in such locations is not permitted without licenses and the payment of royalties. Environmental Music(R), which is principally comprised of instrumental versions of popular songs that have been adapted and rerecorded by the Company, is generally used in business offices and manufacturing facilities to improve employee concentration and reduce stress. Foreground music, consisting principally of original artist recordings, is most commonly used in public areas, such as restaurants and retail establishments, primarily as a sales enhancement tool. The Company distributes 30 of its channels by broadcast media (principally DBS transmission) and supplies the balance to subscribers in the form of long-playing audio tapes.

  Since 1991, the total number of domestic customer locations served by the Company and its franchisees has grown from 134,000 to 180,000, with the number of domestic customer locations served by the Company growing from approximately 32,000 to approximately 62,000 and the number of domestic customer locations served by the Company's franchisees growing from approximately 102,000 to approximately 118,000. Over the same period, the Company's total revenues and EBITDA have grown from $56.0 million and $12.6 million in 1991, respectively, to $86.9 million and $20.0 million in 1995, respectively, and the Company's net losses from operations have decreased from approximately $9.5 million in 1991 to approximately $5.7 million in 1995.

  Capital Corp., a wholly-owned subsidiary of the Company, has nominal assets and does not conduct any operations.

COMPETITIVE STRENGTHS

  The Company believes that it possesses a number of attributes that have allowed it to become the leading provider of business music in the nation (based on number of customer locations served), including:

  Broad Appeal to Diverse Customer Base. The Company's music products have been programmed to appeal to a variety of end users, including business offices, manufacturing facilities, retail establishments and restaurants. The Company's salesforce markets over 100 different music formats, allowing each customer to select a format appropriate for its line of business and customer base. The Company's major national customers include national restaurant chains, such as Taco Bell, McDonald's and Boston Market, and specialty retailers, such as Nordstrom, Crate & Barrel, Kroger, Staples, Hallmark and Wal-Mart, as well as a large number of local and regional accounts, none of which represents more than 3% of the Company's consolidated revenues and the top five of which represent in the aggregate less than 10% of consolidated revenues. The Company believes that the geographic dispersion of its customers, and the diversity of businesses in which they are engaged, minimizes the impact to the Company of a cyclical downturn in any one area of the country or in any one sector of the economy.

  Attractive Economics to Customers and the Company. The Company believes that its services are highly cost effective, providing an important business tool to its customers for a low monthly cost. On average, the Company receives approximately $45 of revenue per month per subscriber location, net of licensing fee and applicable royalties, for which it makes an investment per subscriber location (including sales commission) of approximately $950 for medium-powered DBS subscribers (substantially lower for local broadcast technology subscribers). This allows the Company to recover its capital costs within two years. The Company's customers typically enter into long-term contracts, which are generally for a period of five years with an automatic renewal option. The Company's annual cancellation rate is less than 10% of music and other business services revenues, which equates to an average length of service per customer of approximately ten years.

  Full Line of Audio, Video and Data Products and Services. The Company can provide its customers with an integrated package of services including: (i) over 100 different music formats including both background and foreground music; (ii) customized audio messages inserted in regular programming; (iii) e-mail and computer bulk data transfer; (iv) on-premise music videos; (v) customized messages for use with "on-hold" business telephone systems; and
(vi) "point of purchase" audio advertising and merchandising services. The ability to deliver a package of music and non-music services over a common transmission system has been a critical factor in enabling the Company to generate incremental revenues from its customers at little or no additional cost, gain new customers and protect existing customers from competitive business music providers that do not offer such a broad line of products and services.

  Multiple Delivery Systems. The Company believes that its ability to distribute its services through each of high-powered and medium-powered DBS transmission, local radio broadcast transmission, telephone lines and audio tapes enables it to effectively serve customers with either single or multiple locations as well as those having varied music or service needs. The number of domestic subscriber locations served by medium-powered DBS transmission has grown from approximately 26,000 at the end of 1991 to approximately 120,000 at June 30, 1996. In addition, the Company has recently entered into a unique distribution arrangement with EchoStar. The Company anticipates that its agreements with EchoStar will enable it to: (i) attract additional business music subscribers by offering an expanded array of DBS-delivered music programming; (ii) deliver music services to residential subscribers for the first time; and (iii) deliver television programming, such as CNN(R), MTV(R) and ESPN(R), to business music subscribers in packages specifically designed for businesses (i.e., news, entertainment or lifestyles). In addition, the EchoStar agreements provide the Company with high-powered DBS transmission capability to supplement its existing medium-powered DBS system, reduced equipment installation costs and an opportunity to shift certain equipment costs to the subscriber.

  Integrated Sales Network. The Company believes that its 35 sales offices in the United States, its 81 franchisees, whose sales territories cover the remaining market in the United States, and its 20 international distributors in 15 foreign countries, comprise the largest network of customer sales and service offices among business music providers in the United States. The Company further believes that this network allows the Company, among other things, to more effectively market to and support its national and international accounts.

OPERATING STRATEGY

  The Company believes it has opportunities to achieve growth in revenues and cash flow by:

  Increasing U.S. Market Penetration. The Company intends to increase its penetration of the U.S. market by expanding its local and national account sales force, offering more music formats (including up to 60 broadcast formats with the EchoStar agreements), developing sales strategies focused on underserved market segments and aggressively marketing its services as part of a unique bundled package. 1993 census data indicate that there are approximately 6.4 million business locations in the United States, including approximately 1.1 million retail outlets and 450,000 restaurant and other food service locations. Of the total 6.4 million business locations, only about 5% are currently believed by the Company to subscribe to a business music service.

  Pursuing Strategic Relationships and Acquisitions. The Company intends to pursue additional strategic relationships, acquisitions and joint ventures, such as the Company's recent distribution agreements with EchoStar and its 1994 acquisition of the assets of Comcast, then the Company's largest franchisee, in order to: (i) increase the breadth of its programming offerings; (ii) further diversify its distribution channels; and (iii) take advantage of certain economies of scale.

  Expanding in International Markets. The Company plans to continue its expansion in Europe primarily through strategic relationships and joint ventures, such as Muzak Europe, a joint venture formed in 1995 between the Company and Alcas, a leading European business music provider. This joint venture couples the Company's broadcast technology skills with Alcas' market knowledge and marketing expertise and further permits the Company to leverage its assets and programming expertise and diversify its sources of revenue. The Company also intends to expand into Latin America and Asia by establishing similar strategic relationships in those markets.

  Exploiting New Market Opportunities. The Company intends to continue to leverage its music programming expertise and its extensive recorded music library into new products and markets. For example, the Company has recently developed and begun operating its proprietary MusicServer SM service, which permits real-time delivery of digitized song samples over the Internet to music retailers and others (including companies such as CDnow!, Tower Records and Microsoft) that require access to a large library of recorded music.

  Enhancing Operating Margins. The Company seeks to enhance operating margins through continued centralization of operations and leveraging fixed expenses over a wider customer base. The Company strives to exploit less costly transmission technologies and to reduce the capital required to initiate service to a customer.

BUSINESS MUSIC SERVICES

 MUSIC FORMATS

  The Company conducts on-going research into the effects of music on human behavior. This research has shown that certain types of music may reduce employee stress and improve worker performance by counteracting the fatigue cycles that affect workers, particularly those involved in repetitive work. This research also has shown that, in retail environments, certain types of music may induce consumers to purchase more and may help the retailer in its efforts to project a particular image of a store. The Company uses its research to create proprietary music program formats that will have a favorable impact on listeners. In addition, the Company's sales staff uses the results of its research to explain to prospective subscribers the benefits of business music and to assist each subscriber in choosing a music format which will further the subscriber's desired business goal. These music formats cover a wide range of musical tastes.

  The Company's best-selling format, Environmental Music(R), is a unique blend of completely instrumental music that is distributed to subscribers via DBS transmission and local broadcast technology. Environmental Music(R) is principally comprised of instrumental versions of popular songs that have been adapted and rerecorded by the Company ("covers"), instrumentals that have been composed and recorded exclusively for inclusion in the Environmental Music(R) program ("originals"), and some commercially available instrumental recordings, and is generally used in business offices and manufacturing facilities to improve employee concentration and reduce stress. The Environmental Music(R) library consists of approximately 30,000 recordings owned by the Company, of which approximately 5,000 are actively used at any given time. The library includes the instrumental recordings of titles made popular by a wide variety of artists and composers, ranging from George Gershwin to Elvis Presley, Boyz II Men and Toad the Wet Sprocket. The Company spends over $400,000 annually in payments to third parties to update the library and adds approximately 1,000 new selections each year. In 1993, in order to improve the quality of its active Environmental Music(R) library, the Company digitally remastered all of its recordings on compact discs.

  Foreground music, consisting principally of original artist recordings, is most commonly used in public areas, such as restaurants and retail establishments, primarily as a sales enhancement tool. The Company's most popular foreground music product, FM-1(R), features moderate tempo, original artist recordings of familiar adult contemporary favorites. Like Environmental Music(R), FM-1(R) has been developed for distribution to subscribers via DBS transmission and local broadcast technology. With its broad appeal, FM-1(R) is second to the Environmental Music(R) channel in the total number of subscriber locations served and is the Company's most widely-used format in the restaurant and retail markets. FM-1(R) features a broad range of popular artists from the last 30 years, with an emphasis on current popular music. FM-1(R) artists include Sting, Celine Dion, Elton John and Bonnie Raitt, among others.

  In addition to FM-1(R), foreground music formats developed by the Company for DBS or local broadcast transmission include:

             HITLINE(R)                            ADULT CONTEMPORARY
An up-to-the-minute mix of top chart       A more consumer-oriented version of
                hits.                       FM-1(R) with higher repetition of
                                                      current hits.

         COUNTRY CURRENTS(R)

 An upbeat mix of current and recent                ADULT ALTERNATIVE
         country music hits.                 An eclectic mix of artists and
                                             styles with a progressive edge.

           JUKEBOX GOLD(R)

Rock "n' roll hits of the '50s, '60s               NON-STOP HIP HOPSM
           and early '70s.                   The hottest new music from the
                                                        streets.

           '70S SONGBOOKSM

 A mix of familiar hits spanning the                   POWERROCKSM
      late '60s to early '80s.               Hard-edged hits and heavy metal
                                                      album tracks.


            URBAN BEATSM
 The best of contemporary urban hits                   THE EDGESM
    from today's hottest artists.          A mix of top hits and album tracks
                                            from the college and alternative
                                                      music charts.

     CONTEMPORARY JAZZ FLAVORSSM

  Today's light contemporary jazz,
  mainstream jazz and soft vocals.                    CLASSIC ROCK
                                            A non-stop collection of the best
                                            rock "n' roll tunes of all time.

           LIGHT CLASSICAL

An artful blend of chamber and small
 orchestral pieces from the Baroque                    NEW COUNTRY
        and Romantic periods.             An upbeat mix of top chart hits from
                                               today's country superstars.

           EXPRESSIONS(R)

 Light hits from yesterday and today               COUNTRY CLASSICSSM
  plus instrumental versions of hit       A blend of classic Country hits from
songs, easy jazz and acoustic music.            the '50s, '60s and '70s.


     CONTEMPORARY INSTRUMENTALS                    CONCERT CLASSICSSM
Smart contemporary instrumentals for           The most renowned classical
     businesses where vocals are                       symphonies.
           inappropriate.


                                                    JAZZ TRADITIONSSM
              HOT FMSM                     The more traditional, acoustic side
  The upbeat side of current Adult                 of the jazz genre.
         Contemporary music.

                                                      BIG BAND ERA

             EUROSTYLESM                   A blend of the best known standards
 Dance and Top 40 tracks hot off the           and hits from vocalists and
       European music charts.              instrumental artists from the '30s,
                                                     '40s, and '50s.


           LATIN STYLESSM
 A smooth blend of today's Spanish-               EASY INSTRUMENTALSSM
  language hits and Salsa rhythms.             A mix of lush and soothing
                                                 instrumental favorites.


          FIESTA MEXICANASM
 An upbeat blend of Mexican regional             CONTEMPORARY CHRISTIAN
 styles including Mariachi, Nortena        The very best from the top artists
             and Tejano.                    of contemporary Christian popular
                                                         music.


               HOLIDAY
 From November 1st through December                     KIDZONESM
 31st the Holiday Channel features a      A bright, upbeat mix of sing alongs,
      blend of traditional and            folk songs, soundtracks and pop hits
     contemporary holiday music.               targeted to kids ages 3-10.

  The Company has also developed approximately 80 different tape-based formats of foreground music targeted to the specialized business needs of subscribers with more focused customer demographics. Among the formats offered are contemporary jazz, chamber music, reggae, hard rock, German music, Chinese music and seasonal (holiday) music. These music programs are distributed to subscribers in the form of long-playing audio tapes that are replayed by the subscriber on its own premises using specially-designed equipment that has been installed by the Company. Subscribers typically receive an initial tape library of approximately 40 hours of music programming and are allowed unlimited exchanges of tapes during their first 30 days of service, thereby enabling them to fine-tune their format selections to their individual preferences and requirements. New tapes are generally sent to subscribers on a fixed schedule (30, 60 or 90 days), as selected by the subscriber, although subscribers can elect unlimited exchange privileges. In all cases, subscribers are required to return old tapes upon receipt of new tapes, and pricing varies with the frequency of exchange. As of June 30, 1996, the Company and its franchisees had approximately 18,000 subscribers for taped-based services.

 DISTRIBUTION SYSTEMS

  The Company's Environmental Music(R) and FM-1(R) programs are distributed to subscribers either through the Company's medium-powered DBS system or by local broadcast technology. The Company also uses its medium-powered DBS system to distribute these programs to its franchisees for local broadcasting to the franchisees' subscribers. Medium-powered DBS systems utilize satellite dishes ranging from 0.75 to 1.8 meters in diameter. At June 30, 1996, approximately 120,000 subscriber locations were served by its medium-powered DBS transmission and approximately 42,000 locations were served by local broadcast technology. In addition, at that date, on-premise tape programs were being distributed to approximately 18,000 subscriber locations.

  Satellite transmission has become the Company's primary delivery medium for its business music programs and most of its newest program formats are generally available only via satellite. The Company's proprietary Music Plus(R) service permits its medium-powered DBS subscribers to choose the traditional Environmental Music(R) and FM-1(R) formats as well as up to fourteen other foreground music formats from a single satellite transmission signal. In addition, its proprietary DayParting(R) and WeekParting(R) services enable a subscriber to arrange for automatic switching from one music format to another on a predetermined schedule to adjust to changing customer demographic patterns.

  The Company leases substantially all of its transponder capacity from Microspace, which also provides facilities for the uplink of the Company's signals to Microspace's transponder. Microspace, in turn, leases its transponder capacity on satellites operated by third parties, including the Galaxy IV satellite operated by Hughes, on which a majority of the Company's DBS signals are transmitted. The term of the Company's principal transponder lease with Microspace for the Galaxy IV satellite runs through the life of that satellite (which is expected to continue through 2004). Microspace may terminate its agreements with the Company if the Company materially breaches its obligations thereunder or if any governmental restriction results in a sustained interruption of the Company's performance thereunder. Microspace also is entitled to terminate its agreements with the Company immediately upon termination of its underlying agreement with Hughes. See "Risk Factors-- Dependence on Satellite Delivery Capabilities."

  The Company has begun offering high-powered DBS transmission service through the EchoStar satellite system, as more fully described below under "--EchoStar Agreements." High-powered DBS systems utilize satellite dishes as small as 18 inches in diameter. The Company's ability to expand its music services on the EchoStar satellite system is subject to EchoStar's ability to provide transponder capacity on its second high-powered direct broadcast satellite by December 31, 1997 (which satellite was launched on September 11, 1996), or, if the second satellite is not operational by December 31, 1997, EchoStar's willingness to allocate additional transponder capacity to the Company on EchoStar's first satellite. See "Risk Factors--Dependence on EchoStar and its Satellites" and "--EchoStar Agreements."

  Local broadcast transmission is used by the Company and its franchisees to distribute business music in localized metropolitan areas where the concentration of subscriber locations is sufficiently large to justify the cost. Local area FM broadcasting is primarily made via commercial FM radio station subcarriers and requires the use of a separate subcarrier and on-premises subscriber receiver for each program format being distributed. Accordingly, local broadcasting is not cost-effective for delivery of more than two formats to a particular area and is generally limited to the Company's most popular program formats, Environmental Music(R) and FM-1(R).

OTHER SERVICES

 NON-MUSIC BROADCAST SERVICES

  The Company offers a variety of non-music services to its medium-powered DBS business music subscribers that complement its music services. These services are generally "bundled" and marketed in conjunction with the Company's business music services. As a result, these services serve to stimulate sales of music services to new customers. In addition to providing incremental revenue, these services enable the Company to maintain strong relationships with its business music subscribers. These non-music services generally carry higher margins, since they require low incremental costs and when the associated revenue is shared by the Company and its franchisees, the Company receives 50% or 60% of these revenues in lieu of royalty payments.

  The Company currently offers the following non-music business services to its medium-powered DBS subscribers:

 . AdParting(R). AdParting(R) permits the subscriber to receive customized audio messages ("spots") interspersed in its business music service and to control the message content of the spot. This service is used by retailers ranging from supermarkets and convenience stores, to fast food restaurants and fashion retailers. At June 30, 1996, the Company was providing AdParting(R) to approximately 12,300 subscriber locations.

 . Broadcast Data Delivery. The Company's broadcast data delivery service provides point-to-multipoint electronic mail as well as computer to computer bulk data transfer. This service provides the subscriber with a low cost alternative to two-way data transmission systems. For example, fast food chains use this service to deliver software and other data updates to in-store computers at their outlets, while wholesale grocery distributors use it to provide price, inventory, product recall and delivery information to their network retailers. At June 30, 1996, the Company was providing broadcast data delivery services to approximately 5,200 subscriber locations.

 . Custom Business Television. The Company takes advantage of the availability of occasional use video transponder space to offer its customers the opportunity to broadcast private customer-specific video programming. At June 30, 1996, the Company was providing custom business television services to approximately 600 subscriber locations.

 ON-PREMISE MUSIC VIDEO--ZTV(R)

  The Company programs, duplicates on videotape and sells its proprietary ZTV(R) on-premise music video service to subscribers wishing to increase the impact of music through video. The Company's on-premise video programs allow subscribers to create an "MTV(R)-type" environment for their customers through specially programmed, long-playing videotapes. The ZTV(R) taped music videos are produced and shipped directly from the Company's production facilities to more than 3,000 viewing locations. Subscribers currently using the ZTV(R) service include Macy's, Bloomingdale's, Lord & Taylor, Filene's Basement, Oshman's Sporting Goods and Rent-A-Center.

  ZTV(R) offerings are available in the following categories, each consisting of multiple long-playing programs that are supplied to subscribers on a 30, 60 or 90-day rotation:

 . Music and Entertainment Programs. Programs produced for a variety of retailing environments, such as department stores, specialty shops, athletic footwear stores, children's apparel stores, sporting goods stores, toy and hobby stores, drug stores and appliance stores. These programs include licensed music video elements in addition to sports clips, cartoon and fashion segments and other elements appropriate to the demographics of a particular customer or application. These targeted programs are produced monthly and are supplied in four-hour tapes.

 . Music Video Programs. These are segued music video programs, representing a style and tempo of music applicable to particular business environments, and are produced monthly in two-hour and four-hour lengths.

 . VeeJay Programs. These monthly programs are produced exclusively for nightclubs and dance clubs and are furnished in one-hour lengths.

 AUDIO MARKETING

  The Company creates, produces and records spoken messages for use with "on-hold" business telephone systems, AdParting(R) broadcasts and other forms of in-store messaging and advertising.

 IN-STORE ADVERTISING

  The Company markets in-store "point of purchase" audio advertising and merchandising services for transmission through its medium-powered DBS system. The Company has established an industry-specific network (SuperLink(R)) of grocery wholesalers and wholesaler-supplied retailers and sells time on the network to advertisers seeking to deliver a message simultaneously to multiple locations in the network.

ECHOSTAR AGREEMENTS

  Through its agreements with EchoStar (the "EchoStar Agreements"), the Company has begun providing 30 channels of digital music programming, of which 27 channels are being distributed in stereo to EchoStar's residential customers, thus providing the Company with access to the residential consumer market for the first time. EchoStar, as part of its overall sales activities, will brand and market 27 channels of music programming provided by the Company and currently plans to package these channels as an automatic inclusion in the majority of its service packages. EchoStar's second high-powered satellite was launched on September 11, 1996, and when operational will give the Company the exclusive right to distribute approximately 30 additional channels to business music subscribers and will also provide EchoStar an additional three channels. However, there can be no assurance that the second satellite will become operational in a timely manner.

  The music services offered through EchoStar contain much of the Company's Music Plus(R) programming but are broadcast in digital stereo to appeal to residential customers instead of the monophonic format used in the Company's medium-powered DBS transmission system, which is more appropriate to business music applications. The Company's Environmental Music(R) and FM-1(R) channels are transmitted in the monophonic format over the EchoStar system to business music subscribers.

  The EchoStar agreements will allow the Company to expand the range of music that can be made available to businesses. They also provide the Company with access to a family of television programming services that the Company believes can be sold in several critical market segments, such as the hospitality and retailing markets. The availability of these television services is expected to allow the Company to penetrate commercial market segments and reach new customers that have traditionally been outside of its core subscriber base. The Company believes that EchoStar's high-powered DBS delivery technology also provides the Company with the opportunity to realize significant cost savings in furnishing music services to business subscribers. EchoStar's receiving equipment is smaller, lighter in weight, and simpler to install than the Company's medium-powered DBS receiving equipment, and as DBS television service increases in popularity, this equipment is expected to be mass manufactured and marketed, thus reducing its cost. In addition, the EchoStar receiving equipment generally is not proprietary and has uses and applications beyond commercial business music. Accordingly, the

Company believes that subscribers to business music services through the EchoStar system may be more likely to purchase the necessary receiving equipment rather than rely on Company-provided equipment, as has generally been the case to date, thus permitting the Company to reduce its per-subscriber capital investment with only a limited reduction in the monthly subscription charge.

  Pursuant to the EchoStar Agreements, EchoStar will pay the Company a programming fee for each residential music subscriber and will pay the Company's franchisees a commission on sales by EchoStar distributors to commercial customers in a franchisee's territory. Pursuant to the EchoStar Agreements, the Company pays EchoStar a fee for uplink transmission of the approximately 30 exclusive channels and rents space at EchoStar's Cheyenne, Wyoming uplink facility. The fees for the uplink of the channels and use of the uplink facility increase significantly upon the launch of EchoStar's second satellite once the Company is allocated an additional 2.4 megahertz of transponder capacity. EchoStar's second satellite was launched on September 11, 1996. The Company and its franchisees are obligated to pay EchoStar a royalty on music sales from EchoStar channels to commercial customers.

  EchoStar has agreed that it will not (i) provide transponder space to, (ii) enter into or maintain distributor agreements or relationships with, or (iii) enter into any agreements for the programming or delivery of any audio services via DBS frequencies with, a specified group of the Company's competitors. The Company has agreed it will not (i) secure transponder space for, (ii) enter into or maintain distributor agreements or relationships with, or (iii) enter into any agreement for the programming or delivery of any of the Company's services with any competitor of EchoStar via DBS frequencies or with specified competitors of EchoStar via K-band frequencies.

  The Company may terminate its agreements with EchoStar if EchoStar is unable to provide transponder capacity on its second satellite by December 31, 1997, unless EchoStar allocates 2.4 megahertz of transponder capacity on the EchoStar-I satellite for the Company's exclusive use.

  EchoStar may cancel the terms of the EchoStar Agreements related to the provision of residential music channels at any time. Upon such cancellation, EchoStar is required to pay to the Company the depreciated book value of the Company's capital investment in equipment to support residential music channels and to continue to provide 2.4 megahertz of transponder capacity for use by the Company. The Company and its franchisees also would be permitted to continue to market and sell the video services carried on the EchoStar system.

  The EchoStar relationship is still in its formative stage and there can be no assurance that the benefits anticipated by the Company will be realized. See "Risk Factors--Dependence on EchoStar and its Satellites."

INTERNET SERVICES

  The Company has recently developed and begun operating its Internet MusicServerSM service.

  The Company is seeking to exploit recent software developments in real-time delivery of audio via low-cost, high-speed modems to provide access to digitized samples of recordings in its library to businesses having informational or retailing sites on the Internet. The design of the Company's Internet MusicServer SM service allows the Company to use a hardware and software server system to, among other things, supply services to many different Internet-based retailers and thus provide music samples to many retailers more economically than those retailers could provide themselves. The MusicServer SM service permits music retailers and others to offer visitors to their websites access to digitized 30-second samples from the Company's library of recorded music. This service, which permits, among other things, a consumer to preview recordings offered for sale by a retailer, currently is being provided to CDnow!, an on-line retailer of compact discs and audio cassettes, Tower Records and Microsoft.

  There can be no assurance that Internet services will be economically viable or generate significant revenue for the Company. See "Risk Factors--Unproven Capabilities of New Services."

EQUIPMENT AND RELATED SERVICES

  The Company sells or leases various audio system-related products, principally sound systems and intercoms to its business music subscribers and other customers. The Company also sells electronic equipment, principally DBS receivers and dishes as well as proprietary tape playback equipment, to its franchisees to support their business music services business. All the equipment is manufactured by third parties, although some items bear the Muzak(R) brand name. Revenues from equipment and related services accounted for 40% of the Company's revenues in 1995 and 36% of such revenues during the six-month period ended June 30, 1996.

  The Company and its franchisees also sell, install and maintain non-music related equipment, such as intercoms and paging systems, for use by their business music subscribers and other customers. Although the maintenance of program-receiving equipment provided to business music subscribers is typically included as part of the overall music subscription fee, installation and maintenance of audio or other equipment not directly related to reception of the Company's business music service is provided on a contractual or time-and-materials basis. Labor rates and charges for installation and service vary by location and are determined by the Company or its franchisee. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

MARKETING

 COMPANY SALES OFFICES

  The Company has 35 sales offices in the United States, including in seven of the top ten U.S. markets (the greater metropolitan areas of New York, Los Angeles, Chicago, San Francisco, Boston, Dallas and Detroit). These 35 sales offices accounted for approximately 72% of the Company's revenues in 1995 and approximately 71% of such revenues during the six-month period ended June 30, 1996.

  The following table shows the locations of the Company's local sales offices by market size in descending order (major offices within each market are shown in boldface):

  LONG ISLAND CITY, NY                    SEATTLE/TACOMA, WA
    Hicksville, NY                           Spokane, WA


  LOS ANGELES, CA (BURBANK)               MINNEAPOLIS, MN

    Tustin, CA

                                          DENVER, CO
  CHICAGO, IL                                Colorado Springs, CO

    Peoria, IL
    Milwaukee, WI                         ORLANDO, FL

    Moline, IL
    Springfield, IL                       PORTLAND, OR
                                             Medford, OR


  SAN FRANCISCO, CA
    Sacramento, CA                        SAN DIEGO, CA

    San Jose, CA
                                          INDIANAPOLIS, IN

  BOSTON, MA                                 Ft. Wayne, IN

    Providence, RI
    Exeter, NH                            HARTFORD, CT


  DALLAS, TX                              CINCINNATI, OH
    Tyler, TX                                Columbus, OH


  DETROIT, MI                             BUFFALO, NY

                                          SCRANTON, PA
                                             Holidaysburg, PA

 FRANCHISEES

  The Company has 81 franchisees serving 138 separate territories in the United States. The Company's relationships with its franchisees have been very stable. More than 80% of its franchisees have been affiliated with the Company for over 20 years and, during the last ten years, the Company has terminated relations with only one franchisee. Each franchisee has exclusive responsibility for sales in its territory, except for sales to national accounts, sales of in-store advertising services and on-premise music video services. All marketing literature, customer and training videos and sales materials are designed and produced by the Company and made available to its franchisees. The Company also conducts sales training for its franchisees' sales personnel.

  The Company currently has a standard form of franchise agreement in effect for 132 of 138 of its franchised territories. The standard form of agreement has a renewable ten-year term, and grants to the franchisee an exclusive license to offer and sell specified business music services and certain non-music broadcast services and to use certain of the Company's registered marks within a defined territory. The agreement also prohibits franchisees from marketing or selling competing products. The agreement includes provisions relating to distribution of services via the Company's medium-powered DBS system and via EchoStar, and establishes terms for the provision of services to "national accounts" on a unified basis.

  Under the standard form of agreement, franchisees pay the Company (i) a monthly fee based on the number of business locations within the specified territory, (ii) a monthly royalty equal to 10% of billings for broadcast business music services (subject to certain deductions and adjustments) and
(iii) additional amounts for non-music broadcast services and on-premise tape services. In addition, franchisees currently pay or have paid a variable surcharge of billings to customers for eight years following the commencement of medium-powered DBS services in the franchisee's territory. As a result of their agreement to participate in the delivery of services via the EchoStar satellite system, franchisees also pay a surcharge of monthly recurring billings in consideration of the Company's development and implementation of services for delivery over the EchoStar satellite system. Franchisees are also responsible for paying performing rights fees in connection with the provision of services in their territories.

  Revenues from the sale of other broadcast business services are shared between the Company and its franchisees, and the Company receives 50% or 60% of these revenues in lieu of royalty payments. Franchisees generally pay a monthly fee for use of various medium-powered DBS-delivered business music services offered by the Company, such as Dayparting(R) and Weekparting(R).

 NATIONAL SALES PROGRAM

  The Company has established a national sales program to market its services more effectively to subscribers with numerous locations in various territories, including those served by franchisees, and to address the needs of these subscribers for uniform service and centralized billing for all of their locations. Subscribers with 50 or more locations operating in four or more territories are deemed to be "national accounts." The national sales program includes a committee of representatives of the Company and its franchisees that oversees the pricing and other material terms for national account subscriber contracts. The Company, through its Seattle headquarters, coordinates the servicing of national accounts by its franchisees and allocates revenues from national accounts among the participating franchisees. The national sales office is comprised of 10 salespeople and is supported by additional customer service personnel. At June 30, 1996, the Company and its franchisees had national accounts representing over 65,000 subscriber locations (of which approximately 40,000 were franchisee subscriber locations), including those of Taco Bell, McDonald's, Burger King, Bob Evans, Boston Markets, Crate & Barrel, Kroger, Staples, Hallmark and Wal-Mart. None of the Company's national accounts represents more than 3% of the Company's consolidated revenues, and the Company's top five national accounts represent in the aggregate less than 10% of consolidated revenues.

 INTERNATIONAL SALES

  The Company has agreements with 15 international distributors and franchisees in 10 countries outside the United States, including Canada, Mexico, Japan, Argentina and Australia. These distributors and franchisees either pay royalties to the Company based on their sales of business music services or a flat fee based on the number of subscribers they serve. Royalties and other fees from international sales accounted for approximately 2% of the Company's revenues in 1995.

  In addition, in August 1995, the Company formed the Muzak Europe joint venture with Alcas to more aggressively market the Company's services in Europe. The joint venture, which is headquartered in Hilversum, The Netherlands, has been offering business music and non-music services via satellite transmission since January 1996 and is seeking to establish relationships with key distributors throughout Europe. As of June 30, 1996, Muzak Europe had entered into agreements with distributors in Ireland, the United Kingdom, The Netherlands, Belgium and Hungary. In addition, it recently acquired the Company's German distributor. As of June 30, 1996, Muzak Europe was providing services to approximately 3,400 subscriber locations throughout Europe.

  Muzak Europe is a Netherlands corporation in which the Company and Alcas each own 50% of the outstanding shares. The joint venture agreement between the Company and Alcas that established Muzak Europe contains restrictions on the disposition of both parties' shares in Muzak Europe. A credit facility entered into by Muzak Europe to finance the purchase of the Company's German distributor requires the Company and Alcas to make any additional investments in Muzak Europe necessary to maintain equity of four million Netherlands guilders (approximately $2.4 million), and of at least 25% of its consolidated total assets. Any additional equity investments must be made equally by the Company and Alcas. The credit facility also restricts the transfer of the Company's shares in Muzak Europe.

  The Company plans to expand into Latin America and Asia by establishing similar strategic relationships in those markets.

  Until recently, the Company has not aggressively pursued the development of its international business; however, the Company believes that the international market offers significant growth potential. Although the Company is now pursuing this market, no assurance can be given that the Company will achieve significant growth in the international market.

COMPETITION

  The Company's principal direct competitors in providing business music services are AEI Music Network, Inc. ("AEI") of Seattle, Washington, and 3M Sound and Communications, an affiliate of Minnesota Mining and Manufacturing Corporation. In addition, the Company competes with a number of local independent providers of business music. DMX, Inc. and Digital Cable Radio Associates L.P. market and sell commercial-free music programming over cable to residential cable television subscribers and have launched DBS services aimed at business users. No assurance can be given that such competition will not attract customers to whom the Company markets its services, including its existing customers. In broadcast data delivery, video, audio marketing and in-store advertising services, the Company faces competition from numerous companies using broadcast as well as other delivery systems to provide similar business services.

  There are numerous methods by which programming, such as the Company's business music services, broadcast data delivery, video, audio marketing and in-store advertising services, can be delivered by existing and future competitors, including various forms of DBS services, wireless cable and fiber optic cable and digital compression over existing telephone lines. Many competitors or potential competitors with access to these delivery technologies have substantially greater financial, technical, personnel and other resources than the Company. In addition, the larger communications industry of which the Company is a part is undergoing significant and rapid change, including the development of new services, delivery systems and interactive technologies. In addition, the recently enacted Telecommunications Act may increase competition in the markets in which the Company operates. The Telecommunications Act resulted in comprehensive changes to the regulatory environment for the telecommunications industry as a whole. The legislation permits telephone companies to enter certain broadcast services businesses. The entry of telephone companies into such businesses, with greater access to capital and other resources, could provide significant competition to the Company. In addition, the legislation affords relief to DBS transmission providers by exempting them from local restrictions on small-size reception antennae and preempting the authority of local governments to impose certain taxes. The Company cannot reasonably predict how the FCC will enforce the rules and policies promulgated under the Telecommunications Act, or the effect of such rules and policies on competition in the market for the Company's services.

  The Company competes internationally with AEI and a number of regional business music providers, some of whom have substantially greater financial, technical, personnel and other resources than the Company.

  The Company competes on the basis of service and system quality, versatility and flexibility, the variety of its music formats, the availability of its broadcast data and other non-music services and, to a lesser extent, price. Even though it is seldom the lowest-priced provider of business music in any territory, the Company believes that it can compete effectively on all these bases due to the widespread recognition of the Muzak(R) name, its nationwide sales and service infrastructure, the quality and variety of its music programming and its multiple delivery systems. However, no assurance can be given that the Company will be able to compete successfully with its existing or potential new competitors or maintain or increase its current market share, that it will be able to use, or compete effectively with competitors that adopt, new delivery methods and technologies, or that discoveries or improvements in the communications, media and entertainment industries will not render obsolete some or all of the technologies or delivery systems currently relied upon by the Company.

MUSIC LICENSES

  Most music is copyrighted and the Company is required to enter into license agreements to rerecord and play music in public spaces. The Company has various types of licensing agreements and arrangements with major rights owners and organizations to permit the production and distribution of its business music, including (i) master performance licensing agreements with ASCAP, BMI and SESAC that permit public performance of copyrighted music in a customer's location, (ii) mechanical licensing agreements under which the Company receives rights to rerecord and make copies of copyrighted music and (iii) licensing agreements with record companies that allow the Company to produce, advertise and distribute to its on-premise tape subscribers audio tapes containing original artist recordings.

  The Company's agreement with ASCAP expires on May 31, 1999. During 1995, the Company paid ASCAP fees aggregating approximately $2.6 million. The Company's agreement with BMI expired on December 31, 1993 and its agreement with SESAC expired on December 31, 1995. The Company has entered into an interim fee structure with BMI and is in negotiations with BMI and SESAC with respect to new agreements. The interim fee structure with BMI has been in place on an ongoing month-to-month basis since the expiration of the underlying agreement, and provides for continued payments at 1993 levels. The BMI license extension stipulates that any settlement relating to ongoing fees may be retroactive to January 1, 1994. Negotiations on a new contract with BMI began in early 1994 and at this time it is not known when negotiations will be completed. The Company discontinued use of SESAC licensed material upon expiration of the underlying agreement. Negotiations on a new contract with SESAC began in mid-1995 and it is not known when these negotiations will be completed. During 1995, the Company paid BMI and SESAC fees aggregating approximately $950,000 and $7,000, respectively. The Company's total fees for mechanical licenses and original artist recording licenses and licensing agreements with record companies have not been material.

  The Digital Recordings Act of 1995 (the "Digital Recordings Act") was enacted into law on November 1, 1995. The Digital Recordings Act amends U.S. copyright law to provide sound recording owners with an exclusive performance right in sound recordings that are performed through digital transmissions. The legislation was drafted to protect performers and copyright owners potentially disadvantaged by the emergence of digital subscription services. The Digital Recordings Act provides a compulsory license for non-interactive subscription services, but does not provide a compulsory license for interactive services (where the listener selects a musical piece based upon a menu or schedule). As music services to or within a business are specifically exempted from the provisions of the Digital Recordings Act, the digital performance right does not apply to the Company's traditional business music services (whether analog or digital). However, to the extent the Company provides digital music services to residential customers, via satellite or other broadcast delivery or via the Internet or other digital means, the Digital Recordings Act would require the payment of additional royalties.

GOVERNMENT REGULATION

  The Company is subject to the regulatory authority of the United States government and the governments of other countries in which it provides services to subscribers. The business prospects of the Company could be adversely affected by the adoption of new laws, policies or regulations that modify the present regulatory environment. The Company currently provides music services in a few areas in the United States through 928 to 960 megahertz radio broadcast frequencies, which are licensed by the FCC. Additionally, the satellites on which the Company transmits its DBS services in the United States are licensed by the FCC. If the FCC authorizations for any of these satellites are revoked or are not extended, the Company would be required to seek alternative satellite facilities. Laws, regulations and policy, or changes therein, in other countries could adversely affect the Company's existing services or restrict the growth of the Company's business in these countries.

PROPERTIES

  The Company's headquarters in Seattle, Washington, consisting of approximately 43,300 square feet, its 35 local and two national sales offices, which occupy an aggregate of approximately 150,000 square feet, as well as office and satellite uplink facilities at Raleigh, North Carolina and Cheyenne, Wyoming and two warehouses in Seattle, are leased. The Company's total lease payments during 1995 were approximately $2.4 million. In addition, the Company owns office and warehouse facilities, aggregating approximately 21,000 square feet, in

Buffalo, New York, Irving, Texas and Peoria, Illinois. The Company considers its facilities to be adequate to meet its current and reasonably foreseeable needs.

EMPLOYEES

  At June 30, 1996, the Company had 734 full-time and part-time employees, of whom 211 held sales and marketing positions, 186 held administrative positions and 337 held technical and service positions. A total of 78 of the Company's technical and service personnel are covered by ten union contracts with the International Brotherhood of Electrical Workers ("IBEW"). The IBEW contracts have currently effective terms that expire on dates ranging from November 30, 1996 to May 31, 1999. All of the IBEW contracts provide for successive automatic one-year renewals, unless a notice of renegotiation or termination is given prior to the end of the then-effective term. The Company does not have any pending renegotiations of any of the IBEW contracts, but anticipates that some of the contracts may be renegotiated as their current terms expire. The Company believes its relationships with its employees and the IBEW are good.

LEGAL PROCEEDINGS

  The Company is subject to various proceedings arising in the ordinary course of business, none of which, individually or in the aggregate, is expected to have a material adverse effect on the Company's financial condition, results of operations or liquidity.

                                  MANAGEMENT

  The Board of Directors of Music Holdings Corp. ("Music Holdings"), an affiliate of Centre Partners and the general partner of MLP Acquisition L.P. ("MLP Acquisition"), the managing general partner of the Company, functions as the governing body of the Company. MLP Acquisition was organized to act as managing general partner of the Company, and Music Holdings was organized to act as the general partner of MLP Acquisition. MLP Acquisition and Music Holdings are not involved in any investment activities and have no independent operations, except the business operations of the Issuers. Executive officers of the Company also act as officers of Capital Corp., but do not receive additional compensation for such services.

DIRECTORS, EXECUTIVE OFFICERS AND OTHER SENIOR MANAGEMENT PERSONNEL

  Certain information is set forth below concerning (i) executive officers and other members of senior management of the Company and (ii) directors of Music
Holdings:

             NAME           AGE                  POSITION WITH THE COMPANY
Directors and Executive Officers:
   John R. Jester..........  55 President and Chief Executive Officer and a Director
   James F. Harrison.......  49 Senior Vice President, Sales and Marketing
   Kirk A. Collamer........  44 Vice President and Chief Financial Officer
   Thomas J. Gentry........  61 Vice President and General Manager, DBS Division
   John A. Neal............  60 Vice President, Owned Operations
   Paul F. Balser..........  54 Director
   William A. Boyd.........  55 Director
   Mark E. Jennings........  34 Director
   Bruce G. Pollack........  37 Director

Other Senior Management Personnel:
   Wallace R. Borgeson.....  51 Vice President, Centralized Operations
   Bruce B. Funkhouser.....  47 Vice President, Programming and Licensing
   L. Dale Stewart.........  49 Vice President, Operations and Engineering
   Jack D. Craig...........  61 Vice President, Affiliate Sales and Development
   Richard Chaffee.........  53 Vice President, Owned Affiliate Operations
   Roger C. Fairchild......  48 Vice President, Owned Affiliate Sales and Market Development
   J. Gary Henderson.......  42 President, In-Store Marketing Group

  John R. Jester has been a Director of Music Holdings, an affiliate of Centre Partners and the general partner of MLP Acquisition, the managing general partner of the Company, since September 1992, and has been President and Chief Executive Officer of the Company and its predecessors since January 1988. Prior to joining the Predecessor, Mr. Jester served from 1985 to 1987 as President of US West Information Systems. From 1983 to 1985, Mr. Jester was President of Executone Inc. Prior to that, Mr. Jester held various financial and management positions with Contel Corporation, ITT Corporation and C & P of Maryland, Inc. Mr. Jester currently serves as a director of Montana Power Company.

  James F. Harrison has been Senior Vice President for Sales and Marketing of the Company and the Predecessor since March 1988. Prior to joining the Predecessor, Mr. Harrison served from 1986 to 1987 as President of Telegence Corporation, a start-up data communications manufacturer. From 1985 to 1986, Mr. Harrison was Vice President of Marketing with US West Information Systems. From 1983 to 1984, Mr. Harrison was Vice President of Business Market Development for Contel Corporation's unregulated businesses. From 1981 to 1982, he was head of Communications Marketing Division at Wang Laboratories, Inc., and from 1976 to 1980, Mr. Harrison was PBX Systems Engineering and Development Supervisor and Member of the Technical Staff for Human Factors Research with Bell Laboratories, Inc.

  Kirk A. Collamer, a certified public accountant, has been Vice President of Finance and Administration and Chief Financial Officer of the Company since August 1995. Prior to joining the Company, Mr. Collamer served from July 1990 to July 1995 as Vice President of Finance at Ameritech Corporation for its Enhanced Business Services division and Chief Financial Officer of its New Zealand subsidiary. Prior to that time, Mr. Collamer held a variety of financial and accounting positions with Jack Daniel Distillery/Brown-Forman Corporation, Aladdin Industries, Inc. and Arthur Andersen LLP.

  Thomas J. Gentry has been Vice President and General Manager of the DBS Division of the Company and the Predecessor since June 1988. Prior to joining the Predecessor, Mr. Gentry served from 1985 to 1987 as President and Chief Executive Officer of SkySwitch Satellite Communications. Mr. Gentry has over 30 years of experience in telecommunications and satellite communications with Westinghouse Defense Group, COMSAT Corporation, Western Union and Contel A.S.C.

  John A. Neal has been Vice President, Owned Operations of the Company and the Predecessor since January 1991. From October 1988 to December 1990, Mr. Neal served as Vice President of National Sales for the Predecessor. From 1987 to 1988, Mr. Neal was Vice President and Chief Operating Officer of Executone Telecommunications, Rochester, New York. From 1979 to 1987, he was Vice President of Sales for Contel Executone, where he developed and managed Executone's National Account program.

  Paul F. Balser has been a Director of Music Holdings since September 1992. Mr. Balser was a partner of Centre Partners from 1986 until August 1995. In August 1995, Mr. Balser resigned as an officer of the managing general partner of Centre Partners to become a founding partner of Generation Capital Partners L.P., a newly organized private investment partnership. From 1982 to 1986, Mr. Balser was a Managing Director and a member of the Board of Directors of J. Henry Schroeder Corp. Mr. Balser currently serves as a director of Kansas City Southern Industries, Inc. (NYSE), The Carbide/Graphite Group, Inc. (Nasdaq), The Quarton Group--Publishers, Inc., Jungle Jim's Playlands, Inc., Scientific Games Holdings Corp. (Nasdaq) and Victory Holdings Corp.

  William A. Boyd has been a Director of Music Holdings since August 1996. From September 1995 to August 1996, Mr. Boyd was a private investor. From 1982 to September 1995, Mr. Boyd was owner and president of the largest franchisee of the Company. Mr. Boyd was President of the Independent Affiliate Organization from 1994 to 1995 and from 1986 to 1987. Mr. Boyd was also President of the Company's Owned Affiliate division in 1987. Prior to owning a franchise, Mr. Boyd held various positions with the Predecessor.

  Mark E. Jennings has been a Director of Music Holdings since September 1992. Through August 1995, Mr. Jennings was a partner of Centre Partners where he has been employed since 1987. In August 1995, Mr. Jennings resigned as an officer of the managing general partner of Centre Partners to become a founding partner of Generation Capital Partners L.P. From 1986 to 1987, Mr. Jennings was employed at Goldman, Sachs & Co. in its Corporate Finance Department. Mr. Jennings currently serves as a director of The Carbide/Graphite Group, Inc. (Nasdaq), Jungle Jim's Playlands, Inc., Scientific Games Holdings Corp. (Nasdaq) and Johnny Rockets Group, Inc.

  Bruce G. Pollack has been a Director of Music Holdings since September 1995. Mr. Pollack is a partner of Centre Partners, which he joined in January 1991, and is a Managing Director of Centre Partners Management LLC, which was formed in December 1995 to manage investments on behalf of Centre Capital Investors II, L.P. and affiliated entities. From 1988 to June 1991, Mr. Pollack was an officer and director of RSG Partners, Inc. and its predecessors, and from 1985 to 1988, Mr. Pollack was an officer of TSG Holdings, Inc. Mr. Pollack currently serves as a director of Johnny Rockets Group, Inc., The Quarton Group--Publishers, Inc., Jungle Jim's Playlands, Inc. and Victory Holdings Corp. On December 28, 1992, a petition under chapter 11 of the U.S. bankruptcy code was filed by SC Corporation and its operating subsidiaries, of which Mr. Pollack served as a vice president until January 1991. Mr. Pollack is also a director of, and prior to October 4, 1994 was a vice president of, Victory Markets Inc. and New Almacs Inc., operating subsidiaries of Victory Holdings Corp. that filed petitions under chapter 11 on September 20, 1995.

  Wallace R. Borgeson has been Vice President of Centralized Operations of the Company since August 1995. From April 1990 to August 1995, Mr. Borgeson served as Vice President of Finance and Administration of the Company and the Predecessor. From 1988 to 1990, Mr. Borgeson was the Chief Financial Officer of Hickory Farms, Inc., and from 1971 to 1988, he served in various capacities with Wurlitzer Company, most recently as Chief Financial Officer.

  Bruce B. Funkhouser has been Vice President of Programming and Licensing of the Company and the Predecessor since October 1987. From 1983 to 1987, Mr. Funkhouser served as Programming and Production Manager for YesCo, Inc., which was merged with a predecessor to the Predecessor in 1986. Prior to 1983, Mr. Funkhouser was a record company owner and producer, former broadcasting manager and on-air talent and Professor of Communications at Bellevue Community College. He is a member of The American Federation of Television and Radio Artists and The National Academy of Recording Arts and Sciences.

  L. Dale Stewart has been Vice President of Operations and Engineering of the Company and the Predecessor since November 1987. From 1986 to 1987, Mr. Stewart was Acting General Manager and Operations Manager at the Predecessor's New York City office. From 1984 to 1986, Mr. Stewart was General Manager of the Corpus Christi, Texas franchise, and prior to that he worked for the franchisee in San Antonio, Texas.

  Jack D. Craig has been Vice President, Affiliate Sales and Development of the Company and the Predecessor since September 1988. From 1983 to 1988, Mr. Craig was Vice President, Dealer Sales for AEI. From 1979 to 1983, Mr. Craig was Marketing/Sales Manager for Aiphone Corporation, a leading intercom manufacturer. Prior to joining Aiphone Corporation, Mr. Craig served as Vice President/Account Supervisor for 11 years with J. Walter Thompson Advertising.

  Richard Chaffee has been Vice President, Owned Affiliate Operations of the Company and the Predecessor since July 1987. Since joining a predecessor to the Predecessor in 1968, Mr. Chaffee has served in both local sales offices and franchisee operations in New York, Boston, Chicago, Minneapolis and Charlotte, primarily as Chief Engineer and Operations Manager.

  Roger C. Fairchild has been Vice President, Owned Affiliate Sales and Market Development of the Company since December 1993. From January 1991 to December 1993, Mr. Fairchild provided consulting services to the Company and the Predecessor through Strategic Growth Advisory, a marketing and business development consultancy. From 1989 to 1991, Mr. Fairchild was President of a start-up voice processing equipment manufacturer. From 1988 to 1989, Mr. Fairchild was Director of Marketing for ADC Telecommunications, Inc., a $175 million growth-stage telecommunications manufacturer. From 1983 to 1988, Mr. Fairchild served as a vice president of operations and marketing for a US West Information Systems subsidiary.

  J. Gary Henderson has been President of the In-Store Marketing Group of the Company since December 1993. From April 1991 to November 1993, Mr. Henderson was a private investor. From 1986 to April 1991, Mr. Henderson was Executive Vice President and Chief Marketing Officer of POP Radio Corporation. From 1982 to 1986, Mr. Henderson was Account Director for Actmedia, Inc.

  There are no family relationships among the directors and executive officers of the Company.

EXECUTIVE COMPENSATION

  The following table sets forth information concerning the compensation of the Company's Chief Executive Officer and to each of the Company's four other most highly compensated executive officers (together with the Chief Executive Officer, the "Named Executive Officers") for services in all capacities rendered to the Company and its subsidiaries in 1995.

                          SUMMARY COMPENSATION TABLE

                                      ANNUAL COMPENSATION
                                 ------------------------------
NAME AND                                           OTHER ANNUAL    ALL OTHER
PRINCIPAL POSITION                SALARY  BONUS(1) COMPENSATION COMPENSATION(2)
John R. Jester,                  $213,725    --         --          $2,310
 President and Chief Executive
 Officer
James F. Harrison,               $172,750    --         --          $2,310
 Senior Vice President, Sales &
 Marketing
John A. Neal,                    $155,000    --         --          $1,744
 Vice President, Owned
 Operations
Thomas J. Gentry,                $152,000    --         --          $1,995
 Vice President and General
 Manager, DBS Division
Wallace R. Borgeson,             $113,000    --         --          $1,624
 Vice President, Centralized
 Operations(3)

- ---------------------
(1) Bonuses in respect of services rendered in 1994 were determined and paid in 1995 ($20,000 for Mr. Harrison, $25,000 for Mr. Neal, $18,000 for Mr.
  Gentry and $12,000 for Mr. Borgeson). No bonuses were awarded to Named Executive Officers with respect to services rendered in 1995.
(2) Consists of contributions by the Company to a defined contribution 401(k) plan.
(3) Mr. Borgeson served as an executive officer of the Partnership and the Predecessor until August 1995.

  No restricted partnership interest awards, appreciation rights or long-term incentive plan awards were awarded to, earned by or paid to the Named Executive Officers during the fiscal year ended December 31, 1995.

DIRECTORS' COMPENSATION

  Directors of Music Holdings, the general partner of the managing partner of the Company, who are also employees of the Company receive no remuneration for services as members of the Board or any committee of the Board. Directors who are not employed by the Company receive an annual retainer of $20,000 plus $3,000 for each meeting of the Board attended, except in the case of the Centre Partners designees, who receive an annual retainer of $50,000, in each case plus reimbursement of expenses. See "Certain Relationships and Related Transactions."

CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

  Effective August 31, 1992, the Company entered into five-year employment agreements with each of John R. Jester, President and Chief Executive Officer of the Company, and James F. Harrison, Senior Vice President of the Company. Under his employment agreement, Mr. Jester currently receives an annual base salary of $220,000, subject to cost of living adjustments. Under his employment agreement, Mr. Harrison currently receives an annual base salary of $178,000, subject to cost of living adjustments. Mr. Jester will receive a bonus equal to 50% of his annual base salary if the Company achieves a specified performance target for the 12 months ended December 31, 1996, which target the Company believes will not be reached. If the target is not reached, the Board of Directors may nonetheless award Mr. Jester a bonus in an amount and on the terms determined by the Board of Directors (which amount shall not exceed 50% of his annual base salary). Each of the agreements also provides for a severance payment equal to the annual base salary and pro rata bonus in the event of termination due to disability or death during the term of employment. Both employment agreements also contain confidentiality covenants and non-solicitation covenants which extend for five and two years, respectively, beyond the term of the agreements. The Company can terminate either agreement without further liability in case of the officer's fraud against, or embezzlement from, the Company, indictment or conviction of a felony or misdemeanor having a material adverse effect on the Company or material failure to discharge his duties. In addition, the Company can terminate the agreements if there is a material uncured default under the Company's credit agreements or if the Company's cumulative performance level is less than 80% of the cumulative target projected for any month; provided that in either such case the Company is required to pay a severance payment equal to, in the case of Mr. Jester, his annual base salary plus a pro-rated bonus, or, in the case of Mr. Harrison, his annual base salary. The Company may otherwise terminate the agreements for any reason during their terms by paying a severance payment equal to the lesser of (i) two times the then-effective annual base salary and
(ii) the amount of compensation to which Mr. Jester or Mr. Harrison, as the case may be, would be entitled to receive between the date of termination and the fifth anniversary of the employment agreement had the agreement in question not been terminated; but in no event less than one year's annual base salary at the then effective rate. Mr. Jester would also be entitled to receive a pro-rated bonus if cumulative performance targets exceed projections for the twelve-month period preceding such termination.

  Pursuant to a letter dated July 7, 1995, Kirk A. Collamer, Vice President and Chief Financial Officer of the Company, was hired at an annual salary of $160,000 and is eligible for discretionary bonuses. In addition, Mr. Collamer was entitled to purchase up to 150,000 units of partnership interests, of which 60,000 units were subscribed and paid for at $1.75 per unit and the remainder forfeited. Mr. Collamer was granted options to purchase 150,000 additional units of partnership interests at $1.75 per unit, conditional upon the performance of the Company. Mr. Collamer also received $120,000 relating to the sale of his home in Chicago and his relocation to Seattle.

AMENDED AND RESTATED OPTION PLAN

  In August 1992, the Company adopted, and issued options under, the Company's Management Option Plan (the "Original Option Plan"). As part of the Offering, the Company will adopt the performance-based Amended and Restated Option Plan to replace the Original Option Plan. The total number of outstanding options granted under the Original Option Plan will be the same under the Amended and Restated Option Plan, and the Original Option Plan will be terminated, effective upon consummation of the Offering.

  The Amended and Restated Option Plan provides for the granting of options to purchase an aggregate of 1,840,000 units of partnership interest which will be granted to 23 existing senior management members at an average exercise price of $1.12 per unit in substitution of the outstanding options held by such members of senior management under the Original Option Plan. Options granted under the Amended and Restated Option Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the "Code").

  The purchase price of the units of partnership interest issuable upon exercise of each option granted pursuant to the Amended and Restated Option Plan will be the same as the exercise prices of the options granted under the Original Option Plan. Options granted under the Amended and Restated Option Plan expire seven years from the date of grant.

  Options granted under the Amended and Restated Option Plan are non-transferable, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order. As a condition to the exercise of any option under the Amended and Restated Option Plan, the optionee is required to become party to the Partnership Agreement (as defined herein). See "Description of the Partnership Agreement."

  Under the Amended and Restated Option Plan, John R. Jester will receive options to purchase 325,000 units of partnership interest for $1.00 per unit; James F. Harrison will receive options to purchase 205,000 units of partnership interest for $1.00 per unit; John A Neal will receive options to purchase 140,000 units of partnership interest for $1.00 per unit; Thomas J. Gentry will receive options to purchase 140,000 units of partnership interest for $1.00 per unit; and Wallace R. Borgeson will receive options to purchase 140,000 units of partnership interest for $1.00 per unit.

SENIOR MANAGEMENT INCENTIVE PLAN

  In January 1996, the Company adopted the Senior Management Incentive Plan (the "Incentive Plan"), to provide for annual incentive awards to senior executives of the Company.

  The Incentive Plan will be administered by the Compensation Committee. Initially, there will be eleven participants in the Incentive Plan, including Messrs. Jester, Harrison, Neal, Gentry and Borgeson.

  Annual incentive awards under the Incentive Plan will be based on the achievement by the Company of target levels of three distinct measures:
EBITDA, operating cash flow (as defined in the Incentive Plan) and revenue growth in a calendar year. The annual incentives for participants may range from no award (if minimum target levels are not reached) to a maximum of 43% (if maximum target levels are reached) of base salary in effect at the end of a plan year. No awards will be made under the Incentive Plan unless the minimum target level for EBITDA is reached, regardless of the performance levels for the other measurements. The Incentive Plan will first be effective for the 1996 plan year.

  If a participant's employment is terminated during a plan year, a pro-rated bonus may be awarded at the discretion of the Compensation Committee. Performance target levels may be modified, at the discretion of the Compensation Committee, for significant transactions, such as acquisitions, divestitures or development projects.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Executive compensation decisions are made by the Board of Directors of Music Holdings, which consists of Messrs. Balser, Jennings, Jester and Pollack.

  Paul F. Balser and Mark E. Jennings are limited partners of MLP and prior to August 1995 were officers of Park Road Corporation ("Park Road"), the managing general partner of Centre Partners. Bruce G. Pollack, a director of Music Holdings, is a limited partner of MLP and is an officer and director of Park Road.

  Centre Partners was paid (i) $324,000 for its efforts in initiating, structuring and consummating the Comcast Acquisition and (ii) $150,000 as consideration for the guarantees by MLP and CCI of a $10.0 million unsecured loan made by UBS (the "UBS Loan"). In addition, the Company agreed to pay Centre Partners $300,000 if any amounts were required to be paid under either the MLP or CCI guarantee. Such guarantees have been discharged and no payments were required to be made thereunder.

  During each of 1992, 1993 and 1994, the Company paid to Centre Partners the aggregate amount of $100,000 for the services of the Centre Partners designees as directors of Music Holdings for the subsequent calendar year. In 1996, the Company will pay to Centre Partners $162,500 for services provided by the Centre Partners designees during 1995 and 1996.

BENEFIT PLAN

  The Company maintains a 401(k) defined contribution savings and retirement plan (the "Benefit Plan") that covers substantially all of the Company's employees, including certain Named Executive Officers. Under the Benefit Plan's savings portion, eligible employees may contribute from 2% to 14% of their compensation per year, subject to certain tax law restrictions. The Company may make a matching contribution of up to a maximum of 100% of the first 2% and 50% of the next 4%, up to 6% of the total base salary contributed by the employee each year. The Company's contributions under the retirement portion of the Benefit Plan are determined annually by the Company, but may not exceed 3% of the eligible employee's annual compensation. Benefit Plan participants are immediately vested in their contributions as well as the Company's contributions.

LIMITATION OF LIABILITY AND INDEMNIFICATION

  Section 17-108 of the Delaware Revised Uniform Limited Partnership Act (the "RULPA") empowers a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  The Third Amended and Restated Agreement of Limited Partnership of the Company, dated as of November 4, 1994, as amended (the "Partnership Agreement"), provides that the general partners of the Company, their respective affiliates and all officers, partners, directors, employees, stockholders and agents of the general partners and their respective affiliates and all officers, agents and employees of the Company who are partners of the Company, shall not be liable to the Company, to limited partners or to any other person holding an interest in the Company for any losses sustained or liabilities incurred, including monetary damages, as a result of any act or omission of the general partners or any such other person, if the conduct of the general partners or such other person did not constitute fraud, willful misconduct or criminal conduct.

  The Partnership Agreement also provides that the Company shall, to the fullest extent permitted by law, indemnify and hold harmless the general partners of the Company, their respective affiliates and the officers, directors, employees and agents of the general partners and their respective affiliates, from and against any and all liabilities and expenses which arise by reason of any such person's management of the affairs of the Company or of a general partner, or any such person's status as a general partner of the Company or affiliate thereof, as a partner, director, officer, employee, stockholder or agent thereof, or as a partner, director, officer, agent or employee of the Company or a person serving at the request of such persons, provided, that such liability or expense is not the result of the fraud, willful misconduct or criminal conduct of the indemnitee.

  In the event of the filing of a public offering of securities of the Company pursuant to a registration statement under the Securities Act of 1933, as amended (the "Securities Act"), the Partnership Agreement provides that the Company shall indemnify and hold harmless holders of such securities participating in such registration, the directors, officers, partners and controlling persons of such holders, and partners of the Company for any liability which arises from such filing under the Securities Act. The Issuers have been informed that in the opinion of the Commission such indemnification is against public policy and is therefore unenforceable.

  Pursuant to the provisions of the Delaware General Corporation Law (the "DGCL"), Capital Corp. has adopted provisions in its Certificate of Incorporation which provide that directors of Capital Corp. shall not be personally liable for monetary damages to Capital Corp. or its stockholders for a breach of fiduciary duty as a director, except for liability as a result of: (i) a breach of the director's duty of loyalty to Capital Corp. or its stockholders; (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) an act related to the unlawful stock repurchase or payment of a dividend under Section 174 of the DGCL; and (iv) transactions from which the director derived an improper personal benefit. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

  Capital Corp.'s Certificate of Incorporation also authorizes the Company to indemnify its officers, directors and other agents, by bylaws, agreements or otherwise, to the fullest extent permitted under DGCL.

  At present, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company or Capital Corp. as to which indemnification is being sought, nor is the Company or Capital Corp. aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  In January 1994, the Company purchased substantially all of the assets of Comcast in the Comcast Acquisition for total consideration of approximately $33.0 million, $28.0 million of which was paid in cash and the balance of which was paid with a $5.0 million 7% preferred limited partnership interest of the Partnership.

  In order to finance the Comcast Acquisition, the Company's existing secured term loan and revolving credit facility, in respect of which UBS acts as agent bank and is a lender, was increased. In addition, the Company borrowed $10.0 million under the UBS Loan. In November 1994, the UBS Loan was repaid in full with proceeds from a subordinated financing involving the sale of $7.0 million in additional preferred partnership interests to existing investors, including MLP and certain of the Management Investors, with a pledge of the limited partnership interests to the lenders under the term loan and revolving credit facility, and an increase in an existing subordinated debt facility provided by Barclays Bank PLC, New York Branch ("Barclays"), and Exeter Venture Lenders, L.P. ("Exeter"). Barclays and Exeter were also granted the right to purchase for nominal consideration additional interests in the Company representing approximately 2.8% of the Company's equity.

  During the years ended December 31, 1993, 1994 and 1995, and six-month periods ended June 30, 1995 and 1996, the Company incurred interest expense of approximately $3.7 million, $6.9 million, $7.4 million, $3.7 million and $3.5 million, respectively, in connection with the UBS term loan and revolving credit facility and the Barclays subordinated debt facility. In addition, in 1993, 1994 and 1995, the Company paid an aggregate of $250,000, $1.9 million and $122,000, respectively, in fees to UBS and Barclays in connection with increases in the Company's term loan and establishment of and increases in the revolving credit facility and the subordinated debt facility. The outstanding senior indebtedness and outstanding subordinated indebtedness will be repaid with the proceeds of the Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  Directors of Music Holdings, the general partner of the managing partner of the Company, who are also employees of the Company receive no remuneration for services as members of the Board or any committee of the Board. Directors who are not employed by the Company receive an annual retainer of $20,000 plus $3,000 for each meeting of the Board attended, except in the case of the Centre Partners designees, who receive an annual retainer of $50,000, in each case plus reimbursement of expenses. See "Management--Directors' Compensation."

  For additional information, See "Use of Proceeds" and "Management-- Compensation Committee Interlocks and Insider Participation."

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information with respect to the beneficial ownership of the Company as of the date hereof, by (i) each interestholder known by the Company to beneficially own more than five percent of the Company, (ii) each director of the general partner of the managing general partner of the Company, (iii) the Named Executive Officers and (iv) all directors of the general partner of the managing general partner of the Company and executive officers of the Company as a group. The following table excludes units of partnership interest issuable upon the exercise of options under the Company's Amended and Restated Option Plan. Except pursuant to applicable community property laws or as otherwise noted below, each of the owners identified in the table has sole voting and investment power with respect to the partnership interests beneficially owned by such person.

                                                        NUMBER OF
                                                       PARTNERSHIP
         NAME AND ADDRESS OF BENEFICIAL OWNER           INTERESTS     PERCENT
Centre Partners L.P.(1)............................... 12,668,493      62.9%
 30 Rockefeller Plaza
 Suite 5050
 New York, NY 10020
UBS Capital LLC.......................................  1,803,569       9.0
 299 Park Avenue
 34th Floor
 New York, NY 10171
Comcast Corporation(2)................................  1,420,868       7.1
 1500 Market Street
 Philadelphia, PA 19102
Barclays Bank PLC.....................................  1,358,617       6.7
 600 Fifth Avenue
 New York, NY 10023
John R. Jester........................................    366,816       1.8
James F. Harrison.....................................    217,985       1.1
Thomas J. Gentry......................................    158,602       0.8
John A. Neal..........................................    173,637       0.9
Wallace R. Borgeson...................................     99,221       0.5
Paul F. Balser........................................         * (3)     * (3)
Mark E. Jennings......................................         * (3)     * (3)
Bruce G. Pollack......................................         * (4)     * (4)
All directors and executive officers as a group (8
 persons).............................................  1,016,261(5)    5.1(5)

- ---------------------
*  Less than 1%.
(1) Includes partnership interests held by MLP, of which Centre Partners is the general partner. Centre Partners may be deemed to be indirectly controlled, through Park Road, the managing general partner of Centre Partners, by Lester Pollack, a Managing Director of Lazard Freres & Co. LLC, an underwriter of this Offering, and the father of Bruce G. Pollack, a director of the general partner of the managing general partner of the Company.
(2) The Class C-1 Limited Partnership Interest beneficially owned by Comcast Corporation is a preferred limited partnership interest convertible into an equivalent number of shares of common stock in the event of the incorporation of the Company. See "Description of the Partnership Agreement."
(3) Excludes partnership interests held by Centre Partners and MLP. Messrs. Balser and Jennings are limited partners of MLP and prior to August 1995 were officers of Park Road. Each disclaims beneficial ownership of such partnership interests.
(4) Excludes partnership interests held by Centre Partners and MLP. Mr. Pollack is a limited partner of MLP and is an officer and director of Park Road. He disclaims beneficial ownership of such partnership interests.
(5) Excludes partnership interests held by Centre Partners and MLP.

                        DESCRIPTION OF THE SENIOR NOTES

GENERAL

  The Senior Notes will be issued pursuant to an Indenture (the "Indenture") among the Issuers, as joint and several obligors, and First Trust National Association, as trustee (the "Trustee"). The terms of the Senior Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Senior Notes are subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. A copy of the form of Indenture has been filed as an exhibit to the Registration Statement of which this Prospectus is a part and is available as set forth under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."

  The Senior Notes will represent unsecured senior obligations of the Issuers, will rank senior in right of payment to all Subordinated Indebtedness of the Issuers and will rank pari passu in right of payment with all senior indebtedness of the Issuers. At June 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Issuers would have had approximately $1.1 million of total indebtedness, other than the Senior Notes. The Senior Notes will be guaranteed on a senior basis by all future Domestic Subsidiaries of the Company (other than Capital Corp.). As of the date hereof, the Company has no Subsidiaries other than Capital Corp, which will be a Restricted Subsidiary. The Indenture will limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; however, the Company and its Restricted Subsidiaries will be permitted to incur certain indebtedness, which may be secured. See "--Certain Covenants." Capital Corp. has no substantial assets and no operations of any kind, and the Indenture will limit Capital Corp.'s ability to acquire or hold any significant assets or other properties or engage in any business activities. See "--Certain Covenants--Limitation on Activities of Capital Corp." Under certain circumstances, the Company will be able to designate future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.

PRINCIPAL, MATURITY AND INTEREST

  The Senior Notes will be limited in aggregate principal amount to $100.0
million and will mature on          , 2003. Interest on the Senior Notes will
accrue at the rate of     % per annum and will be payable in cash semi-
annually in arrears on            and           , commencing on           ,
1997, to holders of record on the immediately preceding            and
          . Interest on the Senior Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of original issuance. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium, if any, and interest on the Senior Notes will be payable at the office or agency of the Issuers maintained for such purpose within the City and State of New York or, at the option of the Issuers, payment of interest may be made by check mailed to the holders of the Senior Notes at their respective addresses set forth in the register of holders of Senior Notes. Until otherwise designated by the Issuers, the Issuers' office or agency in New York will be the office of the Trustee maintained for such purpose. The Senior Notes will be issued in registered form, without coupons, in denominations of $1,000 and integral multiples thereof.

SUBSIDIARY GUARANTEES

  The Issuers' payment obligations under the Senior Notes will be jointly and severally guaranteed on a senior basis (the "Subsidiary Guarantees") by the Guarantors. Each Subsidiary Guarantee will be a senior unsecured obligation of the Guarantor issuing such Subsidiary Guarantee and will rank pari passu in right of payment with all Guarantor Senior Indebtedness of such Guarantor. The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law. See "Risk Factors--Fraudulent Conveyance."

  The Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another corporation, Person or entity whether or not affiliated with such Guarantor, unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the Trustee, under the Senior Notes and the Indenture, (ii) immediately after giving effect to such transaction, no Default or Event of Default exists and
(iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would be permitted by virtue of the Company's pro forma Fixed Charge Coverage Ratio to incur, immediately after giving effect to such transaction, at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests;" provided that the foregoing provisions shall not apply to any Asset Sale subject to the provisions described below under "Repurchase at the Option of Holders--Asset Sales."

  The Indenture will provide that, in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the Indenture described below under "Repurchase at the Option of Holders--Asset Sales."

OPTIONAL REDEMPTION

  The Senior Notes will not be redeemable at the Issuers' option prior to
          , 2000. Thereafter, the Senior Notes will be subject to redemption at the option of the Issuers, in whole or in part, upon not less than 30 nor more than 60 days' notice, in cash at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed
during the twelve-month period beginning on            of the years indicated
below:

                                                                      REDEMPTION
    YEAR                                                                PRICE
    2000.............................................................        %
    2001.............................................................        %
    2002 and thereafter..............................................  100.00%

  Notwithstanding the foregoing, during the first 36 months after the date of this Prospectus, the Issuers may on any one or more occasions redeem up to 35% of the initially outstanding aggregate principal amount of Senior Notes at a
redemption price equal to    % of the principal amount thereof, plus accrued
and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more equity offerings of the Issuers generating in each case net proceeds of at least $15.0 million; provided that at least 65% of the initially outstanding aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of any such redemption; and provided, further, that such redemption shall occur within 60 days of the date of the closing of any such equity offering of the Issuers.

MANDATORY REDEMPTION

  Except as set forth below under "Repurchase at the Option of Holders," the Issuers are not required to make mandatory redemption or sinking fund payments with respect to the Senior Notes.

REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

  Upon the occurrence of a Change of Control, each holder of Senior Notes will have the right to require the Issuers to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Senior

Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Senior Notes pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Senior Notes as a result of a Change of Control.

  On the payment date set forth in the Change of Control Offer (the "Change of Control Payment Date"), the Issuers will, to the extent lawful, (i) accept for payment all Senior Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Senior Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the Trustee the Senior Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Senior Notes or portions thereof being purchased by the Issuers. The Paying Agent will promptly mail to each holder of Senior Notes so tendered the Change of Control Payment for such Senior Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Senior Note equal in principal amount to any unpurchased portion of the Senior Notes surrendered, if any; provided that each such new Senior Note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuers will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

  "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act) other than the Principals or their Related Parties (as defined below), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company (other than as part of the reorganization of the Company as a corporation), (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly, of more than a majority of the voting Capital Interests of the Company, (iv) the first day on which a majority of the members of the Board of Directors are not Continuing Directors or (v) prior to the reorganization of the Company as a corporation, the first day on which the Company ceases to own 100% of the outstanding Equity Interests of Capital Corp. For purposes of this definition, any transfer of an equity interest of an entity that was formed for the purpose of acquiring voting Capital Interests of the Company will be deemed to be a transfer of such portion of such voting Capital Interests as corresponds to the portion of the equity of such entity that has been so transferred. Notwithstanding the foregoing, the reorganization of the Company as a corporation shall not be deemed to constitute a Change of Control, so long as such reorganization does not result in any of the occurrences described above under clauses (i) through (v).

  The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Senior Notes to require the Issuers to repurchase such Senior Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another person or group may be uncertain.

  "Continuing Directors" means, as of any date of determination, any member of the Board of Directors who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of the Principals and their Related Parties or a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

  "Principals" means MLP Acquisition, MLP Holdings, Music Holdings, Centre Partners and Park Road.

  "Related Party" with respect to any Principal means (a) any controlling stockholder or general partner, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or
(b) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of such Principal and/or such other Persons referred to in the immediately preceding clause (a), or (c) any Person employed by the Company in a management capacity as of the date of the Indenture.

  Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Senior Notes to require that the Issuers repurchase or redeem the Senior Notes in the event of a takeover, recapitalization or similar restructuring.

 Asset Sales

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, engage in an Asset Sale, unless (a) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (b) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (i) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet or in the notes thereto), of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Senior Notes or any guarantee thereof) that are assumed by the transferee of any such assets and (ii) any notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided, further, that the limitation in clause (b) above shall not apply to any Asset Sale in which the cash portion of the consideration received therefor, determined in accordance with foregoing proviso, is equal to or greater than what the after-tax net proceeds would have been had such Asset Sale complied with the aforementioned limitation.

  Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Issuers may apply such Net Proceeds (a) to permanently reduce Pari Passu Indebtedness, (b) to permanently reduce Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph of the covenant described below under "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests" or (c) to an investment in another business, the making of a capital expenditure or the acquisition of other tangible assets, in each case, in the same or a similar or related line of business as the Issuers were engaged in on the date of the Indenture. Pending the final application of any such Net Proceeds, the Company and its Restricted Subsidiaries may temporarily reduce Senior Revolving Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will be required to make an offer to all holders of Senior Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Senior Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon to the date of purchase (the "Asset Sale Offer Price"), in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Senior Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company and its Restricted Subsidiaries may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Senior Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Senior Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

SELECTION AND NOTICE

  If less than all of the Senior Notes are to be redeemed at any time, selection of Senior Notes for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Senior Notes are listed, or, if the Senior Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Senior Notes of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Senior Notes to be redeemed at its registered address. If any Senior Note is to be redeemed in part only, the notice of redemption that relates to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A new Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note. On and after the redemption date, interest ceases to accrue on Senior Notes or portions of them called for redemption.

CERTAIN COVENANTS

 Restricted Payments

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, (i) declare or pay any dividend or make any distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any such distribution by such Persons in connection with any merger or consolidation involving the Company or Capital Corp. but excluding any such distribution directly relating to the reorganization of the Company as a corporation) (other than dividends or distributions payable in Equity Interests (other than Disqualified Interests) of the Company or dividends or distributions payable to the Company or any Wholly Owned Restricted Subsidiary of the Company); (ii) purchase, redeem or otherwise acquire or retire for value any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any principal payment on, or purchase, redeem, defease or otherwise acquire or retire for value any Subordinated Indebtedness, except at final maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

    (A) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

    (B) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the most recently ended four fiscal quarters for which financial statements are available, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under caption "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests;" and

    (C) such Restricted Payment, together with the aggregate of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses (ii), (iii), (iv), (vi) and (vii) of the next succeeding paragraph), is less than the sum of (1) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (2) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the Indenture of Equity Interests of the Company or of debt securities of the Company that have been converted into such Equity Interests (other than Equity Interests (or convertible debt securities) sold to a Subsidiary of the Company and other than Disqualified Interests or debt securities that have been converted into Disqualified Interests), plus (3) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (x) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (y) the initial amount of such Restricted Investment.

  The foregoing provisions will not prohibit (i) the payment of any dividend or distribution within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement or other acquisition of any Equity Interests of the Company in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Subsidiary of the Company) of other Equity Interests of the Company (other than any Disqualified Interests); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C)(2) of the preceding paragraph; (iii) the defeasance, redemption or repurchase of Subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness or the substantially concurrent sale (other than to a Subsidiary of the Company) of Equity Interests of the Company (other than Disqualified Interests); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement or other acquisition shall be excluded from clause (C)(2) of the preceding paragraph; (iv) distributions not more frequently than quarterly in accordance with the Code in respect of partners' income tax liability in an amount not to exceed the Tax Amount; (v) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any member of the Company's (or any of its Restricted Subsidiaries') management pursuant to the Partnership Agreement or any management equity subscription agreement or stock option agreement in effect as of the date of the Indenture or any successor arrangement entered into in connection with the reorganization of the Company as a corporation (provided that such successor arrangement is on terms substantially similar to those of the arrangement so replaced); provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $500,000 in each twelve-month period, plus the amount of any such amounts which remain unused at the end of the two prior twelve-month periods, but in no event shall such aggregate amount exceed $1.5 million in any such twelve-month period, plus the aggregate cash proceeds received by the Company during such twelve-month period from any reissuance of Equity Interests by the Company to members of management of the Company and its Restricted Subsidiaries; and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (vi) prior to the reorganization of the Company as a corporation, distributions or payments to partners of the Company in an aggregate amount not to exceed $750,000 in any fiscal year in respect of Administrative Expenses; and (vii) following the reorganization of the Company as a corporation, (A) payments by the Company to its parent pursuant to any tax sharing agreement between the Company and such parent, (B) reimbursement payments by the Company to such parent in respect of out-of-pocket insurance payments made by such parent on behalf of the Company and its Restricted Subsidiaries and (C) payments by the Company to such parent in respect of Administrative Expenses.

  The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation. Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

  The amount of all Restricted Payments (other than cash) shall be the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) on the date of the Restricted Payment of the asset(s) proposed to be transferred by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, which calculations may be based upon the Issuers' latest available financial statements.

 Incurrence of Indebtedness and Issuance of Preferred Equity Interests

  The Indenture will provide that the Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guaranty or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the

Company will not issue any Disqualified Interests and will not permit any of its Subsidiaries to issue any shares of preferred stock or preferred partnership interests; provided that the Company and any of its Restricted Subsidiaries that is a Guarantor may incur Indebtedness (including Acquired
Debt) or issue Disqualified Interests, if the Fixed Charge Coverage Ratio for the Company's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Interests is issued would have been at least (a) 2.0 to 1, on or prior to December 31, 1998, and (b) 2.25 to 1, thereafter, in each case, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Interests had been issued, as the case may be, at the beginning of such four-quarter period.

  The foregoing provisions will not apply to:

    (i) the incurrence by the Company and any of its Restricted Subsidiaries that is a Guarantor of Senior Revolving Debt and letters of credit pursuant to any Credit Facility for working capital purposes (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) in an aggregate principal amount not to exceed the amount of the Borrowing Base;

    (ii) the incurrence by the Company and its Restricted Subsidiaries of the Existing Indebtedness and the Company's Class C-1 Limited Partner Interest outstanding as of the date of the Indenture and any conversion of such interest in accordance with the terms of the Partnership Agreement;

    (iii) the incurrence by the Company and Capital Corp. of the Indebtedness represented by the Senior Notes and the incurrence by any Guarantor of the Indebtedness represented by its Subsidiary Guarantee;

    (iv) the incurrence by the Company and any of its Restricted Subsidiaries that is a Guarantor of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund, Indebtedness that was permitted by the Indenture to be incurred;

    (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Wholly Owned Restricted Subsidiaries; provided that (A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than a Wholly Owned Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Wholly Owned Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

    (vi) the incurrence by the Company and any of its Restricted Subsidiaries that is a Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing up to all or any part of the purchase price or cost of construction or improvement of property used in the business of the Company or such Restricted Subsidiary, in an aggregate principal amount not to exceed $2.0 million at any time outstanding;

    (vii) the incurrence by the Company and any of its Restricted
  Subsidiaries that is a Guarantor of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

    (viii) the incurrence by the Company and any of its Restricted Subsidiaries that is a Guarantor of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

    (ix) the incurrence by the Foreign Restricted Subsidiaries of the Company of Indebtedness in an aggregate amount not to exceed $3.0 million at any time outstanding;

    (x) the incurrence by the Company and any of its Restricted Subsidiaries that is a Guarantor of Indebtedness not otherwise permitted under the Indenture in an aggregate amount not to exceed $5.0 million at any time outstanding, less the aggregate principal amount of any Indebtedness incurred pursuant to clause (ix) of this paragraph; and

    (xi) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided that, if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of the Company.

 Liens

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the Indenture and the Senior Notes and the Subsidiary Guarantees, if any, are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

 Dividend and Other Payment Restrictions Affecting Subsidiaries

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (a)(i) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (A) on their Capital Interests or (B) with respect to any other interest or participation in, or measured by, its profits, or (ii) pay any indebtedness owed to the Company or any of its Restricted Subsidiaries, (b) make loans or advances to the Company or any of its Restricted Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) Existing Indebtedness as in effect on the date of the Indenture, (ii) any Credit Facility or Foreign Credit Facility, provided that any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereto are no more restrictive with respect to such dividend and other payment restrictions than those contained in such credit facility as in effect on the date of its execution, (iii) the Indenture and the Senior Notes, (iv) applicable law, (v) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (vi) Capital Lease Obligations, mortgage financings or purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (c) above on the property so acquired, (vii) existing with respect to any Person or the property or assets of such Person acquired by the Company or any of its Restricted Subsidiaries, at the time of such acquisition and not incurred in contemplation thereof, which encumbrances or restrictions are not applicable to any Person or the property or assets of any Person other than such Person or the property or assets of such Person so acquired, or (viii) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced.

 Merger, Consolidation, or Sale of Assets

  The Indenture will provide that neither the Company nor Capital Corp. may consolidate or merge with or into (whether or not the Company or Capital Corp., as the case may be, is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another corporation, Person or entity, unless (i) the Company or Capital Corp., as the case may be, is the surviving Person or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company or Capital Corp., as the case may be) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is organized and existing under the laws of the United States, any state thereof or the District of Columbia, provided that Capital Corp. may not consolidate or merge with or into any entity other than a corporation satisfying such requirements for so long as the Company remains a partnership; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company or Capital Corp.) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Issuers under the Senior Notes and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) the Company, Capital Corp. or the entity or Person formed by or surviving any such consolidation or merger, or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company or Capital Corp. immediately preceding the transaction and (B) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests."

  Notwithstanding the foregoing, the Indenture will permit the Company to reorganize as a corporation in accordance with the procedures established in the Indenture provided that such reorganization is not materially adverse to holders of the Senior Notes (it being recognized that such reorganization shall not be considered materially adverse to the holders of Senior Notes solely because (a) of the accrual of deferred tax liabilities resulting from such reorganization or (b) the successor or surviving corporation (i) is subject to income taxation as an entity or (ii) is considered to be an "includible corporation" of an affiliated group of corporations within the meaning of Section 1504(a)(1) of the Code or any similar state or local law) and certain other conditions are satisfied.

 Transactions with Affiliates

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make any contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (a) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (b) the Company delivers to the Trustee (i) with respect to any Affiliate Transaction involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause
(a) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (ii) with respect to any Affiliate Transaction involving aggregate consideration in excess of $7.5 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction from a financial point of view issued by a nationally-recognized investment banking firm; provided that (A) any reasonable employment arrangement entered into by the Company or any of its Restricted Subsidiaries in the ordinary course of business of the Company or such Restricted Subsidiary, (B) transactions between or among the Company and/or its Restricted Subsidiaries, (C) following the reorganization of the Company as a corporation, the payment of reasonable fees, expense reimbursement and customary indemnification and other similar arrangements to directors of the Company, (D) reasonable loans or advances to employees of the Company and its Restricted Subsidiaries in the ordinary course of business and
(E) transactions permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," in each case, shall not be deemed to be Affiliate Transactions.

 Sale and Leaseback Transactions

  The Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company and any of its Restricted Subsidiaries that is a Guarantor may enter into a sale and leaseback transaction if (a) the Company or such Restricted Subsidiary could have (i) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Equity Interests" and
(ii) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (b) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (c) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company or such Restricted Subsidiary applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Asset Sales."

 Limitation on Issuances and Sales of Capital Interests of Wholly Owned Subsidiaries

  The Indenture will provide that the Company (a) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Interests of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than the Company or a Wholly Owned Restricted Subsidiary of the Company), unless
(i) such transfer, conveyance, sale, lease or other disposition is of all the Capital Interests of such Wholly Owned Restricted Subsidiary and (ii) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "--Asset Sales," and (b) will not permit any Wholly Owned Restricted Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, Capital Interests constituting directors' qualifying shares or interests) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company; provided that, notwithstanding the foregoing, Capital Corp. shall, at all times prior to the reorganization of the Company as a corporation, remain a Wholly Owned Restricted Subsidiary of the Company.

 Limitations on Issuances of Guarantees of Indebtedness

  The Indenture will provide that the Company will not permit any Restricted Subsidiary, directly or indirectly, to Guarantee or secure the payment of any other Indebtedness, unless such Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee of the payment of the Senior Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Restricted Subsidiary's Guarantee of, or pledge to secure, such other Indebtedness. Notwithstanding the foregoing, any such Guarantee by a Restricted Subsidiary of the Senior Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon either (a) the release or discharge of such Guarantee of such Indebtedness, except a discharge by or as a result of payment under such Guarantee, or (b) any sale, exchange or transfer, to any Person not an Affiliate of the Company, of all of the Company's Capital Interests in, or all or substantially all the assets of, such Restricted Subsidiary, which sale, exchange or transfer is made in compliance with the applicable provisions of the Indenture. The form of such Guarantee will be attached as an exhibit to the Indenture.

 Subsidiary Guarantees

  The Indenture will provide that if the Company or any of its Restricted Subsidiaries shall, after the date of the Indenture, (a) transfer or cause to be transferred, in one or a series of transactions (whether or not related), any assets, businesses, divisions, real property or equipment having an aggregate fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million to any Domestic Subsidiary that is not a Guarantor, (b) acquire another Domestic Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million or (c) redesignate an Unrestricted Subsidiary that is a Domestic Subsidiary as a Restricted Subsidiary having total assets with a fair market value (as determined in good faith by the Board of Directors) in excess of $1.0 million, then such transferee or acquired or redesignated Subsidiary shall execute a Subsidiary Guarantee and a supplemental indenture and deliver an opinion of counsel, in accordance with the terms of the Indenture; provided that the foregoing shall not apply to any Subsidiary that has been properly designated as an Unrestricted Subsidiary in accordance with the Indenture for so long as such Subsidiary continues to constitute an Unrestricted Subsidiary.

 Business Activities

  The Company will not, and will not permit any Subsidiary to, engage in any business other than such business activities as the Company or its Subsidiaries are engaged in on the date of the Indenture and such business activities similar or reasonably related thereto.

 Limitation on Activities of Capital Corp.

  In addition to the restrictions set forth under "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests," the Indenture will provide that Capital Corp. may not incur any Indebtedness, unless (a) the Company is a co-obligor or guarantor of such Indebtedness or (b) the net proceeds of such Indebtedness are lent to the Company, used to acquire outstanding debt securities issued by the Company or used directly or indirectly to refinance or discharge Indebtedness permitted under the limitations of this paragraph. The Indenture will also provide that Capital Corp. may not acquire or hold any significant assets or other properties or engage in any business activities, other than those business activities related directly or indirectly to obtaining money or arranging financing for the Company.

 Payments for Consent

  The Indenture will provide that neither the Company nor any of its Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Senior Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Senior Notes, unless such consideration is offered to be paid or agreed to be paid to all holders of the Senior Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

 Reports

  The Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Senior Notes are outstanding, the Issuers will furnish to the holders of Senior Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by the Issuers' certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Issuers will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request.

EVENTS OF DEFAULT AND REMEDIES

  The Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Senior Notes; (ii) default in the payment of all or any part of the principal, or premium, if any, on the Senior Notes when and as the same becomes due and payable at maturity, upon redemption, by acceleration, or otherwise, including, without limitation, the payment of the Change of Control Payment or the Asset Sale Offer Price, or otherwise; (iii) failure by any of the Issuers or any of their respective Subsidiaries to observe or perform any other covenant or agreement on the part of such Issuer or such Subsidiary contained in the Senior Notes or the Indenture and, subject to certain exceptions, the continuance of such failure for a period of 30 days after written notice is given to the Issuers by the Trustee or to the Issuers and the Trustee by the holders of at least 25% in aggregate principal amount of the Senior Notes then outstanding, specifying such default and requiring that it be remedied; (iv) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the Indenture, which default (A) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (B) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the

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

principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; (v) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (vii) certain events of bankruptcy or insolvency with respect to the Company or any of its Significant Subsidiaries.

  If any Event of Default occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the then outstanding Senior Notes may declare all the Senior Notes to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Subsidiary or any group of Subsidiaries that, taken together, would constitute a Significant Subsidiary, all outstanding Senior Notes will become due and payable without further action or notice. Holders of the Senior Notes may not enforce the Indenture or the Senior Notes except as provided in the Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Senior Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Senior Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

  In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Issuers with the intention of avoiding payment of the premium that the Issuers would have had to pay if the Issuers then had elected to redeem the Senior Notes pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes. If an Event of Default
occurs prior to             , 2000 by reason of any willful action (or
inaction) taken (or not taken) by or on behalf of
the Issuers with the intention of avoiding the prohibition on redemption of
the Senior Notes prior to             , 2000, then the premium specified in
the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Senior Notes.

  The holders of a majority in aggregate principal amount of the Senior Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Senior Notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Senior Notes.

  The Issuers are required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuers are required upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES, PARTNERS AND
STOCKHOLDERS

  No director, officer, employee, incorporator, partner or stockholder of any Issuer, as such, shall have any liability for any obligations of such Issuer under the Senior Notes or the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Senior Notes by accepting a Senior Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Senior Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

  The Issuers may, at their option and at any time, elect to have all of its obligations discharged with respect to the outstanding Senior Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Senior Notes to receive payments in respect of the principal of, premium, if any, and interest on such Senior Notes

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

when such payments are due from the trust referred to below, (ii) the Issuers' obligations with respect to the Senior Notes concerning issuing temporary Senior Notes, registration of Senior Notes, mutilated, destroyed, lost or stolen Senior Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and the Issuers' obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Senior Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Senior Notes.

  In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Issuers must irrevocably deposit with the Trustee, in trust, for the benefit of the holders of the Senior Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest on the outstanding Senior Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the Senior Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) the Issuers have received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Issuers shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that the holders of the outstanding Senior Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Issuers must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, and assuming that prior to such 91st day no voluntary or involuntary bankruptcy case has been commenced with respect to any Issuer, such deposit will not constitute a preference as defined in
Section 547 of the U.S. Bankruptcy Code, and, assuming such a bankruptcy case is commenced on or after such 91st day, the trust funds will not constitute property included within the estate of the debtor; (vii) the Issuers must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of Senior Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others; and
(viii) the Issuers must deliver to the Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

TRANSFER AND EXCHANGE

  A holder may transfer or exchange Senior Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers are not required to transfer or exchange any Senior Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Senior Note for a period of 15 days before a selection of Senior Notes to be redeemed.

  The registered holder of a Senior Note will be treated as the owner of it for all purposes.

AMENDMENT, SUPPLEMENT AND WAIVER

  Except as provided in the next two succeeding paragraphs, the Indenture or the Senior Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Senior Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for Senior Notes), and any existing default or compliance with any provision of the Indenture or the Senior Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Senior Notes (including consents obtained in connection with a tender offer or exchange offer for Senior Notes).

  Without the consent of each holder affected, an amendment or waiver may not (with respect to any Senior Notes held by a non-consenting holder) (i) reduce the principal amount of Senior Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Senior Note or alter the provisions with respect to the redemption of the Senior Notes, (iii) reduce the rate of or change the time for payment of interest on any Senior Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Senior Notes (except a rescission of acceleration of the Senior Notes by the holders of at least a majority in aggregate principal amount of the Senior Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Senior Note payable in money other than that stated in the Senior Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Senior Notes to receive payments of principal of or premium, if any, or interest on the Senior Notes, (vii) waive a redemption payment with respect to any Senior Note or (viii) make any change in the foregoing amendment and waiver provisions.

  Notwithstanding the foregoing, without the consent of any holder of Senior Notes, the Issuers and the Trustee may amend or supplement the Indenture or the Senior Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Senior Notes in addition to or in place of certificated Senior Notes, to provide for the assumption of the Issuers' obligations to holders of Senior Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Senior Notes or that does not materially adversely affect the legal rights under the Indenture of any such holder, to provide for Subsidiary Guarantees of the Senior Notes or to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

CONCERNING THE TRUSTEE

  The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of any Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

  The holders of a majority in principal amount of the then outstanding Senior Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Senior Notes, unless such holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

  Anyone who receives this Prospectus may obtain a copy of the Indenture without charge by writing to Muzak Limited Partnership, 2901 Third Avenue, Suite 400, Seattle, Washington 98121, Attention: Chief Financial Officer.

CERTAIN DEFINITIONS

  Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

  "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

  "Administrative Expenses" means, with respect to the General Partner, any general partner of the Company or the parent of the Company (in the event that the Company is reorganized as a corporation), ordinary operating expenses (including reasonable professional fees and expenses) in connection with (a) complying with reporting obligations pursuant to the federal securities laws and obligations to prepare and distribute business records in the ordinary course of business, (b) maintaining such Person's corporate or partnership existence and franchise (including annual franchise taxes) and (c) the payment of reasonable fees and expense reimbursements to directors thereof.

  "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

  "Asset Sale" means (a) the sale, lease, conveyance or other disposition of any assets (including, without limitation, by way of a sale and leaseback) other than sales of inventory in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Change of Control" and/or the provisions described above under the caption "--Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), (b) the issuance by any Restricted Subsidiary of Equity Interests of such Restricted Subsidiary and (c) the disposition by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Subsidiaries, in the case of either clause (a), (b) or (c), whether in a single transaction or a series of related transactions, (i) that have a fair market value in excess of $2.0 million or (ii) for net proceeds in excess of $2.0 million. Notwithstanding the foregoing, (a) a transfer of assets by the Company to a Wholly Owned Restricted Subsidiary or by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (b) an issuance of Equity Interests by a Wholly Owned Restricted Subsidiary to the Company or to another Wholly Owned Restricted Subsidiary, (c) a Restricted Payment that is permitted by the covenant described above under the caption "--Restricted Payments" and (d) any sale and leaseback transaction otherwise permitted pursuant to the covenant described above under the caption "--Sale and Leaseback Transactions" will not be deemed to be Asset Sales.

  "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Board of Directors" means the Board of Directors of the General Partner, on behalf of the Company (or the Company, if the Company is reorganized as a corporation), or of Capital Corp. or any authorized committee of the Board of Directors.

  "Borrowing Base" means, as of any date, an amount equal to (a) 80.0% of the face amount of all accounts receivable owned by the Company and its Restricted Subsidiaries as of such date that are not more than 90 days past due, plus (b) 60.0% of the book value (calculated on an average cost basis) of all inventory owned by the Company and its Restricted Subsidiaries as of such date, minus
(c) any amount applied pursuant to the second paragraph of the covenant described above under the caption "--Asset Sales" to permanently reduce Indebtedness permitted to be incurred pursuant to clause (i) of the second paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests," all calculated on a consolidated basis and in accordance with GAAP. To the extent that information is not available as to the amount of accounts receivable or inventory as of a specific date, the Company may utilize the most recent available information for purposes of calculating the Borrowing Base.

  "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

  "Capital Interests" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

  "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits or demand deposits, in each case with any lender party to any Credit Facility or with any domestic commercial bank having capital and surplus in excess of $1.0 billion, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the highest rating obtainable from Moody's Investors Service, Inc. or Standard & Poor's Ratings Service, a division of The McGraw-Hill Companies, Inc., and in each case maturing within six months after the date of acquisition and (vi) investments in money market funds all of whose assets comprise securities of the types described in clauses (i), (ii) and (iii) above.

  "Centre Partners" means Centre Partners L.P., a Delaware limited partnership, the parent of Music Holdings and the general partner of MLP Holdings.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Commission" means the Securities and Exchange Commission.

  "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person and its Restricted Subsidiaries for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) all items classified as "depreciation" or "amortization" on such Person's statement of operations and other non-cash charges (including non-cash equity-based compensation charges but excluding any non-cash charge to the extent that it represents an accrual of or reserve for cash charges in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income, plus (v) in the case of calculations with respect to the Company, the amount of any Tax Distributions by the Company to its partners or, following the reorganization of the Company as a corporation, any tax sharing payment made pursuant to a tax sharing agreement executed in connection therewith, in each case, on a consolidated basis and determined in accordance with GAAP. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Restricted Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders or partners. Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of a Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Subsidiary was included in calculating the Consolidated Net Income of such Person and only if a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its organizational documents and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders or partners.

  "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders or partners, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) in the case of calculations with respect to the Company, Consolidated Net Income of the Company shall be reduced by the amount of any Tax Distributions by the Company to its partners, (v) the cumulative effect of a change in accounting principles shall be excluded, (vi) Consolidated Net Income shall not include any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (A) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (B) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries, (vii) Consolidated Net Income shall not include any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss) and (viii) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the Company or one of its Subsidiaries.

  "Consolidated Net Worth" means, (a) with respect to a partnership, the common and preferred partnership interests of such partnership and its consolidated Subsidiaries, as determined on a consolidated basis in accordance with GAAP, and (b) with respect to any other Person, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Subsidiaries plus (ii) the respective amounts reported on such Person's most recent balance sheet with respect to any series of preferred stock; provided that the preferred partnership interests or the preferred stock, as the case may be, shall be included in Consolidated Net Worth only if such preferred partnership interests or preferred stock (A) is not a Disqualified Interest and (B) is not by its terms entitled to the payment of dividends or distributions, unless such dividends or distributions may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred partnership interests or preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within twelve months after the acquisition of such business) subsequent to the date of the most recently completed fiscal quarter in the book value of any asset owned by such Person or a consolidated subsidiary of such Person, (y) all investments in unconsolidated Subsidiaries and in Persons that are not Subsidiaries (except, in each case, investments in marketable securities), and (z) all unamortized debt discount and expense and unamortized deferred financing charges, all of the foregoing determined in accordance with GAAP.

  "Credit Facility" means any credit facility entered into by and among the Company, any of its Subsidiaries that is a Guarantor and the lending institutions party thereto, including any credit agreement, related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

  "Disqualified Interests" means any Equity Interest which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the 91st day after the date on which the Senior Notes mature.

  "Domestic Subsidiary" of a Person means any direct or indirect Subsidiary of such Person that is not a Foreign Subsidiary.

  "Equity Interests" means Capital Interests and all warrants, options or other rights to acquire Capital Interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Interests).

  "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries in existence on the date of the Indenture, until such amounts are repaid.

  "Fixed Charges" means, with respect to any Person for any period, the sum of
(i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations but excluding amortization of deferred financing fees), (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, (iii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iv) the amount of dividends or distributions paid in respect of preferred stock or preferred partnership interests of such Person, in each case, on a consolidated basis and in accordance with GAAP.

  "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Fixed Charges of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock or preferred partnership interests subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock or preferred partnership interests, as if the same had occurred at the beginning of the applicable four-quarter reference period. For purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the four-quarter reference period, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

  "Foreign Credit Facility" means any credit facility entered into by and among any Foreign Subsidiary of the Company and the lending institutions party thereto, including any credit agreement, related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

  "Foreign Restricted Subsidiary" of a Person means any Restricted Subsidiary of such Person that is also a Foreign Subsidiary.

  "Foreign Subsidiary" of a Person means any direct or indirect Subsidiary of such Person that is organized under the laws of any jurisdiction outside the United States, any district or territoriality thereof and The Commonwealth of Puerto Rico.

  "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

  "General Partner" means Music Holdings Corp., as general partner of MLP Acquisition, the general partner of the Company.

  "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

  "Guarantor" means any Domestic Subsidiary of the Company (other than Capital Corp.) that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture, and their respective successors and assigns.

  "Guarantor Senior Indebtedness" means any Indebtedness permitted to be incurred by any Guarantor under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is subordinated in right of payment to such Guarantor's Subsidiary Guarantee. Notwithstanding the foregoing, Guarantor Senior Indebtedness shall not include (i) any Obligation of such Guarantor to any Subsidiary of such Guarantor, (ii) any liability for federal, state, local or other taxes owed or owing by such Guarantor, (iii) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including Guarantees thereof or instruments evidencing such liabilities), (iv) any Indebtedness, Guarantee or Obligation of the Guarantor that is contractually subordinated or junior in any respect to any other Indebtedness, Guarantee or Obligation of such Guarantor or (v) any Indebtedness incurred in violation of the Indenture.

  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed solely to protect such Person against fluctuations in interest rates.

  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital
Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person.

  "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations but excluding advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person or its Subsidiaries in accordance with GAAP), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities and all other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP; provided that an acquisition of assets, Equity Interests or other securities by the Company for consideration consisting of common equity securities of the Company shall not be deemed to be an Investment.

  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

  "MLP Acquisition" means MLP Acquisition L.P., a Delaware limited partnership and the general partner of the Company.

  "MLP Holdings" means MLP Holdings L.P., a Delaware limited partnership and a limited partner of MLP Acquisition.

  "Music Holdings" means Music Holdings Corp., a Delaware corporation, a wholly owned subsidiary of Centre Partners and the general partner of MLP Acquisition.

  "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP.

  "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than Senior Revolving Debt) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

  "Non-Recourse Debt" means Indebtedness (a) as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness or any agreement to maintain specified levels of financial or operational performance), (ii) is directly or indirectly liable (as a guarantor or otherwise), or (iii) constitutes the lender; (b) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (c) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

  "Pari Passu Indebtedness" means any Indebtedness which ranks pari passu in right of payment with, and which is not expressly by its terms subordinated in right of payment of principal, interest or premium, if any, to, the Senior Notes.

  "Park Road" means Park Road Corporation, a Delaware corporation and the managing general partner of Centre Partners.

  "Partnership Agreement" means the Third Amended and Restated Agreement of Limited Partnership of the Company, as amended, supplemented or otherwise modified and as in effect from time to time.

  "Permitted Investments" means (a) any Investments in the Company or in a Wholly Owned Restricted Subsidiary of the Company that is engaged in the same or a similar or related line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture; (b) any Investments in Cash Equivalents; (c) Investments by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company that is engaged in the same or a similar or related line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is engaged in the same or a similar or related line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the Indenture;
(d) Restricted Investments made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales;" (e) Investments in endorsements of negotiable instruments and similar negotiable documents in the ordinary course of business; (f) Investments existing on the date of the Indenture; (g) Investments in obligations of account debtors to the Company or any of its Restricted Subsidiaries and stock or obligations issued to the Company or any such Restricted Subsidiary by any Person, in each case, in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of such Person's Indebtedness and (h) other Investments in any one or more Persons that do not exceed $5.0 million in the aggregate at any time outstanding.

  "Permitted Liens" means (i) Liens on accounts receivable and inventory securing Indebtedness permitted to be incurred under clause (i) of the second paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests;" (ii) Liens in favor of the Company; (iii) Liens on property of a Person existing at the time such Person is merged into, consolidated with or acquired by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company;
(iv) Liens on property existing at the time of acquisition thereof by the Company or any Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens to secure Indebtedness permitted by clause (vi) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Equity Interests" covering only the assets acquired with such Indebtedness; (vii) Liens existing on the date of the Indenture; (viii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (ix) Liens securing Permitted Refinancing Indebtedness, provided that such Liens do not extend to or cover any assets or property other than the collateral securing the Indebtedness to be refinanced;
(x) Liens arising by operation of law in connection with judgments, for a period not resulting in an Event of Default with respect thereto; (xi) easements, rights of way, zoning restrictions and other similar encumbrances or title defects which do not materially detract from the value of the property or the assets subject thereto or interfere with the ordinary conduct of the business of the Company and its Restricted Subsidiaries, taken as a whole; (xii) Liens securing Attributable Debt with respect to any sale and leaseback transaction in an aggregate amount not to exceed the aggregate principal amount of Attributable Debt permitted to be incurred pursuant to the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests," provided that such Liens do not extend to or cover any assets or property other than the collateral securing such Attributable Debt; (xiii) Liens on assets of any Foreign Restricted Subsidiary securing Indebtedness of such Foreign Restricted Subsidiary incurred pursuant to clause (ix) of the second paragraph of the covenant described above under "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests;"
(xiv) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that (A) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (B) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and (xv) Liens on accounts receivable and inventory securing Hedging Obligations.

  "Permitted Refinancing Indebtedness" means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that (i) the principal amount of such Permitted Refinancing Indebtedness does not exceed the principal amount of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith);
(ii) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Senior Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Senior Notes on terms at least as favorable to the holders of Senior Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

  "Restricted Investment" means an Investment other than a Permitted
Investment.

  "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

  "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations of the Commission promulgated thereunder.

  "Senior Revolving Debt" means revolving credit borrowings under any Credit Facility.

  "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof; provided that Capital Corp. and each Guarantor shall be deemed a Significant Subsidiary.

  "Subordinated Indebtedness" means any Indebtedness which is expressly by its terms subordinated in right of payment of principal, interest or premium, if any, to the Senior Notes.

  "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of Capital Interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (A) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (B) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

  "Tax Amount" means, with respect to any Person for any period, the aggregate amount of tax distributions required to be made by the Company to its partners under the Partnership Agreement as in effect on the date of the Indenture. Notwithstanding anything to the contrary, Tax Amount shall not include taxes resulting from such Person's reorganization as or change in the status to a corporation.

  "Tax Distribution" means a distribution in respect of taxes to the partners of the Company pursuant to clause (iv) of the second paragraph of the covenant described above under the caption "--Certain Covenants-- Restricted Payments."

  "Taxable Income" means, with respect to any Person for any period, the taxable income or loss of such Person for such period for federal income tax purposes; provided that (i) all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss, (ii) any basis adjustment made in connection with an election under Section 754 of the Code shall be disregarded and (iii) such taxable income shall be increased or such taxable loss shall be decreased by the amount of any interest expense incurred by such Person that is not treated as deductible for federal income tax purposes by a partner or member of such Person.

  "Unrestricted Subsidiary" means any Subsidiary (other than Capital Corp.) that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a board resolution; but only to the extent that such Subsidiary
(i) has no Indebtedness other than Non-Recourse Debt; (ii) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (iii) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (iv) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (v) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the board resolution giving effect to such designation and an officers' certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "-- Incurrence of Indebtedness and Issuance of Preferred Equity Interests," the Company shall be in default of such covenant). The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if (a) such Indebtedness is permitted under the covenant described under the caption "--Incurrence of Indebtedness and Issuance of Preferred Equity Interests," and (b) no Default or Event of Default would be in existence following such designation; and provided, further, that, to the extent applicable, the Company shall cause such Subsidiary to comply with the covenant described above under the caption "-- Subsidiary Guarantees."

  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

  "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Interests or other ownership interests of which (other than directors' qualifying shares or interests) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                        FEDERAL INCOME TAX CONSEQUENCES

  The following discussion is a general summary of the material federal income tax consequences expected to result to holders of the Senior Notes. The discussion is based on laws, regulations, rulings and judicial decisions now in effect, all of which are subject to change, possibly on a retroactive basis. The discussion does not cover all aspects of federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to holders that may be subject to special tax treatment (such as life insurance companies, financial institutions, tax-exempt organizations (including qualified pension or profit sharing plans) and foreign taxpayers), and no aspect of foreign, state or local taxation is addressed. The discussion is limited to holders who hold their Senior Notes as "capital assets" (generally, property held for investment) within the meaning of Section 1221 of the Code.

  EACH HOLDER IS URGED TO CONSULT ITS OWN TAX ADVISOR FOR THE FEDERAL AND STATE INCOME AND OTHER TAX CONSEQUENCES PECULIAR TO IT FROM HOLDING OR DISPOSING OF THE SENIOR NOTES.

INTEREST

  Holders of the Senior Notes will be required to report any interest earned on the Senior Notes as ordinary interest income for federal income tax purposes in accordance with their method of tax accounting.

MARKET DISCOUNT

  Generally, a holder who purchases a Senior Note subsequent to original issuance at a "market discount" (i.e., at a price below the stated redemption price at maturity) must, unless the amount thereof is de minimis, treat gain recognized on the disposition of such Senior Note as ordinary income to the extent market discount accrued while the Senior Note was held by the holder. Further, if a subsequent holder makes a gift of a Senior Note, accrued market discount, if any, will be recognized by such holder as if such Senior Note had been sold for its fair market value. In addition, the holder may be required to defer, until the maturity of the Senior Note or its earlier disposition in a taxable transaction, the deduction of a portion of the interest expense on any indebtedness incurred or continued to purchase or carry such Senior Note.

  Any market discount will be considered to accrue on a straight-line basis during the period from the date of acquisition to the maturity date of the Senior Note, unless the holder elects to accrue market discount under a constant interest method. A holder also may elect to include market discount in income currently as it accrues (under either a straight-line or constant interest method), in which case the holder would increase its adjusted tax basis in the Senior Note by the amount includible in income and would not be subject to the rules described above regarding the recognition of gain as ordinary income and the deferral of interest deductions. Such an election to include market discount in income currently would apply to all market discount obligations acquired on or after the first day of the first taxable year of the holder to which the election applies and may be revoked only with the consent of the Internal Revenue Service (the "IRS").

  Holders who purchase Senior Notes subsequent to original issuance should consult their own tax advisors regarding the treatment of any market discount with respect to their Senior Notes.

AMORTIZABLE BOND PREMIUM

  If the holder's initial tax basis in the Senior Notes at acquisition exceeds the amount payable at maturity, the excess will be treated as "amortizable bond premium." In such case, the holder may elect under Section 171 of the Code to amortize the bond premium annually under a constant yield method. The holder's adjusted tax basis in the Senior Note would be decreased by the amount of the allowable amortization. Because the Senior Notes have early call provisions, holders must take such call provisions into account to determine the amount of amortizable bond premium. Amortizable bond premium is treated as an offset to interest received on the obligation rather than as an interest deduction, except as may be provided in the Treasury regulations. An election to amortize bond premium would apply to amortizable bond premium on all taxable bonds held at or acquired after the beginning of the holder's taxable year as to which the election is made, and may be revoked only with the consent of the IRS. Holders who acquire their Senior Notes with amortizable bond premium should consult their own tax advisor.

REORGANIZATION OF THE COMPANY

  Any assumption of the Senior Notes by a corporate successor to the Company upon its reorganization into a corporation, as is specifically permitted by the Indenture, should not be a taxable event for federal income tax purposes. As a result, holders should not recognize any gain or loss upon such assumption of the Senior Notes. Instead, each holder should have a tax basis in its new Senior Note of the corporate successor to the Company equal to its basis in its old Senior Note immediately prior to the reorganization of the Company as a corporation, and its holding period in such new Senior Note should include the period the old Senior Note was held.

SALE, REDEMPTION AND MATURITY OF THE SENIOR NOTES

  A holder will recognize gain or loss, if any, on the sale, redemption or maturity of a Senior Note equal to the difference between the fair market value of all consideration received (excluding amounts received that are attributable to accrued and unpaid interest, which amounts must be included as ordinary interest income) upon such sale, redemption or maturity of the Senior Note and the holder's adjusted tax basis in the Senior Note. Except to the extent of any unrecognized accrued market discount, discussed above, such gain or loss will be capital gain or loss and will be long-term if the holder has held the Senior Notes for more than one year.

BACKUP WITHHOLDING

  A holder of Senior Notes may be subject to backup withholding at the rate of 31% with respect to interest paid on, or gross proceeds from the sale of, the Senior Notes, unless such holder (a) is a corporation or comes within certain other exempt categories or (b) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A holder of Senior Notes who does not provide the Company with its correct taxpayer identification number may be subject to penalties imposed by the IRS. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

  The Company will report to the holders of the Senior Notes and the IRS the amount of any "reportable payments" (including any interest paid) and any amount withheld with respect to the Senior Notes during the calendar year.

                   DESCRIPTION OF THE PARTNERSHIP AGREEMENT

  The Company was organized on February 18, 1992 as a limited partnership under the RULPA. The following is a summary of certain provisions of the Partnership Agreement. The rights and obligations of the General Partners and of the Limited Partners (each as defined in the Partnership Agreement) are as set forth in the Partnership Agreement. This summary does not constitute a complete discussion of the Partnership Agreement and is qualified in its entirety by reference to the Partnership Agreement, a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

MANAGEMENT OF THE COMPANY

  The Managing General Partner (as defined in the Partnership Agreement) is responsible for the general management and operation of the Company. The General Partners receive no compensation for the performance of their services under the Partnership Agreement, provided that the Managing General Partner and its affiliates are entitled to reimbursement for expenses incurred on behalf of the Company and for certain directors' fees and expenses of the general partner of the Managing General Partner. In addition, the General Partners and their affiliates are entitled to the benefit of certain exculpatory and indemnification provisions in the Partnership Agreement. See "Management--Limitation of Liability and Indemnification."

DISSOLUTION OF THE COMPANY

  The Company will be dissolved and its affairs wound up upon the occurrence of any of the following events: (i) the expiration of the term of the Company on December 31, 2020 (subject to extension with the consent of the General Partners and a majority vote of the partners); (ii) certain events of withdrawal or bankruptcy of a General Partner under the RULPA, subject to the right of a remaining General Partner or a successor general partner to continue the Company in accordance with terms of the Partnership Agreement;
(iii) the consent of the General Partners and the majority vote of the partners to dissolve the Company; (iv) an incorporation of the Company in accordance with the Partnership Agreement; (v) a sale of all or substantially all of the assets of the Company in one transaction or a series of related transactions; or (vi) the entry of a decree of dissolution under Section 17-802 of the RULPA.

DISTRIBUTIONS

  Distributions by the Company generally may be made at the discretion of the Managing General Partner from cash on hand in excess of costs and expenses of the Company, including reserves, subject to Section 17-607(a) of the RULPA or other applicable law and subject to any applicable contractual restrictions on such payments. In addition, the Managing General Partner is required to make distributions from time to time for periods in which Company exists in the form of a partnership to the holders of equity interests in the Company (other than the Class C Limited Partner Interest and, in certain circumstances, the Class C-1 Limited Partner Interest) in an amount for each fiscal year equal to the product of (A) the taxable income of the Company for any taxable year for which the Company reports taxable income for federal income tax purposes determined as if the Company were a separately taxable entity and (B) the sum of (x) the highest marginal federal income tax rate applicable to individuals in effect for such year and (y) ten percentage points; provided that no such payments shall be permitted if any amounts due in respect of the Class C Limited Partner Interest shall not have been paid on the required retirement date thereof as described below.

TRANSFERABILITY OF PARTNERSHIP INTERESTS

  The Partnership Agreement contains significant restrictions on the transferability of the equity interests in the Company.

  Partnership interests held by management employees of the Company are subject to purchase at the option of the Company upon termination of employment for a termination price equal to either the fair market value or cost of such interests, depending on the circumstances of the termination and subject to certain vesting criteria set forth in the Partnership Agreement. Upon any such purchase of partnership interests of a terminated employee, the remaining management holders are permitted to acquire such interests for fair market value. In addition to the foregoing, certain interests held by management are subject to additional restrictions on transfer prior to September 4, 1997.

  Subject to limited exceptions (including transfers upon death of a Limited Partner to his estate, transfers to family members and related trusts, certain transfers to other Limited Partners of the Company and other transfers to affiliates), transfers of Limited Partner interests in the Company are subject to rights of first refusal of the Company and certain other interestholders. In addition to the rights of first refusal, in connection with certain transfers of equity interests the transferring holder is required to offer the other interestholders the right to sell a ratable portion of their respective equity interests on the same terms and at the same price as the interests proposed to be disposed of by the transferring holder.

PUT OPTION

  At any time and from time to time after September 4, 1998, the Managing General Partner, certain affiliates of MLP and certain other non-management interestholders have the right to cause the Company to purchase the partnership interests held by such persons at the fair market value thereof, provided that such purchase would not result in a material adverse change in the business of the Company or a breach of or default under any agreement or instrument to which the Company is party or by which it or its assets is bound and as to which a consent or waiver thereunder for such purpose (or any related incurrence of indebtedness) has not been obtained after all best efforts by the Company (including consideration of a sale of the Company) and the Company provides appropriate notice thereof to the interestholder. In connection with any such purchase, the Company is required to retire all of the outstanding Class C Limited Partner Interest, Class C-1 Limited Partner Interest (unless such interests have been converted into participating partnership interests as described below) and Preferred Limited Partner Interests.

REGISTRATION RIGHTS

  The Managing General Partner and MLP have the right to require the Company to use best efforts to register under the Securities Act the partnership interests held by such persons. If the Company receives such a request or otherwise determines to effect any such registration of equity securities, the Company is required to offer to register the equity interests held by the other Limited Partners (other than the Class C Limited Partner Interest). The registration rights provisions contain additional customary rights and obligations of the parties, including holdback, indemnification and cut-back rights, subject to certain priorities of a non-management equity holder.

INCORPORATION

  The Partnership Agreement permits the Managing General Partner to incorporate the Company pursuant to specified procedures. In the event of an incorporation, the Partnership Agreement provides that the Managing General Partner shall use reasonable best efforts to effectuate such arrangements as are reasonably required to reflect substantially the same rights and restrictions that the equityholders have pursuant to the Partnership Agreement. In the event of any such incorporation, the Partnership Agreement further provides for the conversion of the Preferred Limited Partner Interests into preferred stock of the incorporated entity having substantially similar terms and provisions as the applicable preferred interests.

LIMITED PARTNER INTERESTS

  In addition to the General Partner interests, the Class A-1 Limited Partner Interests, the Class A-2 Limited Partner Interests and the Class B Limited Partner Interests, which are all participating limited partner interests, the following preferred interests are provided for under the Partnership
Agreement:

 Class C Limited Partner Interest. The Class C Limited Partner Interest is a non-participating preferred limited partner interest having a liquidation preference of $8 million plus a preferred return of 7% per annum compounding annually from August 1992. The Company may convert the Class C Limited Partner Interest into a subordinated note or retire the interest at any time. Until the retirement of the Class C Limited Partner Interest, the Company is required to observe certain covenants, including restrictions on dispositions of assets for less than fair market value, certain affiliate party transactions and distributions in respect of, or purchases or retirements of, equity interests in the Company, subject to limited exceptions specified in the Partnership Agreement. The Company is required to retire the Class C Limited Partner Interest on the 91st day following August 31, 2002 or, if earlier, upon the occurrence of certain specified change of control or sale transactions. The Company will retire the Class C Limited Partner Interest with a portion of the proceeds of the Offering.

 Class C-1 Limited Partner Interest. The Class C-1 Limited Partner Interest is a convertible preferred limited partner interest having a liquidation preference of $5 million plus a preferred return of 7% per annum compounded annually from November 1994, that may be converted into 8% of the aggregate participating Limited Partner interests in the Company at the election of the holder in connection with an equity registration by the Company. The Class C-1 Limited Partner Interest may be converted into a convertible subordinated note at the election of the Company and may be redeemed for its liquidation preference in connection with specified change of control or sale transactions, and may otherwise be redeemed for such amount subject to the right of the holder to retain an equity purchase option to preserve its equity conversion right until the date such interest would have been required to be retired, unless the holder shall have had the right to convert into a participating equity interest in connection with a proposed equity registration by the Company but shall have elected to retain its liquidation preference. Unless earlier converted into a participating equity interest, the Company is obligated to retire the Class C-1 Limited Partner Interest on the earlier of November 4, 2004 or the occurrence of certain specified change of control or sale transactions. Until the conversion of such interest into a participating equity security or the retirement thereof, the Company is required to observe the same covenants as are applicable to the Class C Limited Partner Interest.

 Preferred Limited Partner Interests. The Preferred Limited Partner Interests are convertible senior preferred limited partner interests having an aggregate liquidation preference of $7 million plus a preferred return of 8% per annum compounded annually from November 1994, that currently may be converted into approximately an aggregate 23% of the participating limited partner interests in the Company. At the option of the interest holder, the Preferred Limited Partnership Interests may be converted at any time into units of Class B Limited Partnership Interests. The Preferred Limited Partner Interests may be redeemed by the Company in connection with any registration of its equity securities, subject to the right of the holders to exercise the equity conversion right specified above.

                                 UNDERWRITING

  Subject to the terms and conditions of the Underwriting Agreement (the "Underwriting Agreement") among the Issuers and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") and Lazard Freres & Co. LLC ("Lazard," and together with DLJ, the "Underwriters"), the Underwriters have agreed, severally and not jointly, to purchase from the Issuers, and the Issuers have agreed to sell to each of the Underwriters, the respective principal amount of Senior Notes set forth opposite its name below, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions:

                                                                     PRINCIPAL
                                                                     AMOUNT OF
                              UNDERWRITER                           SENIOR NOTES
     Donaldson, Lufkin & Jenrette Securities Corporation...........
     Lazard Freres & Co. LLC.......................................
                                                                    ------------
         Total..................................................... $100,000,000
                                                                    ============

  The Underwriting Agreement provides that the obligations of the several Underwriters thereunder are subject to certain conditions precedent. The Underwriting Agreement also provides that the Issuers will indemnify the Underwriters and certain persons controlling the Underwriters against certain liabilities and expenses, including liabilities under the Securities Act or will contribute to payments the Underwriters are required to make in respect thereof. The nature of the Underwriters' obligations under the Underwriting Agreement is such that they are committed to purchase all of the Senior Notes if any of the Senior Notes are purchased.

  The Underwriters have advised the Issuers that they propose to offer the Senior Notes directly to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a concession not in excess of % of the principal amount of the Senior Notes. The Underwriters may allow, and such dealers may reallow, a concession to certain other dealers not in excess of % of the principal amount of the Senior Notes. After the initial public offering of the Senior Notes, the public offering price, concession and reallowance may be changed by the Underwriters.

  Under Rule 2720 of the Conduct Rules ("Rule 2720") of the National Association of Securities Dealers, Inc. (the "NASD"), the Company may be considered an affiliate of Lazard because affiliates of Lazard beneficially own voting securities of the Company. This Offering is being conducted in accordance with Rule 2720, which provides that, among other things, when an NASD member participates in the underwriting of an affiliate's debt securities, the yield to maturity can be no lower than that recommended by a "qualified independent underwriter" meeting certain standards ("QIU"). In accordance with this requirement, DLJ has assumed the responsibilities of acting as QIU and will recommend a minimum yield to maturity in compliance with the requirements of Rule 2720. In connection with the Offering, DLJ is performing due diligence investigations and reviewing and participating in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. As compensation for the services of DLJ as QIU, the Company has agreed to pay DLJ $5,000.

  The Underwriters have informed the Company that they will not confirm sales to any accounts over which they exercise discretionary authority without prior written approval of such transactions by the customer.

  There is currently no public market for the Senior Notes, and the Issuers have no present plan to list any of the Senior Notes on a national securities exchange or to include any of the Senior Notes for quotation through an inter-dealer quotation system. The Underwriters have advised the Issuers that they currently intend to make a market in the Senior Notes, but are not obligated to do so and may discontinue any such market-making at any time without notice. Accordingly, there can be no assurance that an active public market will develop for, or as to the liquidity of, the Senior Notes. In addition, because Lazard may be deemed to be an affiliate of the Issuers, Lazard will be required to deliver a current "market-maker" prospectus and otherwise to comply with the registration requirements of the Securities Act in connection with any secondary market sale of the Senior Notes, which may affect its ability to continue market-making activities. Lazard's ability to engage in market-making transactions will therefore be subject to the availability of a current "market-maker" prospectus. Under certain circumstances, the Issuers have agreed to make a "market-maker" prospectus available to Lazard to permit it to engage in market-making transactions. Notwithstanding the foregoing, the Issuers may allow the "market-maker" prospectus to cease to be effective and usable if (i) the Boards of Directors of the Issuers determine in good faith that such action is in the best interests of the Issuers, and the Issuers notify the holders within a certain period of time after the Boards of Directors make such determination or (ii) the "market-maker" prospectus contains an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. See "Risk Factors-- Absence of Public Market; Illiquidity; Market Value."

                                 LEGAL MATTERS

  Certain legal matters in connection with the Senior Notes offered hereby will be passed upon for the Issuers by Weil, Gotshal & Manges LLP, New York, New York. Certain legal matters in connection with the offering of the Senior Notes will be passed upon for the Underwriters by Latham & Watkins, New York, New York.

                                    EXPERTS

  The financial statements of Muzak Limited Partnership included in this Prospectus and the related financial statement schedules included elsewhere in the Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing herein and elsewhere in the Registration Statement. These financial statements and the financial statement schedule have been included herein and elsewhere in the Registration Statement in reliance upon the reports of said firm given upon their authority as experts in accounting and auditing.

  The financial statement of Muzak Capital Corporation included in this Prospectus has been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and has been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

  The financial statements of Comcast Sound Communications, Inc. and subsidiaries included in this Prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to allocated management fees and costs), and have been so included in reliance upon the report of said firm given upon their authority as experts in accounting and auditing.

                             AVAILABLE INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 (the "Registration Statement") pursuant to the Securities Act, covering the Senior Notes offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are summaries of the material terms of such contract, agreement or document. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibits for a more complete description of the matter involved. The Registration Statement (including the exhibits and schedules thereto) filed with the Commission by the Company may be inspected and copied (at prescribed rates) at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661.

  The Company is not subject to the informational requirements of the Exchange Act. The Company intends to furnish to the Trustee and the holders of the Senior Notes annual reports containing audited financial statements certified by its independent auditors and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
MUZAK LIMITED PARTNERSHIP
  Independent Auditors' Report............................................  F-2
  Balance Sheets as of December 31, 1994 and 1995 and June 30, 1996.......  F-3
  Statements of Operations for the years ended December 31, 1993, 1994, and 1995 and the six-month periods ended June 30, 1995 and 1996........  F-4
  Statements of Partners' Capital (Deficit) for the years ended December
   31, 1993, 1994, and 1995 and the six-month period ended June 30, 1996..  F-5
  Statements of Cash Flows for the years ended December 31, 1993, 1994, and 1995 and the six-month periods ended June 30, 1995 and 1996........  F-6
  Notes to Financial Statements...........................................  F-7
MUZAK CAPITAL CORPORATION
  Independent Auditors' Report............................................ F-18
  Balance Sheet as of May 8, 1996......................................... F-19
  Note to Financial Statement............................................. F-20
COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES
  Independent Auditors' Report............................................ F-21
  Consolidated Statement of Operations and Retained Earnings
   for the year ended December 31, 1993................................... F-22
  Consolidated Statement of Cash Flows for the year ended December 31,
   1993................................................................... F-23
  Notes to Consolidated Financial Statements.............................. F-24
MLP ACQUISITION LIMITED PARTNERSHIP
  Independent Auditors' Report............................................ F-27
  Balance Sheets as of December 31, 1995 and
   June 30, 1996.......................................................... F-28
  Notes to Financial Statements........................................... F-29
MUSIC HOLDINGS CORPORATION
  Independent Auditors' Report............................................ F-30
  Balance Sheets as of December 31, 1995
   and June 30, 1996...................................................... F-31
  Notes to Financial Statements........................................... F-32
MLP ADMINISTRATION CORPORATION
  Independent Auditors' Report............................................ F-33
  Balance Sheets as of December 31, 1995
   and June 30, 1996...................................................... F-34
  Notes to Financial Statements........................................... F-35

                         INDEPENDENT AUDITORS' REPORT

General and Limited Partners
Muzak Limited Partnership
Seattle, Washington

  We have audited the accompanying balance sheets of Muzak Limited Partnership (the "Company") as of December 31, 1995 and 1994, and the related statements of operations, partners' capital (deficit), and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, such financial statements present fairly, in all material respects, the financial position of Muzak Limited Partnership as of December 31, 1995 and 1994, and the results of operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington

March 6, 1996

(September 25, 1996, as to Notes 7 and 10)

                           MUZAK LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                                 (IN THOUSANDS)

                                                    DECEMBER 31,
                                                  ----------------   JUNE 30,
                                                    1994    1995       1996
                                                                    (UNAUDITED)
                                    ASSETS
CURRENT ASSETS:
  Cash and cash equivalents...................... $  1,445 $ 1,115    $ 3,239
  Accounts receivable, net of allowance for
   doubtful accounts
   of $736, $632 and $576........................   15,868  15,534     14,630
  Inventories....................................    4,070   3,473      3,041
  Prepaid expenses...............................    1,462   1,543      1,443
  Other..........................................      491     357        346
                                                  -------- -------    -------
    Total current assets.........................   23,336  22,022     22,699
Property and equipment, net......................   37,588  36,586     36,055
Deferred costs and intangible assets, net........   41,435  36,706     35,357
Other............................................      733   1,125      1,247
                                                  -------- -------    -------
    Total assets................................. $103,092 $96,439    $95,358
                                                  ======== =======    =======
                 LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES:
  Revolving credit facility...................... $  6,000 $ 9,300    $10,750
  Accounts payable...............................    8,085   6,818      9,048
  Advance billings...............................    4,337   4,533      4,641
  Accrued expenses...............................    3,525   2,902      3,990
  Current portion of long-term obligations.......    4,455   5,911      6,371
                                                  -------- -------    -------
    Total current liabilities....................   26,402  29,464     34,800
Long-term obligations, net of current portion....   52,378  47,094     44,301
Unearned installation income.....................    1,676   2,786      3,192
Commitments and contingencies (Note 7)...........
Redeemable preferred partnership interests.......   14,693  15,722     16,265
PARTNERS' CAPITAL (DEFICIT):
  Limited partners' interests....................    7,368   5,637      4,328
  General partners' interests (deficiencies).....      575  (4,264)    (7,528)
                                                  -------- -------    -------
    Total partners' capital (deficit)............    7,943   1,373     (3,200)
                                                  -------- -------    -------
    Total liabilities and partners' capital (def-
     icit)....................................... $103,092 $96,439    $95,358
                                                  ======== =======    =======

   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                            STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                   SIX-
                                                               MONTH PERIOD
                                   YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                                                (UNAUDITED)
Revenues:
  Music and other business
   services....................... $36,800  $50,410  $52,489  $25,916  $26,977
  Equipment and related services..  21,741   33,006   34,392   16,646   15,179
                                   -------  -------  -------  -------  -------
    Total revenues................  58,541   83,416   86,881   42,562   42,156
                                   -------  -------  -------  -------  -------
Cost of revenues:
  Music and other business
   services.......................  10,611   13,685   14,465    7,063    7,501
  Equipment and related services..  16,756   23,413   23,895   11,465   10,303
                                   -------  -------  -------  -------  -------
    Total cost of revenues........  27,367   37,098   38,360   18,528   17,804
                                   -------  -------  -------  -------  -------
Gross profit......................  31,174   46,318   48,521   24,034   24,352
Selling, general and
 administrative expenses..........  19,603   28,699   28,496   14,628   15,107
Depreciation......................   4,349    8,211    9,382    4,669    5,155
Amortization......................   6,942    9,622    8,909    4,443    4,463
                                   -------  -------  -------  -------  -------
  Operating income (loss).........     280     (214)   1,734      294     (373)
Interest expense..................   3,785    6,990    7,483    3,791    3,574
Other (income) expense, net.......     (30)     (21)     (35)     (42)     228
                                   -------  -------  -------  -------  -------
  Net loss........................  (3,475)  (7,183)  (5,714)  (3,455)  (4,175)
  Redeemable preferred returns....    (572)    (933)  (1,029)    (506)    (543)
                                   -------  -------  -------  -------  -------
  Net loss attributable to general
   and limited partners........... $(4,047) $(8,116) $(6,743) $(3,961) $(4,718)
                                   =======  =======  =======  =======  =======


   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                   STATEMENTS OF PARTNERS' CAPITAL (DEFICIT)

  FOR THE YEARS ENDED DECEMBER 31, 1993, 1994 AND 1995 AND THE UNAUDITED SIX-
                        MONTH PERIOD ENDED JUNE 30, 1996
                                 (IN THOUSANDS)

                   GENERAL PARTNERS'                                    CLASS B                 TOTAL LIMITED
                       INTERESTS         CLASS A            CLASS B     LIMITED    PREFERRED PARTNERS' INTERESTS
                   -------------------   LIMITED  CLASS A   LIMITED    PARTNERS'    LIMITED  ----------------------
                    NUMBER              PARTNERS' PUT/CALL PARTNERS' SUBSCRIPTIONS PARTNERS'   NUMBER
                   OF UNITS   AMOUNT    INTERESTS OPTIONS  INTERESTS  RECEIVABLE   INTERESTS  OF UNITS    AMOUNT
Balance, January
 1, 1993.........     9,101  $   8,921   $ 1,315   $ 927    $ 1,628      $(592)     $  --        4,376   $    3,278
 Net loss........               (2,422)     (360)   (255)      (438)                                         (1,053)
 Payment of
  foreign income
  taxes..........                  (56)       (8)     (6)       (10)                                            (24)
 Preferred return
  on redeemable
  preferred
  interests......                 (399)      (59)    (42)       (72)                                           (173)
 Redemption of
  Class B limited
  partnership
  interest.......                                               (50)        25                     (50)         (25)
                    -------  ---------   -------   -----    -------      -----      ------    --------   ----------
Balance, December
 31, 1993........     9,101      6,044       888     624      1,058       (567)        --        4,326        2,003
 Net loss........               (4,802)     (887)   (561)      (933)                                         (2,381)
 Payment of
  foreign income
  taxes..........                  (43)       (8)     (5)        (8)                                            (21)
 Preferred return
  on redeemable
  preferred
  interests......                 (624)     (115)    (73)      (121)                                           (309)
 Contributions by
  partners.......                                    967        175       (246)      7,000       4,663        7,896
 Principal
  payments on
  subscriptions
  receivable.....                                                          180                                  180
                    -------  ---------   -------   -----    -------      -----      ------    --------   ----------
Balance, December
 31, 1994........     9,101        575      (122)    952        171       (633)      7,000       8,989        7,368
 Net loss........               (3,690)     (682)   (621)      (721)                                         (2,024)
 Payment of
  foreign income
  taxes..........                  (51)      (14)     (9)       (12)                                            (35)
 Preferred return
  on redeemable
  preferred
  interests......                 (665)     (123)   (112)      (129)                                           (364)
 Preferred return
  on preferred
  limited
  partners'
  interests......                 (433)      (80)    (73)       (85)                   671                      433
 Principal
  payments on
  subscriptions
  receivable.....                                                          259                                  259
                    -------  ---------   -------   -----    -------      -----      ------    --------   ----------
Balance, December
 31, 1995........     9,101     (4,264)   (1,021)    137       (776)      (374)      7,671       8,989        5,637
 Net loss........               (2,697)     (499)   (453)      (526)                                         (1,478)
 Payment of
  foreign income
  taxes..........                  (17)       (3)     (3)        (4)                                            (10)
 Preferred return
  on redeemable
  preferred
  interests......                 (351)      (65)    (59)       (68)                                           (192)
 Preferred return
  on preferred
  limited
  partners'
  interests......                 (199)      (37)    (33)       (39)                   308                      199
 Principal
  payments on
  subscriptions
  receivable.....                                                           67                                   67
 Contribution by
  Partner........                                               105                                 60          105
                    -------  ---------   -------   -----    -------      -----      ------    --------   ----------
Balance, June 30,
 1996
 (unaudited).....     9,101    $(7,528)  $(1,625)  $(411)   $(1,308)     $(307)     $7,979       9,049   $    4,328
                    =======  =========   =======   =====    =======      =====      ======    ========   ==========
                        TOTAL
                   -----------------
                    NUMBER
                   OF UNITS AMOUNT
Balance, January
 1, 1993.........   13,477  $12,199
 Net loss........            (3,475)
 Payment of
  foreign income
  taxes..........               (80)
 Preferred return
  on redeemable
  preferred
  interests......              (572)
 Redemption of
  Class B limited
  partnership
  interest.......      (50)     (25)
                   -------- --------
Balance, December
 31, 1993........   13,427    8,047
 Net loss........            (7,183)
 Payment of
  foreign income
  taxes..........               (64)
 Preferred return
  on redeemable
  preferred
  interests......              (933)
 Contributions by
  partners.......    4,663    7,896
 Principal
  payments on
  subscriptions
  receivable.....               180
                   -------- --------
Balance, December
 31, 1994........   18,090    7,943
 Net loss........            (5,714)
 Payment of
  foreign income
  taxes..........               (86)
 Preferred return
  on redeemable
  preferred
  interests......            (1,029)
 Preferred return
  on preferred
  limited
  partners'
  interests......               --
 Principal
  payments on
  subscriptions
  receivable.....               259
                   -------- --------
Balance, December
 31, 1995........   18,090    1,373
 Net loss........            (4,175)
 Payment of
  foreign income
  taxes..........               (27)
 Preferred return
  on redeemable
  preferred
  interests......              (543)
 Preferred return
  on preferred
  limited
  partners'
  interests......               --
 Principal
  payments on
  subscriptions
  receivable.....                67
 Contribution by
  Partner........       60      105
                   -------- --------
Balance, June 30,
 1996
 (unaudited).....   18,150  $(3,200)
                   ======== ========

   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                   SIX-
                                                               MONTH PERIOD
                                   YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                   -------------------------  ----------------
                                    1993     1994     1995     1995     1996
                                                                (UNAUDITED)
OPERATING ACTIVITIES
  Net loss........................ $(3,475) $(7,183) $(5,714) $(3,455) $(4,175)
  Adjustments to reconcile net
   loss to net cash provided by
   operating activities:
    Provision for doubtful
     accounts.....................     464      610      810      299      225
    Depreciation..................   4,349    8,211    9,382    4,669    5,155
    Amortization, net of deferred
     financing costs..............   6,942    9,622    8,909    4,443    4,463
    Deferred financing cost
     amortization.................     529    1,159    1,310      658      605
    Loss in equity of joint
     venture......................     --       --       --       --       117
  Changes in operating assets and
   liabilities:
    Accounts receivable...........  (3,442)  (1,890)    (476)   1,988      750
    Inventories...................    (476)    (259)     597      995      220
    Accounts payable..............   1,137    1,970   (1,267)  (1,631)   1,531
    Accrued expenses..............    (840)   1,198     (623)    (362)   1,089
    Advance billings..............     507    1,200      194       27      107
    Unearned installation income..     577    1,099    1,110      558      406
    Other, net....................     154      (79)     (35)     (85)      70
                                   -------  -------  -------  -------  -------
    Net cash provided by operating
     activities...................   6,426   15,658   14,197    8,104   10,563
                                   -------  -------  -------  -------  -------
INVESTING ACTIVITIES
  Additions to property and
   equipment......................  (4,537)  (9,531)  (8,116)  (3,675)  (4,546)
  Additions to deferred costs and
   intangible assets..............  (3,698)  (4,273)  (4,641)  (2,368)  (2,870)
  Acquisitions of businesses and
   ventures, net of cash
   acquired.......................     --   (33,294)    (557)     --       --
  Other, net......................      42       52        3      --       156
                                   -------  -------  -------  -------  -------
    Net cash used in investing
     activities...................  (8,193) (47,046) (13,311)  (6,043)  (7,260)
                                   -------  -------  -------  -------  -------
FINANCING ACTIVITIES
  Borrowings (repayment) under
   revolving notes
   payable, net...................   3,250    2,250    3,300     (400)   1,450
  Borrowings on term debt.........     --    34,034      --       --       --
  Principal payments on term
   debt...........................    (900) (11,500)  (4,111)  (1,622)  (2,490)
  Borrowing (payments) on other
   long-term debt.................     --      (986)     (30)      47      (46)
  Payments under capital leases...    (484)    (413)    (432)    (246)    (213)
  Contributions by partners.......     --     8,076      259       48      172
  Other, net......................    (104)     (64)    (202)     (21)     (52)
                                   -------  -------  -------  -------  -------
    Net cash provided by (used in)
     financing activities.........   1,762   31,397   (1,216)  (2,194)  (1,179)
                                   -------  -------  -------  -------  -------
    Net increase (decrease) in
     cash and cash equivalents....      (5)       9     (330)    (133)   2,124
CASH AND CASH EQUIVALENTS,
 beginning of period..............   1,441    1,436    1,445    1,445    1,115
                                   -------  -------  -------  -------  -------
CASH AND CASH EQUIVALENTS, end of
 period........................... $ 1,436  $ 1,445  $ 1,115  $ 1,312  $ 3,239
                                   =======  =======  =======  =======  =======

   The accompanying notes are an integral part of these financial statements.

                           MUZAK LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)

1. THE COMPANY AND ITS BUSINESS:

  Muzak Limited Partnership (the "Company") provides business music services and also produces, markets and sells broadcast data delivery, video, audio marketing and in-store advertising services through a network of domestic and international franchises and owned operations. The franchisees are charged a fee based on their revenues, as well as certain other fees, in exchange for broadcast music, marketing, technical and administrative support. The Company and its franchisees also sell, install and maintain electronic equipment related to the Company's business.

  The Company develops and uses proprietary techniques for blending music into programs which have a measurable and predictable effect on listeners. The Company's music is primarily sold for use in public areas, such as retail establishments and restaurants, and work areas, such as business offices and manufacturing facilities. Services are distributed through direct broadcast satellite transmission, local broadcast transmissions and pre-recorded tapes played on the customers' premises.

  The Company is subject to certain business risks which could affect future operations and financial performance. These risks include rapid technological change, competitive pricing, concentrations in and dependence on satellite delivery capabilities, and development of new services.

 BUSINESS ACQUISITIONS

  As of September 1, 1992, the Company commenced operations in its current form (the "Partnership") through an acquisition (the "1992 Acquisition") of substantially all of the assets, including the right to operate under its current name, from a predecessor partnership (the "Seller"). The acquisition was accounted for as a purchase with the purchase price allocated to the individual assets, based on their estimated fair values at the date of acquisition.

  On January 31, 1994, the Company acquired substantially all the net assets of Comcast Sound Communications, Inc. ("Comcast"), previously the Company's largest franchisee. The net assets were acquired for approximately $33 million, including a $5 million redeemable preferred partnership interest issued to Comcast and closing costs. The acquisition was financed through additional bank borrowings and the contribution of certain assets by Comcast in exchange for a redeemable preferred partnership interest. The transaction was accounted for as a purchase with the purchase price allocated to the individual assets based on the fair values at the date of acquisition.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 INTERIM FINANCIAL INFORMATION

  The interim financial information, as of and for the six-month periods ended June 30, 1995 and 1996, was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the results of the periods presented. The results of operations for the six-month period ended June 30, 1996, are not necessarily indicative of the results to be expected for the entire year.

 CASH EQUIVALENTS

  Short-term investments with maturities at the date of purchase of ninety days or less are considered cash equivalents. Their recorded amount approximates fair value.

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

 INVENTORIES

  Inventories consist primarily of electronic equipment and are recorded at the lower of cost (first-in, first-out) or market.

 PROPERTY AND EQUIPMENT

  Property and equipment consist primarily of equipment provided to subscribers and machinery and equipment, recorded at cost. Major renewals and betterments are capitalized to the property accounts while replacements, maintenance and repairs that do not improve or extend the lives of the respective assets are expensed.

  Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the related assets, ranging from five to forty years. Assets acquired under capital leases and leasehold improvements are amortized on a straight-line basis over the shorter of their estimated useful lives or the term of the related leases.

 DEFERRED COSTS AND INTANGIBLE ASSETS

  Income producing contracts, acquired through acquisitions, are being charged to amortization expense on an accelerated method over their period of expected benefit of eight years. Deferred financing costs are being charged to interest expense on the effective interest method over the term of the related agreements. Other deferred costs and intangible assets are recorded at cost and are being charged to amortization expense over their estimated useful lives or their period of expected benefit ranging from two and one-half to ten years.

  The carrying value of long lived assets is reviewed on a regular basis for the existence of facts or circumstances that may indicate that the carrying amount is not recoverable. To date, no impairment has been indicated. Should there be an impairment in the future, the Company will measure the impairment based on the discounted expected future cash flows from the impaired assets.

 REVENUE RECOGNITION

  Revenues are recognized in the month that the services are provided. Fees from franchisees are recognized as music revenues in the month that the franchisee generates its revenues. Equipment and related services revenues are recorded in the period that the installation is completed.

 ADVANCE BILLINGS

  The Company bills certain customers in advance for contracted music and other business services. Amounts billed in advance of the service period are deferred when billed and recognized as revenue in the period earned.

 UNEARNED INSTALLATION INCOME

  The Company defers recognition of income from the installation of equipment provided to subscribers and recognizes these amounts as revenue on a straight-line basis over the average subscriber service period.

 INCOME TAXES

  The income tax effects of all earnings or losses of the Company are passed directly to the partners. Payment of foreign income taxes is reflected as a reduction to the partners' capital accounts. Thus, no provision or benefit for federal, state, local or foreign income taxes is required.

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES, (CONTINUED)

 USE OF ESTIMATES IN PREPARATION OF FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 ACCOUNTING FOR STOCK-BASED COMPENSATION

  Statement of Financial Accounting Standard ("SFAS") Number 123, "Accounting for Stock-Based Compensation" was recently issued and is effective for the Company beginning January 1, 1996. SFAS Number 123 requires expanded disclosures of equity-based compensation arrangements with employees and does not require, but encourages compensation cost to be measured based on fair value of the equity instrument when awarded. The Company, as allowed, intends to continue to measure equity-based compensation using its current method of accounting prescribed by Accounting Principles Board Opinion Number 25 that recognizes compensation cost based on the intrinsic value of the equity instrument awarded. The Company will be required to disclose certain additional information related to its stock-based compensation; however, management believes the impact to the financial statements, as a whole, will not be material.

3. PROPERTY AND EQUIPMENT, NET:

  Property and equipment consist of the following (in thousands):

                                                   DECEMBER 31,
                                                 ------------------  JUNE 30,
                                                   1994      1995      1996
   Equipment provided to subscribers............ $ 37,305  $ 42,847  $ 45,668
   Machinery and equipment......................    6,469     7,628     8,654
   Vehicles.....................................    2,403     2,872     2,959
   Furniture and fixtures.......................    1,948     2,133     2,205
   Land and buildings...........................    1,001       858       858
   Leasehold improvements.......................      710       833       850
                                                 --------  --------  --------
     Total property and equipment...............   49,836    57,171    61,194
   Less--accumulated depreciation and amortiza-
    tion........................................  (12,248)  (20,585)  (25,139)
                                                 --------  --------  --------
                                                 $ 37,588  $ 36,586  $ 36,055
                                                 ========  ========  ========

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)

4. DEFERRED COSTS AND INTANGIBLE ASSETS, NET:

  Deferred costs and intangible assets consist of the following (in thousands):

                                                   DECEMBER 31,
                                                 ------------------  JUNE 30,
                                                   1994      1995      1996
   Income producing contracts................... $ 39,676  $ 39,826  $ 39,828
   Deferred subscriber acquisition costs........    4,604     7,784     9,356
   Master recording rights and deferred
    production costs............................    6,310     7,770     8,664
   Deferred financing costs.....................    5,661     5,783     6,508
   Organization costs...........................    4,202     4,454     4,836
   Non-compete agreements.......................      846       846       846
   Other........................................      634       702       722
                                                 --------  --------  --------
     Total deferred costs and intangible
      assets....................................   61,933    67,165    70,760
   Less--accumulated amortization...............  (20,498)  (30,459)  (35,403)
                                                 --------  --------  --------
                                                 $ 41,435  $ 36,706  $ 35,357
                                                 ========  ========  ========

5. LONG-TERM OBLIGATIONS:

  Long-term obligations are summarized as follows (in thousands):

                                                      DECEMBER 31,
                                                     ----------------  JUNE 30,
                                                      1994     1995      1996
   Variable rate senior term loan................... $45,100  $40,989  $38,499
   Fixed rate subordinated note, net of unamortized
    discount
    of $1,792, $1,536 and $1,412....................  10,708   10,964   11,088
   Capital lease obligations........................     705      762      842
   Other............................................     320      290      243
                                                     -------  -------  -------
     Total long-term obligations....................  56,833   53,005   50,672
   Less--current portion............................ ( 4,455) ( 5,911)  (6,371)
                                                     -------  -------  -------
                                                     $52,378  $47,094  $44,301
                                                     =======  =======  =======

 CREDIT AGREEMENTS

  The variable rate senior term loan is a $46,600,000 term loan (the "Credit Agreement") with a group of banks for which Union Bank of Switzerland (the "Agent Bank"), an affiliate of a limited partner, is acting as agent. The Credit Agreement also includes a $13,000,000 revolving credit facility. The terms of the Credit Agreement, as amended, require the Company to meet certain financial ratios and performance criteria and impose restrictions on capital spending, the incurrence of additional debt, and distributions to partners, among other things. Distributions to partners are limited to distributions that offset tax liabilities to the partners resulting from the Company's taxable income. Substantially all of the Company's assets and proceeds from certain insurance policies are pledged as collateral under the Credit Agreement.

  The fixed rate subordinated note (the "Subordinated Note") was obtained from a group of banks that were issued options to purchase Class A limited partnership units (the "Put/Call Units") in connection with this credit arrangement. The value of these Put/Call Units has been accounted for as debt discount and amortized on the effective interest method over the term of this note. The Subordinated Note requires the Company to maintain certain performance criteria and covenants, similar to, but less restrictive than the Credit Agreement. Substantially all of the Company's assets and proceeds from certain insurance policies are pledged as collateral under this agreement.

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
5. LONG-TERM OBLIGATIONS, (CONTINUED)

 INTEREST RATES AND PAYMENTS

  Interest under the Credit Agreement is paid at an interest rate based on the Agent Bank's prime rate or LIBOR in quarterly installments. During the years ended December 31, 1993, 1994 and 1995 and for the six-month periods ended June 30, 1995 and 1996, the effective weighted average interest rates on borrowings under the Credit Agreement were 9.1%, 10.0%, 11.2%, 11.3% and 10.6%, respectively, including the effects of the interest rate swap agreement described below. Interest under the Subordinated Note is paid in semi-annual installments at a rate of 12.5%, an effective rate of 14.5%, after amortization of the debt discount. The capital lease obligations require monthly installments of interest at a weighted average interest rate of approximately 10.0%. Total cash paid for interest on long-term obligations was approximately $3,340,000, $5,460,000 and $5,760,000 for the years ended December 31, 1993, 1994 and 1995, and for the six-month periods ended June 30, 1995 and 1996 were $3,214,000 and $3,025,000, respectively.

 FUTURE MATURITIES

  The variable rate senior term loan under the Credit Agreement requires semi-annual principal installments through 2001. The Subordinated Note payable is due in semi-annual installments in 2001 and 2002. The lease obligations are due in monthly installments through 1999. The revolving credit facility terminates and requires final payment on January 15, 2001. Total future maturities of long-term obligations, for the five years following December 31, 1995 are: $5,911,000 in 1996; $7,323,000 in 1997; $8,139,000 in 1998;
$8,064,000 in 1999; and $8,297,000 in 2000.

 INTEREST RATE HEDGING

  The Company has entered into an interest rate swap agreement with the Agent Bank that effectively fixed the rate on $10,000,000 of the debt under the Credit Agreement at December 31, 1995 and June 30, 1996. Net settlements are recorded in interest expense. The risk of credit loss in the event of non-performance by the counterparty to the swap agreement is considered by management to be minimal.

 FINANCING COSTS PAID TO RELATED PARTIES

  As of December 31, 1995 and June 30, 1996, the Agent Bank was an affiliate of a Class A limited partner. In addition, the Subordinated Note holder held the Put/Call Units. During the years ended December 31, 1993, 1994 and 1995, and six-month periods ended June 30, 1995 and 1996, the Company incurred interest expense related to these credit facilities of $3,670,000, $6,888,000, $7,367,000, $3,736,000 and $3,514,000, respectively. Of these amounts,
$1,046,000, $1,336,000 and $1,252,000 are included in accrued expenses at December 31, 1994 and 1995 and June 30, 1996, respectively. In addition, the Company paid fees to the holders of the senior and subordinated notes payable of $250,000, $1,943,000 and $122,000 in 1993, 1994 and 1995, respectively, related to amendments to the Credit Agreement and the subordinated note agreement. During the year ended December 31, 1994, the Company paid the general partner $474,000 for its efforts related to obtaining the Company's credit facilities and acquiring Comcast.

 FAIR VALUE

  The recorded amount of the Company's long-term debt and related deferred financing costs approximate current market prices for the same or similar issues available to the Company for debt with similar remaining maturities.

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
6. BENEFIT PLANS:

 DEFINED CONTRIBUTION PLAN

  The Company maintains a defined contribution savings and retirement plan (the "Benefit Plan") that covers substantially all employees. Under the savings portion of the Benefit Plan, eligible employees may contribute from 2% to 14% of their compensation, subject to Internal Revenue Code limitations. For the years ended 1993, 1994 and 1995 the Company, at its discretion, may contribute a matching amount of up to 50% of the first 6% contributed by the employee. Employees are 100% vested in their contribution at all times and vest 100% in the Company portion at December 31 of the year of the contribution. The Company recorded contribution expense for the savings portion of the Benefit Plan of approximately $114,000, $170,000 and $181,000 for the years ended December 31, 1993, 1994 and 1995 and $90,000 and $202,000 for the six-month periods ended June 30, 1995 and 1996, respectively.

  The retirement portion of the Benefit Plan is determined annually by the Company at its discretion, but may not exceed 3% of the eligible employee's compensation. The employees vest in the retirement portion of the Benefit Plan ratably over five years, but become fully vested in the event of death, disability or the attainment of the age of 65. The Company accrued $180,000, $260,000 and $135,000 for the retirement portion of the Benefit Plan for the years ended December 31, 1993 and 1994 and the six-month period ended June 30, 1995, respectively. No amounts were accrued for the year ending December 31, 1995, or the six-month period ended June 30, 1996.

 MULTI-EMPLOYER DEFINED CONTRIBUTION PLANS

  The Company participates in several multi-employer defined contribution benefit plans that provide benefits to employees covered by certain labor union contracts. The amount of expense related to contributions to these plans was approximately $83,000, $110,000 and $108,000 for the years ended December 31, 1993, 1994 and 1995 and approximately $54,000 and $60,000 for the six-month periods ended June 30, 1995 and 1996, respectively. These amounts were determined by union contract and the Company does not administer or control the funds.

7. COMMITMENTS AND CONTINGENCIES:

 LEASES

  The Company leases certain facilities and equipment under both operating and capital leases. In addition, the Company has entered into agreements to obtain satellite channel capacity and subsidiary communication authorization rights for the transmission of programs to the Company's customers. Total rental expense under operating leases was approximately $5,590,000, $6,384,000 and $7,698,000 for the years ended December 31, 1993, 1994 and 1995 and $3,833,000 and $3,148,000 for the six-month periods ended June 30, 1995 and 1996, respectively.

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
7. COMMITMENTS AND CONTINGENCIES, (CONTINUED)

  Future annual minimum lease payments under noncancelable leases for the years ended December 31 are as follows (in thousands):

                                                             CAPITAL OPERATING
                                                             LEASES   LEASES
     1996...................................................  $338    $ 6,011
     1997...................................................   275      4,842
     1998...................................................   147      3,955
     1999...................................................    67      3,202
     2000...................................................   --       2,765
     Thereafter.............................................   --       6,208
                                                              ----    -------
     Total minimum lease payments...........................   827    $26,983
                                                                      =======
     Less amount representing interest......................   (65)
                                                              ----
     Present value of future minimum capital lease payments
      included in long-term obligations.....................  $762
                                                              ====

  Assets acquired under capital leases were $135,000, $460,000 and $489,000 for the years ended December 31, 1993, 1994 and 1995, respectively. Assets recorded under capital leases were $1,294,000, $1,141,000 and $1,412,000 with accumulated amortization of $428,000, $307,000 and $439,000 as of December 31, 1994 and 1995 and June 30, 1996, respectively.

 CONTINGENT PURCHASE CONSIDERATION

  The 1992 Asset Purchase Agreement, as amended ("Purchase Agreement"), provides for contingent payments to the Seller if certain performance levels are achieved in the five years following the closing of the 1992 Acquisition. If the performance levels are achieved the Company will owe the Seller additional purchase price of $5 million to $24 million. Any such payments, if earned, will be allocated to the assets acquired or, if applicable, recorded as additional purchased assets. No amounts have been paid or accrued as of December 31, 1995 or June 30, 1996 pursuant to this provision, as the possibility of obtaining the required performance objectives has been deemed remote by management.

 TAXES

  An assessment was made against the Seller resulting from an audit performed by the Washington State Department of Revenue for sales and use and business and occupation taxes paid for the period from 1987 through September 1992. Under successor liability statutes in the state of Washington, the Company could, if the Seller fails to pay its tax obligation, become liable for the assessment outstanding against the Seller of approximately $1,700,000. This assesment is under appeal by the Seller. The Seller and certain of its affiliates have agreed to indemnify the Company for any liabilities in connection with such assessment.

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
7. COMMITMENTS AND CONTINGENCIES, (CONTINUED)

 EMPLOYMENT AGREEMENTS

  The Company has five-year employment agreements with certain senior executive officers. These five-year agreements, expiring August 31, 1997, provide certain benefits to the officers if involuntarily terminated by the Company. As of December 31, 1994 and 1995 and June 30, 1996 no amounts have been accrued related to these agreements.

 LEGAL PROCEEDINGS

  The Company is subject to various legal proceedings which arise in the ordinary course of business. Company management believes none of these proceedings, individually or in the aggregate, will have a material adverse effect on the financial condition or results of operations of the Company.

8. REDEEMABLE PREFERRED PARTNERSHIP INTERESTS:

  The redeemable preferred partnership interests are comprised of a Class C and a C-1 preferred partnership interest. Both are non-voting interests that do not participate in the Company's profits or losses. A summary of these interests and their accumulated returns by period are as follows (in thousands):

                                                      CLASS C CLASS C-1  TOTAL
   Balance, January 1, 1993.......................... $ 8,188  $  --    $ 8,188
    Preferred return.................................     572     --        572
                                                      -------  ------   -------
   Balance, December 31, 1993........................   8,760     --      8,760
    Class C-1 contribution...........................     --    5,000     5,000
    Preferred return.................................     613     320       933
                                                      -------  ------   -------
   Balance, December 31, 1994........................   9,373   5,320    14,693
    Preferred return.................................     657     372     1,029
                                                      -------  ------   -------
   Balance, December 31, 1995........................  10,030   5,692    15,722
    Preferred return.................................     344     199       543
                                                      -------  ------   -------
   Balance, June 30, 1996............................ $10,374  $5,891   $16,265
                                                      =======  ======   =======

 CLASS C INTEREST

  The Class C limited partner is entitled to receive the amount of its initial contribution of $8,000,000, plus a return of 7% compounded annually, through November 30, 2002, the date of redemption. The Class C limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. A general partner may, at its sole discretion, require the Class C limited partner to exchange its interest for a note equal its then aggregate liquidation preference amount. If the Class C limited partnership units remain outstanding on November 30, 2002 the Company is required to redeem such units for an amount equal to the Class C contribution plus accumulated return.

 CLASS C-1 INTEREST

  The Class C-1 limited partner is entitled to receive the amount of its initial contribution of $5,000,000, plus a return of 7% compounded annually, through January 31, 2004, the date of redemption. The Class C-1 limited partner may become, at its option, a participating partner. Upon becoming a participating partner, the Class C-1

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
8. REDEEMABLE PREFERRED PARTNERSHIP INTERESTS, (CONTINUED)

limited partner will forfeit any accrued portion of the return. If it has not previously become a participating partner, the Class C-1 limited partner is entitled to a preference in liquidation equal to its contribution plus accumulated return. Unless the Class C-1 interest becomes a participating interest, a general partner may, at its sole discretion, require the Class C-1 limited partner to exchange its interest for a note equal to its then aggregate liquidation preference amount. If such exchange occurs prior to the time the Class C-1 limited partner has the opportunity to obtain participation status, the Class C-1 limited partner will also be issued an option to acquire the participating interest on substantially the same terms as if such exchange had not occurred. If the Class C-1 limited partner has not obtained participation status, or has not exchanged such units for notes, on or prior to January 31, 2004, the Company is required to redeem such units for an amount equal to the Class C-1 contribution plus accumulated return.

9. PARTNERS' CAPITAL:

  Partners' capital is comprised of two general partners ("General Partners' Interests"); Class A limited partners and Class B limited partners ("Limited Partners' Interests"); Put/Call Units, and; preferred limited partners' interests.

 PUT/CALL UNITS

  In connection with obtaining the fixed rate subordinated note payable, the Company issued a lender an option to purchase 1,529,898 units of Class A limited partnership interests, for an aggregate exercise price of $10. These units are currently exercisable. The estimated value of the Put/Call Units was recorded as a debt discount and is being amortized as an adjustment to interest expense over the life of the related debt obligation.

 SUBSCRIPTIONS RECEIVABLE

  Officers and key employees of the Company have acquired limited partnership interests, a portion of which were financed with subscription notes. As of December 31, 1994 and 1995 and June 30, 1996, the Class B limited partners' capital accounts were reduced by subscription notes receivable. Interest income on the subscriptions receivable totaled $51,000 and $49,000 for the years ended December 31, 1994 and 1995, and $28,000 and $16,000 for the six-month periods ended June 30, 1995 and 1996.

 PREFERRED LIMITED PARTNERS' INTERESTS

  The preferred limited partners' interests, which were issued on November 4, 1994, do not participate in the Company's profits or losses. Such limited partners are entitled to receive an 8% return, compounded quarterly, on the amount of their initial contribution and are generally entitled to a priority on distributions from the Company. At December 31, 1995 and June 30, 1996, the return was credited to the preferred limited partners. These limited partners are also entitled to a preference in liquidation equal to their initial contribution plus accumulated and unpaid return. Upon the occurrence of certain events, the units may, at the option of the Company, be redeemed by the Company for an amount equal to the then aggregate liquidation preference amount. The units (and any accrued and unpaid return) may, at the option of the holder, be converted into units of Class B limited partnership interest at any time.

 OPTION PLAN

  Certain limited partners and key employees of the Company have the ability, under certain conditions, as defined in the Management Option Plan (the "Management Option Plan"), to exercise options to purchase partnership units. These options vest at a rate of 20% per year, however, the scheduled vesting rate of the options

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
9. PARTNERS' CAPITAL, (CONTINUED)

will be delayed and exercise precluded, if the Company fails to meet certain performance standards, similar to those described in Note 7.

  Activity under this plan and option price information is as follows:

                                                        NUMBER OF    EXERCISE
                                                         OPTIONS      PRICE
Balance, January 1, 1993............................... 1,704,545     $1.00
 Options granted.......................................       --       --
 Options canceled......................................   (70,000)     1.00
                                                        ---------  ------------
Balance, December 31, 1993............................. 1,634,545      1.00
 Options granted.......................................   165,000  1.50 - 1.75
 Options canceled......................................   (85,000)     1.00
                                                        ---------  ------------
Balance, December 31, 1994............................. 1,714,545  1.00 - 1.75
 Options granted.......................................   150,000      1.75
 Options canceled......................................   (30,000)     1.00
                                                        ---------  ------------
Balance, December 31, 1995............................. 1,834,545   1.00 - 1.75
                                                        ---------  ------------
 Options granted.......................................       --       --
 Options canceled......................................       --       --
                                                        ---------  ------------
Balance, June 30, 1996................................. 1,834,545  $1.00 - 1.75
                                                        =========  ============

  Non-cash compensation expense resulting from this plan, if any, will be charged to operations over the periods subject to these conditions when management determines that it is probable that these performance objectives will occur. From the inception of the Management Option Plan through June 30, 1996, no options have become exercisable. As the possibility of obtaining the required performance objectives has been deemed remote by management, no compensation expense has been recorded.

 PUT OPTION

  After September 4, 1998, a general partner and certain of the Class A limited partners can require the Company to purchase limited partnership units held by them at fair market value. However, such right may not be exercised if the purchase of units would have a material adverse effect on the Company or would be in contravention of any then existing agreement to which the Company is a party.

 ALLOCATION OF PROFITS AND LOSSES

  Losses are allocated among the general partners and Class A and B limited partners based upon the total of the interests held by each individual, including the Put/Call Units under option, as a percentage of the total of all such interests.

10. SUBSEQUENT EVENTS:

 JOINT VENTURE GUARANTEE

  The Company and Alcas Holding B.V., 50/50 joint venture partners in Muzak Europe B.V. ("Muzak Europe"), have agreed to make pro rata equity contributions to Muzak Europe to the extent necessary to enable

                           MUZAK LIMITED PARTNERSHIP

 (INFORMATION AS OF AND FOR THE SIX-MONTH PERIODS ENDED JUNE 30, 1995 AND 1996
                                IS UNAUDITED.)
Muzak Europe to maintain minimum net worth requirements under its outstanding credit facility. As of June 30, 1996, the amount outstanding under the credit facility was $1.8 million.

 PUBLIC OFFERING AND MUZAK CAPITAL CORPORATION

  In May 1996, the Company organized Muzak Capital Corporation ("Capital Corp.") (formerly Muzak, Inc.), a wholly-owned subsidiary of the Company. In August 1996, the general and limited partners authorized a plan for the filing of a registration statement for the underwritten public offering of the Company's Senior Notes. In connection with this plan, Capital Corp. is being utilized for the purpose of serving as a co-issuer of the Senior Notes in order to facilitate the offering. The offering is expected to close in the third quarter of 1996.

 REPAYMENT OF CLASS C LIMITED PARTNER INTEREST

  In conjunction with the Offering, the Company intends to use a portion of the net proceeds therefrom to repurchase for approximately $7.5 million the Company's Class C Limited Partner Interest with a recorded value of approximately $10.4 million and will record a non-recurring gain of approximately $3.0 million from the retirement of such interest at a discount.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Muzak Capital Corporation
Seattle, Washington

  We have audited the accompanying balance sheet of Muzak Capital Corporation (the "Company") as of June 30, 1996. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement presents fairly, in all material respects, the financial position of Muzak Capital Corporation as of June 30, 1996 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP
Seattle, Washington

August 27, 1996

                           MUZAK CAPITAL CORPORATION

                                 BALANCE SHEET

                                                      MAY 8, 1996 JUNE 30, 1996
                                                      ----------- -------------
                                                                   (UNAUDITED)
                             ASSETS
Cash.................................................    $  1         $  1
                                                         ====         ====
                      STOCKHOLDER'S EQUITY
Preferred Stock--authorized 10,000,000 shares of
 $0.01 par value each; no shares issued and
 outstanding.........................................    $ --         $ --
Common Stock--authorized 30,000,000 shares of $0.01
 par value each; 100 shares issued and outstanding...       1            1
                                                         ----         ----
  TOTAL..............................................    $  1         $  1
                                                         ====         ====

                          NOTE TO FINANCIAL STATEMENT

  Muzak Capital Corporation (the "Company") (formerly Muzak, Inc.), a wholly-owned subsidiary of Muzak Limited Partnership ("MLP"), was formed on May 8, 1996. The Company intends, along with MLP, to file a registration statement for the underwritten offering of senior notes of which the Company and MLP will be co-issuers. The offering is expected to close in the third quarter of 1996.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors
Comcast Corporation
Philadelphia, Pennsylvania

General and Limited Partners
Muzak Limited Partnership
Seattle, Washington

  We have audited the accompanying consolidated statements of operations and retained earnings and cash flows of Comcast Sound Communications, Inc. (a wholly owned subsidiary of Comcast Corporation) and subsidiaries (the "Company") for the year ended December 31, 1993. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Comcast Sound Communications, Inc. and subsidiaries for the year ended December 31, 1993 in conformity with generally accepted accounting principles.

  As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for postretirement benefits other than pensions effective January 1, 1993, to conform with Statement of Financial Accounting Standards No. 106.

  As discussed in Note 5 to the consolidated financial statements, Comcast Corporation provided financing, allocated management fees and costs, and conducted certain other business transactions with the Company. The accompanying consolidated financial statements may not necessarily be indicative of the conditions that would have existed or the results of operations if Comcast Sound Communications, Inc. and subsidiaries had been unaffiliated with Comcast Corporation.

Deloitte & Touche LLP
Philadelphia, Pennsylvania
February 10, 1994

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF OPERATIONS AND RETAINED EARNINGS

                      FOR THE YEAR ENDED DECEMBER 31, 1993

Revenues:
 Music and other business services................................ $16,710,062
 Equipment and related services...................................   9,410,707
                                                                   -----------
  Total revenue...................................................  26,120,769
Cost of revenues..................................................  10,255,239
                                                                   -----------
  Gross profit....................................................  15,865,530
Selling, general and administrative expenses......................  12,338,877
Depreciation and amortization.....................................   3,078,293
                                                                   -----------
  Operating income................................................     448,360
Interest expense..................................................     443,201
Other income......................................................     (70,866)
                                                                   -----------
  Income before income taxes and cumulative effect of accounting
   change.........................................................      76,025
Income taxes......................................................    (152,000)
                                                                   -----------
Loss before cumulative effect of accounting change................     (75,975)
Cumulative effect of accounting change............................    (405,000)
                                                                   -----------
  Net loss........................................................    (480,975)
Retained earnings, beginning of year..............................   9,060,949
                                                                   -----------
Retained earnings, end of year.................................... $ 8,579,974
                                                                   ===========



                See notes to consolidated financial statements.

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                          YEAR ENDED DECEMBER 31, 1993

OPERATING ACTIVITIES
  Net loss......................................................... $ (480,975)
  Noncash items included in net loss:
   Cumulative effect of accounting change..........................    405,000
   Depreciation and amortization...................................  3,078,293
   Deferred income taxes...........................................    242,000
                                                                    ----------
                                                                     3,244,318
  Adjustments to reconcile net income to net cash provided by oper-
   ating activities:
   Increase in accounts receivable, inventories, and prepaid
    charges and other assets....................................... (1,515,717)
   Increase in accounts payable and accrued expenses, state income and other taxes,
    and deferred revenue...........................................    327,118
                                                                    ----------
   Net cash provided by operating activities.......................  2,055,719
                                                                    ----------
FINANCING ACTIVITIES
  Repayment of long-term debt......................................    (11,929)
  Proceeds from note payable.......................................    121,235
  Net transactions with Comcast and affiliates.....................  1,668,899
                                                                    ----------
   Net cash provided by financing activities.......................  1,778,205
                                                                    ----------
INVESTING ACTIVITIES
  Additions to property and equipment.............................. (4,389,710)
  Deferred charges and other.......................................   (221,938)
                                                                    ----------
   Net cash used in investing activities........................... (4,611,648)
                                                                    ----------
   Net decrease in cash and cash equivalents.......................   (777,724)
CASH AND CASH EQUIVALENTS, beginning of year.......................  1,397,347
                                                                    ----------
CASH AND CASH EQUIVALENTS, end of year............................. $  619,623
                                                                    ==========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Interest paid.................................................... $  445,000
  Income taxes paid................................................    483,000


                See notes to consolidated financial statements.

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. SIGNIFICANT ACCOUNTING POLICIES

  The consolidated financial statements include the accounts of Comcast Sound Communications, Inc. and its subsidiaries (the "Company"). The Company provides sound communication services in the following states: California, Colorado, Connecticut, Florida, Illinois, Indiana, Michigan, New York, Pennsylvania and Texas. All significant intercompany accounts and transactions among the consolidated entities have been eliminated. Through January 31, 1994, the Company was a wholly owned subsidiary of Comcast Corporation ("Comcast") (See Note 6).

  Cash and cash equivalents includes cash on deposit and overnight investments at a financial institution.

  Depreciation of property and equipment is provided by the straight-line method over estimated useful lives of 3-25 years.

  Deferred charges and other assets include contract acquisition costs and non-compete covenants and are being amortized over estimated useful lives ranging from 5-10 years.

  Excess of costs over net assets acquired is being amortized over 40 years except for costs arising prior to November 1, 1970 of approximately $441,000, which are not being amortized.

  Revenues from the sale, service and installation of equipment are recognized at the time the customer receives the product or service. Revenue for audio services to customers under five-year contracts is recognized over the contract period when earned.

  Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes" (see Note 2), and SFAS No. 106, "Employers' Accounting for
Postretirement Benefits Other Than Pensions" (see Note 5).

2. INCOME TAXES

  The Company joins with Comcast in filing a consolidated federal income tax return. Effective January 1, 1993, Comcast and the Company adopted SFAS No.
109. SFAS No. 109 generally provides that deferred tax assets and liabilities be recognized for temporary differences between the financial reporting basis and the tax basis of the Company's assets and liabilities and expected benefits utilizing net operating loss ("NOL") carryforwards. The impact on deferred taxes of changes in tax rates and laws, if any, applied to the years during which temporary differences are expected to be settled is reflected in the financial statements in the period of enactment.

  Pursuant to the deferred method under Accounting Principles Board Opinion No. 11, "Accounting for Income Taxes," which was applied in 1992 and prior years, deferred income taxes were recognized for income and expense items that were reported in different years for financial reporting purposes and income tax purposes using the tax rate applicable for the year of the calculation. Under the deferred method, deferred taxes were not adjusted for subsequent changes in tax rates.

  In 1992 and prior years, under a tax sharing arrangement between the Company and Comcast, income taxes were computed based upon book income and were recorded as due to Comcast and affiliates. This tax sharing arrangement was amended with the adoption of SFAS No. 109 to require the Company to pay to Comcast taxes currently payable as if the Company was filing separate tax returns.

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The Company has determined the amount of its deferred tax liability balance at January 1, 1993, computed on a separate return basis, using Comcast's effective tax rate, and has adjusted the due to Comcast and affiliate to separately report this amount as a deferred tax liability, computed under SFAS No. 109. The cumulative effect of adopting SFAS No. 109 is not material to the Company's results of operations. Income tax expense consists of the following components:

                                                                        1993
   Current expense (benefit):
    Federal.........................................................  $(174,000)
    State...........................................................     84,000
                                                                      ---------
                                                                       (90,000)
                                                                      ---------
   Deferred expense:
    Federal.........................................................    222,000
    State...........................................................     20,000
                                                                      ---------
                                                                        242,000
                                                                      ---------
   Income tax expense...............................................  $ 152,000
                                                                      =========

  The effective income tax expense of the Company differs from the statutory amount because of the effect of the following items:

                                                                        1993
   Federal tax at statutory rate ...................................  $  26,600
   State income taxes, (net federal benefit)........................     67,600
   Increase in corporate federal income tax rate from 34% to 35%....     43,000
   Other............................................................     14,800
                                                                      ---------
   Income tax expense...............................................  $ 152,000
                                                                      =========

3. COMMITMENTS

  The Company and its subsidiaries lease office, warehouse and distribution space and other equipment under various noncancellable operating leases. Certain of the lease agreements contain renewal options.

At December 31, 1993, minimum annual commitments for rentals under noncancellable leases are:

   1994.............................................................. $1,066,779
   1995..............................................................    853,741
   1996..............................................................    651,311
   1997..............................................................    469,926
   1998..............................................................    303,615
   Thereafter........................................................    488,176
                                                                      ----------
                                                                      $3,833,548
                                                                      ==========

  Rental expense (including amounts charged by Comcast) was approximately $1,399,000 in 1993.

4. RELATED PARTY TRANSACTIONS

  Management fees are charged by Comcast based on the Company's recurring and nonrecurring revenues in 1993. Under these policies, management fees of approximately $2,601,000 were charged to the Company and recorded in selling, general and administrative expense in 1993. The 1993 management fee included charges to

              COMCAST SOUND COMMUNICATIONS, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS the Company of approximately $2,000,000 for salary continuation, closing bonuses and legal fees associated with, but not contingent upon, the subsequent sale of certain assets and liabilities of the Company (see Note 6).

  The Company has entered into cost sharing arrangements with Comcast for certain services, including insurance, rent and employee benefits. Under these arrangements, the Company was charged approximately $1,682,000 in 1993.

  The Company incurred $428,000 of interest expense related to a note payable of $9,500,000, bearing an interest rate of 4.5%, to an affiliate (see Note 6).

  See Note 2--Income Taxes.

  See Note 3--Commitments

  See Note 5--Postretirement Benefits Other than Pensions.

5. POSTRETIREMENT BENEFITS OTHER THAN PENSIONS

  Certain employees of the Company are participants in Comcast's postretirement benefit plans other than pensions. Effective January 1, 1993, the Company adopted SFAS No. 106. This statement requires the Company to accrue the estimated cost of retiree benefits earned during the years the employee provides services. The Company previously expensed the cost of these benefits as claims were incurred.

  The Company's allocation from Comcast for the cumulative effect as of January 1, 1993 of the adoption of SFAS No. 106 was to increase the Company's amount due to Comcast and affiliate by approximately $675,000 and net loss by approximately $405,000 (net of tax). The effect of SFAS No. 106 on loss before the cumulative effect of accounting change was not significant to the Company's 1993 results of operations.

6. SUBSEQUENT EVENT

  On January 31, 1994, Comcast sold substantially all of the Company's assets and liabilities to Muzak Limited Partnership. In connection with this sale, the Company's $9.5 million long-term debt payable to an affiliate of Comcast has been forgiven.

                       INDEPENDENT AUDITORS' REPORT

Board of Directors

MLP Acquisition Limited Partnership

Seattle, Washington

  We have audited the accompanying balance sheet of MLP Acquisition Limited Partnership (the "Company") as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement presents fairly, in all material respects, the financial position of MLP Acquisition Limited Partnership as of December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP Seattle, Washington

September 25, 1996

                    MLP ACQUISITION LIMITED PARTNERSHIP

                               BALANCE SHEET

                              (IN THOUSANDS)

                                                        DECEMBER 31,  JUNE 30,
                                                            1995        1996
                                                        ------------ -----------
                                                                     (UNAUDITED)
           LIABILITIES AND PARTNERS' DEFICIT
Due to Related Party...................................   $     15    $     15
Investment in Muzak Limited Partnership................      4,258       7,517
Partners' Deficit
  Limited Partner Interest.............................    (4,232)     (7,458)
  General Partner Interest.............................       (41)        (74)
                                                          --------    --------
Total Partners' Deficit................................    (4,273)     (7,532)
                                                          --------    --------
Total Liabilities and Partners' Deficit................   $      0    $      0
                                                          ========    ========

                   MLP ACQUISITION LIMITED PARTNERSHIP

                      NOTES TO FINANCIAL STATEMENTS

              (INFORMATION AS OF JUNE 30, 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

  MLP Acquisition Limited Partnership (the "Company") is a general partner of Muzak Limited Partnership ("Muzak").

INTERIM FINANCIAL INFORMATION

  The interim financial information, as of June 30, 1996, was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial presentation as of the period presented.

DUE TO RELATED PARTY

  Amounts due to related part consist of amounts due to Muzak for reimbursement of expenses paid by Muzak on behalf of the Company.

INVESTMENT IN MUZAK LIMITED PARTNERSHIP

  Investment in Muzak is recorded under the equity method of accounting because the Company has the ability to exercise significant influence over Muzak's operating and financial policies. As a general partner, the Company is responsible for 100% of the losses generated by Muzak.

PARTNERS' DEFICIT

  Partners' capital is comprised of a general partner and a limited partner. Income and losses are allocated between the general and limited partners based upon the total of the interests held by each as a percentage of the total interests.

                       INDEPENDENT AUDITORS' REPORT

Board of Directors

Music Holdings Corporation

Seattle, Washington

  We have audited the accompanying balance sheet of Music Holdings Corporation (the "Company") as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement presents fairly, in all material respects, the financial position of Music Holdings Corporation as of December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP Seattle, Washington

September 25, 1996

                        MUSIC HOLDINGS CORPORATION

                                 BALANCE SHEETS

                     (in thousands, except share data)


                                                 DECEMBER 31,1995 JUNE 30, 1996
                                                 ---------------- -------------
                                                                  (UNAUDITIED)
                             ASSETS
Related Party Accrued Interest Receivable.......       $105           $126
                                                       ----           ----
Total Assets....................................       $105           $126
                                                       ====           ====
         LIABILITIES AND STOCKHOLDERS'S EQUITY (DEFICIT)
Due to Related Party............................       $ 17           $ 17
Investment in MLP Acquisition Limited
 Partnership....................................         41             74
Stockholders' Equity (Deficit):
  Common Stock, $.01 par value, shares issued
  and outstanding - Class A, 510 shares; Class
  B, 490 shares, net of Subscriptions receivable
  of $335.......................................         91             91
  Deficit.......................................        (44)           (56)
                                                       ----           ----
Total Stockholders' Equity......................         47             35
                                                       ----           ----
Total Liabilities and Stockholders' Equity......       $105           $126
                                                       ====           ====

                        MUSIC HOLDINGS CORPORATION

                      NOTES TO FINANCIAL STATEMENTS

              (INFORMATION AS OF JUNE 30, 1996 IN UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

  Music Holdings Corporation (the "Company") is a general partner of MLP Acquisition Limited Partnership which is a general partner of Muzak Limited Partnership ("Muzak") and provides general management services to MLP Acquisition Limited Partnership.

INTERIM FINANCIAL INFORMATION

  The interim financial information, as of June 30, 196, was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial presentation as of the period presented.

SUBSCRIPTIONS RECEIVABLE AND RELATED PARTY ACCRUED INTEREST RECEIVABLE

  A shareholder of the Company acquired its interest with a subscription receivable that is due on demand. Interest has been accrued from the inception of note at the prime interest rate plus 1% (9.5% December 31, 1995), and is classified as Related Party Accrued Interest Receivable.

DUE TO RELATED PARTY

  Amounts due to related part consist of amounts due to Muzak for reimbursement of expenses paid by Muzak on behalf of the Company.

INVESTMENT IN MLP ACQUISITION LIMITED PARTNERSHIP

  Investment in MLP Acquisition Limited Partnership is recorded for under the equity method of accounting because the Company has the ability to exercise significant influence over MLP Acquisition Limited Partnership's operating and financial policies. As general partner, the Company is responsible for 100% of any losses generated by MLP Acquisition Limited Partnership.

INCOME TAXES

  The Company is a C Corporation and is subject to Federal and state income taxes. No provision has been made as the Company is not profitable. Net operating losses approximated $64,000 at December 31, 1995 and expire through 2004.

                       INDEPENDENT AUDITORS' REPORT

Board of Directors

MLP Administration Corporation

Seattle, Washington

  We have audited the accompanying balance sheet of MLP Administration Corporation (the "Company") as of December 31, 1995. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, such financial statement presents fairly, in all material respects, the financial position of MLP Administration Corporation as of December 31, 1995 in conformity with generally accepted accounting principles.

Deloitte & Touche LLP Seattle, Washington

September 25, 1996

                      MLP ADMINISTRATION CORPORATION

                               BALANCE SHEET

                     (in thousands, except share data)


                                                      DECEMBER 31,   JUNE 30,
                                                          1995         1996
                                                      ------------ ------------
                                                                   (UNAUDITIED)
                              ASSETS
Related Party Accrued Interest Receivable............     $32          $38
                                                          ---          ---
Total Assets.........................................     $32          $38
                                                          ===          ===
                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Due to Related Party.................................     $17          $18
Investment in Muzak Limited Partnership..............       6           11
Stockholders' Equity (Deficit):
  Common Stock, $.01 par value; authorized 1000
  shares; issued and
  outstanding, 97.11 shares, net of subscriptions re-
  ceivable of $100...................................      13           13
  Deficit............................................      (4)          (4)
Total Stockholders' Equity...........................       9            9
                                                          ---          ---
Total Liabilities and Stockholders' Equity...........     $32          $38
                                                          ===          ===

                      MLP ADMINISTRATION CORPORATION

                      NOTES TO FINANCIAL STATEMENTS

              (INFORMATION AS OF JUNE 30, 1996 IS UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF THE BUSINESS

  MLP Administration Corporation (the "Company") is a general partner of Muzak Limited Partnership ("Muzak") and provides general management services to Muzak.

INTERIM FINANCIAL INFORMATION

  The interim financial information, as of June 30, 1996, was prepared by the Company in a manner consistent with the audited financial statements and pursuant to the rules and requirements of the Securities and Exchange Commission. The unaudited information, in management's opinion, reflects all adjustments which are of a normal recurring nature and which are necessary to present fairly the financial presentation as of the period presented.

SUBSCRIPTIONS RECEIVABLE AND RELATED PARTY ACCRUED INTEREST RECEIVABLE

  Shareholders of the Company acquired their interests with subscriptions receivable that are due on demand. Interest has been accrued from the inception of note at the prime interest rate plus 1% (9.5% at December 31, 1995), and is classified as Related Party Accrued Interest Receivable.

DUE TO RELATED PARTY

  Amounts due to Muzak represent reimbursement of expenses paid by Muzak on behalf of the Company.

INVESTMENT IN MUZAK LIMITED PARTNERSHIP

  The investment in Muzak is recorded for under the equity method of accounting because the Company has the ability to exercise significant influence over Muzak's operating and financial policies. As a general partner, the Company is responsible for 100% of any losses by Muzak.

INCOME TAXES

  The Company has been an S Corporation since inception and as such the Company's federal and state taxable income is reported in the tax returns of its shareholders. Taxes on foreign earnings are paid by Muzak and are recorded in the Company's investment in Muzak.

                                [CHART OMITTED]

[Chart omitted depicting schematic representation of the Company's five different distribution technologies linked in the center by the Company's goal of using such technologies to meet customers' various needs.]

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR ANY OF THE UNDERWRITERS. THIS PRO-SPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE IN-FORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 -----------

                               TABLE OF CONTENTS

                                                                          PAGE
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
The Issuers..............................................................  15
Use of Proceeds..........................................................  15
Capitalization...........................................................  16
Unaudited Pro Forma Financial Information................................  17
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  30
Management...............................................................  44
Certain Relationships and Related Transactions...........................  51
Security Ownership of Certain Beneficial Owners..........................  52
Description of the Senior Notes..........................................  53
Federal Income Tax Consequences..........................................  77
Description of the Partnership Agreement.................................  79
Underwriting.............................................................  82
Legal Matters............................................................  83
Experts..................................................................  83
Available Information....................................................  83
Index to Financial Statements............................................ F-1

                                 -----------

  UNTIL       , 1996 (90 DAYS AFTER THE COMMENCEMENT OF THIS OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE SENIOR NOTES, WHETHER OR NOT PARTICIPAT-ING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                 $100,000,000

                                    MUZAK

                           MUZAK LIMITED PARTNERSHIP

                           MUZAK CAPITAL CORPORATION

                            % SENIOR NOTES DUE 2003

                               ---------------

                                  PROSPECTUS

                               ---------------


                         DONALDSON, LUFKIN & JENRETTE
      SECURITIES CORPORATION

                            LAZARD FRERES & CO. LLC

                                       , 1996

- -------------------------------------------------------------------------------
- -------------------------------------------------------------------------------

                                                               [ALTERNATE]
               SUBJECT TO COMPLETION, DATED         , 1996

PROSPECTUS

     , 1996
                                 $100,000,000
                                                                          MUZAK

                           MUZAK LIMITED PARTNERSHIP
                           MUZAK CAPITAL CORPORATION

                             % SENIOR NOTES DUE 2003

  The   % Senior Notes due 2003 (the "Senior Notes") are being offered (the
"Offering") by Muzak Limited Partnership, a Delaware limited partnership (the "Company"), and Muzak Capital Corporation, a Delaware corporation ("Capital Corp.", and together with the Company, the "Issuers"). The Senior Notes are the joint and several obligations of the Issuers. Capital Corp. is a wholly-owned subsidiary of the Company. The Company will receive all of the net proceeds of the Offering.

  Interest on the Senior Notes is payable semi-annually in cash on      and
     of each year, commencing     , 1997. The Senior Notes will be redeemable
at the option of the Issuers, in whole or in part, at any time on or after
   , 2000, in cash at the redemption prices set forth herein, plus accrued and unpaid interest, if any, thereon to the date of redemption. In addition, during the first 36 months after the date of this Prospectus, the Issuers may on any one or more occasions redeem up to 35% of the initially outstanding aggregate principal amount of Senior Notes at a redemption price equal to % of the principal amount thereof, plus accrued and unpaid interest, if any, thereon to the redemption date, with the net proceeds of one or more equity offerings of the Issuers; provided that at least 65% of the initially outstanding aggregate principal amount of Senior Notes remains outstanding immediately after the occurrence of any such redemption. See "Description of the Senior Notes--Optional Redemption." In addition, upon the occurrence of a Change of Control (as defined herein), each holder of Senior Notes will have the right to require the Issuers to repurchase all or any part of such holder's Senior Notes at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, thereon to the date of purchase. See "Description of the Senior Notes--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, the Issuers would have sufficient funds to purchase all Senior Notes tendered. See "Risk Factors--Risk of Inability to Satisfy Change of Control Offer."

  The Senior Notes will represent unsecured senior obligations of the Issuers, will rank senior in right of payment to all Subordinated Indebtedness (as defined herein) of the Issuers and will rank pari passu in right of payment with all senior indebtedness of the Issuers. At June 30, 1996, on a pro forma basis after giving effect to the Offering and the application of the estimated net proceeds therefrom, the Issuers would have had approximately $1.1 million of total indebtedness, other than the Senior Notes. The Senior Notes will be guaranteed on a senior basis by all future Domestic Subsidiaries (as defined herein) of the Company (other than Capital Corp.). As of the date hereof, the Company has no subsidiaries other than Capital Corp., which will be a Restricted Subsidiary (as defined herein). The Indenture (as defined herein) will limit the ability of the Company and its Restricted Subsidiaries to incur additional indebtedness; however, the Company and its Restricted Subsidiaries will be permitted to incur certain indebtedness, which may be secured. See "Description of the Senior Notes--General" and "--Certain Covenants."

  The Issuers do not intend to list the Senior Notes on any national securities exchange or include the Senior Notes for quotation through an inter-dealer quotation system. Although Lazard Freres & Co. LLC ("Lazard") has indicated that it presently intends to make a market in the Senior Notes, there can be no assurance that any market for the Senior Notes will develop or, if any such market develops, that it would continue to exist. Such market-making activities may be discontinued at any time. See "Risk Factors--Absence of Public Market; Illiquidity; Market Value."

SEE "RISK FACTORS" BEGINNING ON PAGE 9 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SENIOR NOTES, INCLUDING:
      .The substantial leverage of the Company and its ability to incur additional indebtedness.
   .The risk of possible future net losses from operations.

 THESE SECURITIES  HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY  THE SECURITIES
   AND EXCHANGE COMMISSION OR  ANY STATE SECURITIES  COMMISSION NOR HAS  THE
    SECURITIES AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION
      PASSED UPON  THE  ACCURACY  OR ADEQUACY  OF  THIS  PROSPECTUS.  ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

  This Prospectus has been prepared for use by Lazard in connection with offers and sales of the Senior Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. There is currently no public market for the Senior Notes. Although Lazard has indicated that it presently intends to make a market in the Senior Notes, there can be no assurance that a trading market will develop or, if any such market develops, that it would continue to exist. Such market-making may be discontinued at any time. Lazard may act as principal agent in such transactions. See "Plan of Distribution."

                         LAZARD FRERES & CO. LLC

                                                                [ALTERNATE]
ABSENCE OF PUBLIC MARKET; ILLIQUIDITY; MARKET VALUE

  The Senior Notes are not listed on any national securities exchange or included for quotation through an inter-dealer quotation system. There is currently no public market for the Senior Notes. Therefore, an investment in the Senior Notes may be illiquid. In addition, the Senior Notes may trade at a discount from their initial public offering prices, depending upon prevailing interest rates, the market for similar securities and other factors. Although Lazard has indicated that it presently intends to make a market in the Senior Notes, there can be no assurance that a trading market will develop or, if any such market develops, that it would continue to exist. Such market-making may be discontinued at any time. Any or all of the foregoing may have an adverse effect on the market value of the Senior Notes.

                                                                [ALTERNATE]

                                USE OF PROCEEDS

  The net proceeds to the Company from the Offering were approximately $96.5 million.

  Of such proceeds, approximately $49.2 million was used to repay outstanding senior secured indebtedness payable in semi-annual installments through January 2001 and bearing interest at an effective rate of 10.6% per annum at June 30, 1996 and approximately $12.5 million was used to repay outstanding subordinated indebtedness bearing interest at an effective rate of 14.5% per annum and due in installments between September 2001 and September 2002. In addition, approximately $7.5 million was used to repurchase the Company's Class C Limited Partner Interest with a recorded value of approximately $10.4 million. The balance of the net proceeds, approximately $27.3 million, is available for general corporate purposes, which may include acquisitions of the Company's franchisees to further its operating strategy, other acquisitions or investment opportunities and working capital. The Company has no material arrangement, commitment or understanding with respect thereto. Pending such use, the balance of the proceeds has been invested in short-term investment grade obligations as permitted by the Indenture.

                                                                [ALTERNATE]

                           PLAN OF DISTRIBUTION

  This Prospectus has been prepared for use by Lazard Freres & Co. LLC ("Lazard") in connection with offers and sales of the Senior Notes which may be made by it from time to time in market-making transactions at negotiated prices relating to prevailing market prices at the time of sale. There is currently no public market for the Senior Notes. Although Lazard has indicated that it presently intends to make a market in the Senior Notes, there can be no assurance that a trading market will develop or, if any such market develops, that it would continue to exist. Such market-making may be discontinued at any time. Lazard may act as principal agent in such transactions.

  Lazard served as an underwriter in the Offering for which it received total
underwriting discounts and commissions of $    in connections therewith.

                                                                [ALTERNATE]


                                 LEGAL MATTERS

  Certain legal matters in connection with the Senior Notes offered hereby were passed upon for the Issuers by Weil, Gotshal & Manges LLP, New York, New York.

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                  $100,000,000

                                      MUZAK

                           MUZAK LIMITED PARTNERSHIP

                           MUZAK CAPITAL CORPORATION

                             % SENIOR NOTES DUE 2003

                                ---------------

                                   PROSPECTUS

                                ---------------

                            LAZARD FRERES & CO. LLC


                                        , 1996

- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                                                     [ALTERNATE]
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFOR-MATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE ISSUERS OR LAZARD FRERES & CO. LLC. THIS PROSPEC-TUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION WHERE SUCH AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.


                                  -----------


                               TABLE OF CONTENTS

                                                                          PAGE
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   9
The Issuers..............................................................  15
Use of Proceeds..........................................................  15
Capitalization...........................................................  16
Unaudited Pro Forma Financial Information................................  17
Selected Financial Data..................................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  23
Business.................................................................  30
Management...............................................................  44
Certain Relationships and Related Transactions...........................  51
Security Ownership of Certain Beneficial Owners..........................  52
Description of the Senior Notes..........................................  53
Federal Income Tax Consequences..........................................  77
Description of the Partnership Agreement.................................  79
Plan of Distribution.....................................................  82
Legal Matters............................................................  83
Experts..................................................................  83
Available Information....................................................  83
Index to Financial Statements............................................ F-1


- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth the Registrants' estimated expenses in connection with the issuance of the securities being registered, other than underwriting discounts and commissions.

      Securities and Exchange Commission Registration Fee............   $ 34,483
      NASD Filing Fee................................................     10,500
      Printing and Engraving Expenses................................    100,000
      Counsel Fees and Expenses......................................    275,000
      Accountants' Fees and Expenses.................................    100,000
      Blue Sky Fees and Expenses.....................................     20,000
      Trustee Fees...................................................      8,500
      Rating Agency Fees.............................................     40,000
      Miscellaneous..................................................     11,517
                                                                        --------
        Total........................................................   $600,000
                                                                        ========


  All such fees and expenses have been or will be paid by the Registrants.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a limited partnership to indemnify and hold harmless any partner or other person from and against any and all claims and demands whatsoever.

  The Third Amended and Restated Agreement of Limited Partnership of Muzak Limited Partnership (the "Company"), dated as of November 4, 1994, as amended (the "Partnership Agreement"), provides that the general partners of the Company, their respective affiliates and all officers, partners, directors, employees, stockholders and agents of the general partners and their respective affiliates and all officers, agents and employees of the Company who are partners of the Company, shall not be liable to the Company, to limited partners or to any other person holding an interest in the Company for any losses sustained or liabilities incurred, including monetary damages, as a result of any act or omission of the general partners or any such other person, if the conduct of the general partners or such other person did not constitute fraud, willful misconduct or criminal conduct.

  The Partnership Agreement also provides that the Company shall, to the fullest extent permitted by law, indemnify and hold harmless the general partners of the Company, their respective affiliates and the officers, directors, employees and agents of the general partners and their respective affiliates, from and against any and all liabilities and expenses which arise by reason of any such person's management of the affairs of the Company or of a general partner, or any such person's status as a general partner of the Company or affiliate thereof, as a partner, director, officer, employee, stockholder or agent thereof, or as a partner, director, officer, agent or employee of the Company or a person serving at the request of such persons, provided that such liability or expense is not the result of the fraud, willful misconduct or criminal conduct of the indemnitee.

  In the event of the filing of a public offering of securities of the Company pursuant to a registration statement under the Securities Act, the Partnership Agreement provides that the Company shall indemnify and hold harmless holders of such securities participating in such registration, the directors, officers, partners and controlling persons of such holders, and partners of the Company for any liability which arises from such filing under the Securities Act.

  Section 145 of the General Corporation Law of the State of Delaware (the "DGCL"), the law of the state in which Muzak Capital Corporation ("Capital Corp.") is incorporated, empowers a corporation within certain limitations to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonable incurred by him in connection with any action, suit or proceeding to which he is or was threatened to be a party (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as long as he acted in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, he must have had no reasonable cause to believe his conduct was unlawful. No such indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery of the State of Delaware or such other court shall deem proper.

  The Certificate of Incorporation of Capital Corp. provides that any person may be indemnified against all expenses and liabilities to the fullest extent permitted by the DGCL. The By-Laws of Capital Corp. allow Capital Corp. to advance or reimburse litigation expenses upon submission by the director, officer or employee of an undertaking to repay such advances or reimbursements if it is ultimately determined that indemnification is not available to such director, officer or employee and allow Capital Corp. to purchase and maintain insurance for its directors and officers against liability asserted against them in such capacity whether or not Capital Corp. would have the power to indemnify them against such liability.

  As permitted by Section 102 of the DGCL, the Certificate of Incorporation of Capital Corp. provides that no director shall be liable to Capital Corp. or its stockholders for monetary damages for breach of fiduciary duty as a director other than (i) for breaches of the director's duty of loyalty to Capital Corp. or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for the unlawful payment of dividends or unlawful stock purchases or redemptions under Section 174 of the DGCL and (iv) for any transaction from which the director derived an improper personal benefit.

  The Underwriting Agreement being filed as Exhibit 1 hereto provides for indemnification of directors and officers of the Registrants under certain circumstances, including for liabilities under the Securities Act.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  In connection with the closing of the acquisition of the franchises of Comcast Sound Communications, Inc. ("Comcast"), on January 31, 1994, the Registrant issued a $5.0 million 7% preferred limited partnership interest of the Partnership to Comcast. This transaction was exempt from registration under Section 4(2) of the Securities Act as not involving a public offering. No underwriter was involved in the transaction.

  In November 1994, the Registrant amended its senior credit facility whereby the Company's $10.0 million loan from Union Bank of Switzerland, New York Branch, was repaid in full with proceeds from a subordinated financing involving the sale of $7.0 million additional preferred partnership interests to certain existing investors, identified below, with a pledge of the limited partnership interests to the lenders under the senior credit facility and an increase in the number of units subject to the option agreement of Barclays Bank PLC, New York Branch. This transaction was exempt from registration under
Section 4(2) of the Securities Act as not involving a public offering. No underwriter was involved in the transaction. The purchasers of the preferred partnership interests were MLP Holdings L.P., MLP Acquisition L.P., UBS Capital Corp., Barclays Bank PLC, John A. Hawkins, John R. Jester, James F. Harrison, Thomas J. Gentry, Jack D. Craig, Richard Chaffe, Bruce B. Funkhouser, L. Dale Stewart, Dino J. DeRose, J. Gary Henderson and Susan P. Chetwin.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  The following documents are filed as part of this Registration Statement:

  (a) Exhibits

 EXHIBIT
   NO.                                 DESCRIPTION
   **1    --Underwriting Agreement
  ** 3.1  --Certificate of Incorporation of Capital Corp.
  ** 3.2  --By-Laws of Capital Corp.
     3.3  --Certificate of Amendment to the Certificate of Incorporation of
           Capital Corp.
  ** 3.4  --Third Amended and Restated Agreement of Limited Certificate of
           Limited Partnership of Muzak Limited Partnership (formerly, MLP
           Operating, L.P.), dated as of November 4, 1994, as amended
  ** 3.5  --Amendment to Third Amended and Restated Partnership Agreement of
           Muzak Limited Partnership, dated as of April 13, 1996
  ** 4.1  --Indenture, dated as of     , 1996, among the Registrants and First
           Trust National Association, as trustee, in respect of the
           Registrants'   % Senior Notes due 2003
  ** 4.2  --Form of Senior Note (included in the form of Indenture to be filed as Exhibit 4.2 to this Registration Statement)
     5    --Opinion of Weil, Gotshal & Manges LLP
  **10.1  --Asset Purchase Agreement dated as of March 11, 1992, among Muzak
           Limited Partnership, Field/Muzak Inc., The Field Corporation and MLP
           Operating, L.P., as amended by Muzak Limited Partnership's letters dated April 22, 1992, August 6, 1992 and August 20, 1992, Amendment
           No. 1 dated as of June 26, 1992, Amendment No. 2, dated July 31,
           1992 and Amendment No. 3, dated as of August 26, 1992
  **10.2  --Asset Purchase Agreement and Contribution Agreement dated as of
           November 24, 1993 among Comcast Corporation, et al. and Muzak
           Limited Partnership
  **10.3  --Amended and Restated Credit Agreement dated as of September 4,
           1992, as amended as of October 22, 1992 and as of December 15, 1993;
           and as amended and restated as of January 31, 1994 among Muzak
           Limited Partnership, Union Bank of Switzerland, New York Branch,
           Internationale Nederlanden (U.S.) Capital Corporation and the other
           Lenders parties thereto and Union Bank of Switzerland, New York
           Branch, as Agent; as amended by Waiver and Agreement dated as of
           February 10, 1994; Waiver and Amendment No. 1 dated as of October
           31, 1994; Waiver and Amendment No. 2 dated as of November 2, 1994;
           Amendment No. 3 and Consent dated as of November 4, 1994; Amendment
           No. 4 to Amended and Restated Credit Agreement dated as of November
           17, 1994; Waiver dated January 10, 1995; Waiver dated as of July 31,
           1995; Amendment No. 5 to Amended and Restated Credit Agreement dated as of November 7, 1995; and Waiver dated as of April 1, 1996
  **10.4  --Amended and Restated Term Notes issued as of September 4, 1992, amended and restated as of January 31, 1994
  **10.5  --Subordinated Loan Agreement dated as of September 4, 1992, as amended, between Muzak Limited Partnership and Barclays Bank PLC,
           New York Branch
  **10.6  --Option Agreement dated as of September 4, 1992 between Muzak
           Limited Partnership and Barclays Bank PLC, New York Branch
 **+10.7  --Uplink Facility Agreement dated as of December 28, 1995 between
           EchoStar Satellite Corporation and Muzak Limited Partnership
 **+10.8  --DBS Programming Affiliation Agreement dated as of December 28, 1995 between EchoStar Satellite Corporation and Muzak Limited Partnership
 **+10.9  --Video Programming Sales Agent Agreement dated as of December 28,
           1995 between EchoStar Satellite Corporation and Muzak Limited
           Partnership
 **+10.10 --Form of Muzak(R) Participating Affiliate Agreement
  **10.11 --Third and Broad Office Lease dated June 8, 1994, between Martin
           Selig and Muzak Limited Partnership

 EXHIBIT
   NO.                                 DESCRIPTION
  **10.12 --ASCAP License
  **10.13 --Joint Venture Agreement dated August 2, 1995 between Muzak Limited
           Partnership and Alcas Holdings B.V.
  **10.14 --Muzak(R) Master Affiliate Agreement (Mexico) dated March 1, 1992 between Muzak Limited Partnership and Audioplan S.A.
  **10.15 --Muzak(R) Master Affiliate Agreement (Canada) dated August 30, 1990 between Muzak Limited Partnership and Chum Limited, as amended--Form of Underwriting Agreement
  **10.16 --FCC Licenses
  **10.17 --Form of License Agreement (New Franchise Agreement), as amended
  **10.18 --Form of Music Services Agreement
  **10.19 --Form of Multi-Territory Account Service Agreement
  **10.20 --Form of Sales of Adjunct Services and Form of Muzak Adjunct
           Services Subscriber Agreement
 **+10.21 --Transponder Lease Agreement dated December 9, 1993 between
           Microspace Communications Corporation and Muzak Limited Partnership
 **+10.22 --Transmission Lease Agreement dated January 31, 1995 between
           Microspace Communications Corporation and Muzak Limited Partnership
 **+10.23 --Transponder Lease Agreement dated January 31, 1995 between
           Microspace Communications Corporation and Muzak Limited Partnership
 **+10.24 --Transponder Lease Agreement dated April 27, 1995 between Microspace
           Communications Corporation and Muzak Limited Partnership
 **+10.25 --Transponder Lease Agreement dated July 5, 1995 between Microspace
           Communications Corporation and Muzak Limited Partnership
 **+10.26 --Transponder Lease Agreement dated April 29, 1996 between Microspace
           Communications Corporation and Muzak Limited Partnership
 **+10.27 --Agreement to Provide Telecommunications Service dated August 8 and
           9, 1995 between Keystone Communications Corporation and Muzak
           Limited Partnership
 **+10.28 --Sales Agreement and License dated September 28, 1995 between
           Mainstream Data, Inc. and Muzak Limited Partnership
  **10.29 --Muzak Limited Partnership Tempo Savings and Retirement Plan
  **10.30 --Muzak Limited Partnership Tempo Savings and Retirement Trust
  **10.31 --Muzak Limited Partnership Management Incentive Plan
  **10.32 --Muzak Limited Partnership Management Option Plan
  **10.35 --Employment Agreement dated August 31, 1992 of John R. Jester
  **10.36 --Employment Agreement dated August 31, 1992 of James F. Harrison
  **10.37 --Employment Letter dated July 7, 1995 of Kirk A. Collamer
    10.38 --Amended and Restated Management Option Plan
  **12    --Statement of Computations of Ratios of Earnings to Fixed Charges
  **21    --List of Subsidiaries of the Registrants
    23.1  --Consent of Deloitte & Touche LLP and Report on Financial Statement
           Schedule of Muzak Limited Partnership
    23.2  --Consent of Deloitte & Touche LLP
    23.3  --Consent of Deloitte & Touche LLP
    23.4  --Consent of Deloitte & Touche LLP
    23.5  --Consent of Deloitte & Touche LLP
    23.6  --Consent of Deloitte & Touche LLP
    23.7  --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)
  **24    --Power of Attorney (included on the signature page to this
           Registration Statement)
    25    --Statement of Eligibility and Qualification of First Trust National
           Association, as Trustee, on Form T-1 with respect to the   % Senior
           Notes due 2003.
  **27    --Financial Data Schedules

- ---------------------
** Previously filed
 + Confidential treatment requested

 (b) Financial Statement Schedules
     Schedule II--Valuation and Qualifying Accounts and Reserves

  All other Schedules have been omitted because the information is not applicable or is presented in the financial statements or the notes thereto.

ITEM 17. UNDERTAKINGS

  The undersigned Registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrants under the General Corporation Law of the State of Delaware or under the Delaware Revised Uniform Limited Partnership Act or pursuant to Capital Corp.'s Certificate of Incorporation or By-Laws or the Company's Partnership Agreement, or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrants hereby undertake that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrants pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

    (i)To include any prospectus required by section 10(a)(3) of the Securities Act;

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain sold at the termination of the Offering.

  (4) If any Registrant is a foreign private issuer, to file a post-effective amendment to the Registration Statement to include any financial statements required by (S) 210.3-19 of this chapter at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the Registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or (S) 210.3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the Registrants pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on September 26, 1996.

                                          MUZAK LIMITED PARTNERSHIP
                                          (Registrant)

                                                  MLP Acquisition L.P.,
                                          By __________________________________
                                                Managing General Partner

                                                  Music Holdings Corp.,
                                          By __________________________________
                                                     General Partner


                                                   /s/ John R. Jester
                                          By __________________________________
                                                     John R. Jester
                                                        President

                                          MUZAK CAPITAL CORPORATION
                                          (Registrant)

                                                   /s/ John R. Jester
                                          By __________________________________
                                                     John R. Jester
                                              President and Chief Executive
                                                         Officer

  Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

             SIGNATURES                          TITLE               DATE

         /s/ John R. Jester            President and Chief
_____________________________________   Executive Officer       September 26,
           JOHN R. JESTER               (Principal Executive      1996
                                        Officer) of the Company
                                        and Capital Corp. and
                                        Director of Music
                                        Holdings and Capital
                                        Corp.

        /s/ Kirk A. Collamer           Vice President and Chief
_____________________________________   Financial Officer       September 26,
          KIRK A. COLLAMER              (Principal Financial      1996
                                        Officer and Principal
                                        Accounting Officer) of
                                        the Company and Capital
                                        Corp.

                  *                    Director of Music
_____________________________________   Holdings and Capital    September 26,
          BRUCE G. POLLACK              Corp.                     1996

                  *                    Director of Music
_____________________________________   Holdings and Capital     September 26
           PAUL F. BALSER               Corp.                     1996

                 *                    Director of Music
____________________________________   Holdings and Capital   September 26,
          MARK E. JENNINGS             Corp.                    1996

                 *                    Director of Music
____________________________________   Holdings and Capital   September 26,
          WILLIAM A. BOYD              Corp.                    1996

         /s/ Kirk A. Collamer
By__________________________________
  Kirk A. Collamer Attorney-in-fact

                           MUZAK LIMITED PARTNERSHIP

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES
                          SCHEDULE II (REG 210.12-09)

                                          ADDITIONS
                                    ---------------------   DEDUCTIONS,
                         BALANCE AT CHARGED TO CHARGED TO   WRITE-OFFS,  BALANCE
                         BEGINNING  COSTS AND    OTHER        NET OF    AT END OF
      DESCRIPTION        OF PERIOD   EXPENSES   ACCOUNTS    RECOVERIES   PERIOD
YEAR ENDED DECEMBER 31,
 1995
Allowance for Doubtful
 Accounts...............  $736,000   $810,000                $(914,000) $632,000
                          ========   ========                =========  ========
YEAR ENDED DECEMBER 31,
 1994
Allowance for Doubtful
 Accounts...............  $558,000   $610,000   $359,000(a)  $(791,000) $736,000
                          ========   ========   ========     =========  ========
YEAR ENDED DECEMBER 31,
 1993
Allowance for Doubtful
 Accounts...............  $648,000   $464,000                $(554,000) $558,000
                          ========   ========                =========  ========

- ---------------------
(a) Comcast Sound Communications, Inc. acquisition as of January 31, 1994.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
  ** 1    --Underwriting Agreement
  ** 3.1  --Certificate of Incorporation of Capital Corp.
  ** 3.2  --By-Laws of Capital Corp.
     3.3  --Certificate of Amendment to the Certificate of Incorporation
           of Capital Corp.
  ** 3.4  --Third Amended Restated Agreement of Limited Partnership of
           Muzak Limited Partnership (formerly, MLP Operating, L.P.), dated as of November 4, 1994, as amended.
   **3.5  --Amendment to Third Amended and Restated Agreement of Limited
           Partnership of Muzak Limited Partnership, dated as of April
           13, 1996
   **4.1  --Indenture, dated as of    , 1996, among the Registrant and
           First Trust National Association, as trustee, in respect of
           the Registrants'   % Senior Notes due 2003.
   **4.2  --Form of Senior Note (included in the form of Indenture to be filed as Exhibit 4.2 to this Registration Statement)
     5    --Opinion of Weil, Gotshal & Manges LLP
  **10.1  --Asset Purchase Agreement dated as of March 11, 1992, among
           Muzak Limited Partnership, Field/Muzak Inc., The Field
           Corporation and MLP Operating, L.P., as amended by Muzak
           Limited Partnership's letters dated April 22, 1992, August 6,
           1992 and August 20, 1992, Amendment No. 1 dated as of June 26,
           1992, Amendment No. 2, dated July 31, 1992 and Amendment No.
           3, dated as of August 26, 1992
  **10.2  --Asset Purchase Agreement and Contribution Agreement dated as of November 24, 1993 among Comcast Corporation, et al. and
           Muzak Limited Partnership
  **10.3  --Amended and Restated Credit Agreement dated as of September
           4, 1992, as amended as of October 22, 1992 and as of December
           15, 1993; and as amended and restated as of January 31, 1994 among Muzak Limited Partnership, Union Bank of Switzerland,
           New York Branch, Internationale Nederlanden (U.S.) Capital
           Corporation and the other Lenders parties thereto and Union
           Bank of Switzerland, New York Branch, as Agent; as amended by
           Waiver and Agreement dated as of February 10, 1994; Waiver and
           Amendment No. 1 dated as of October 31, 1994; Waiver and
           Amendment No. 2 dated as of November 2, 1994; Amendment No. 3 and Consent dated as of November 4, 1994; Amendment No. 4 to
           Amended and Restated Credit Agreement dated as of November 17,
           1994; Waiver dated January 10, 1995; Waiver dated as of July
           31, 1995; Amendment No. 5 to Amended and Restated Credit
           Agreement dated as of November 7, 1995; and Waiver dated as of
           April 1, 1996
  **10.4  --Amended and Restated Term Notes issued as of September 4,
           1992, amended and restated as of January 31, 1994
  **10.5  --Subordinated Loan Agreement dated as of September 4, 1992, as amended, between Muzak Limited Partnership and Barclays Bank
           PLC, New York Branch
  **10.6  --Option Agreement dated as of September 4, 1992 between Muzak
           Limited Partnership and Barclays Bank PLC, New York Branch
 **+10.7  --Uplink Facility Agreement dated as of December 28, 1995 between EchoStar Satellite Corporation and Muzak Limited
           Partnership
 **+10.8  --DBS Programming Affiliation Agreement dated as of December
           28, 1995 between EchoStar Satellite Corporation and Muzak
           Limited Partnership
 **+10.9  --Video Programming Sales Agent Agreement dated as of December
           28, 1995 between EchoStar Satellite Corporation and Muzak
           Limited Partnership
 **+10.10 --Form of Muzak(R) Participating Affiliate Agreement
  **10.11 --Third and Broad Office Lease dated June 8, 1994, between
           Martin Selig and Muzak Limited Partnership
  **10.12 --ASCAP License
  **10.13 --Joint Venture Agreement dated August 2, 1995 between Muzak
           Limited Partnership and Alcas Holdings B.V.
  **10.14 --Muzak(R) Master Affiliate Agreement (Mexico) dated March 1,
           1992 between Muzak Limited Partnership and Audioplan S.A.

 EXHIBIT
   NO.                              DESCRIPTION
  **10.15 --Muzak(R) Master Affiliate Agreement (Canada) dated August 30,
           1990 between Muzak Limited Partnership and Chum Limited, as amended--Form of Underwriting Agreement
  **10.16 --FCC Licenses
  **10.17 --Form of License Agreement (New Franchise Agreement), as
           amended
  **10.18 --Form of Music Services Agreement
  **10.19 --Form of Multi-Territory Account Service Agreement
  **10.20 --Form of Sales of Adjunct Services and Form of Muzak Adjunct
           Services Subscriber Agreement
 **+10.21 --Transponder Lease Agreement dated December 9, 1993 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.22 --Transmission Lease Agreement dated January 31, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.23 --Transponder Lease Agreement dated January 31, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.24 --Transponder Lease Agreement dated April 27, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.25 --Transponder Lease Agreement dated July 5, 1995 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.26 --Transponder Lease Agreement dated April 29, 1996 between
           Microspace Communications Corporation and Muzak Limited
           Partnership
 **+10.27 --Agreement to Provide Telecommunications Service dated August
           8 and 9, 1995 between Keystone Communications Corporation and
           Muzak Limited Partnership
 **+10.28 --Sales Agreement and License dated September 28, 1995 between
           Mainstream Data, Inc. and Muzak Limited Partnership
  **10.29 --Muzak Limited Partnership Tempo Savings and Retirement Plan
  **10.30 --Muzak Limited Partnership Tempo Savings and Retirement Trust
  **10.31 --Muzak Limited Partnership Management Incentive Plan
  **10.32 --Muzak Limited Partnership Management Option Plan
  **10.35 --Employment Agreement dated August 31, 1992 of John R. Jester
  **10.36 --Employment Agreement dated August 31, 1992 of James F.
           Harrison
  **10.37 --Employment Letter dated July 7, 1995 of Kirk A. Collamer
    10.38 --Amended and Restated Management Option Plan
  **12    --Statement of Computations of Ratios of Earnings to Fixed
           Charges
  **21    --List of Subsidiaries of the Registrants
    23.1  --Consent of Deloitte & Touche LLP and Report on Financial
           Statement Schedule of Muzak Limited Partnership
    23.2  --Consent of Deloitte & Touche LLP
    23.3  --Consent of Deloitte & Touche LLP
    23.4  --Consent of Deloitte & Touche LLP
    23.5  --Consent of Deloitte & Touche LLP
    23.6  --Consent of Deloitte & Touche LLP
    23.7  --Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5)
  **24    --Power of Attorney (included on the signature page to this
           Registration Statement)
    25    --Statement of Eligibility and Qualification of First Trust
           National Association, as Trustee, on Form T-1 with respect to the  % Senior Notes due 2003
  **27    --Financial Data Schedules

- -------------------

** Previously filed
 + Confidential treatment requested